Exhibit 10.1

Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT

This AMENDMENT AND RESTATEMENT AGREEMENT, dated as of December 22, 2017 (this “Agreement”), is entered into by and among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”) for the ratable benefit of the Secured Parties and each financial institution party hereto (the “Refinancing Lenders”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement referred to below.

RECITALS

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders entered into that certain Credit Agreement, dated as of April 28, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower, Collateral Agent and the other Credit Parties party thereto entered into that certain Pledge and Security Agreement, dated as of April 28, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the Guarantors entered into that certain Guaranty Agreement, dated as of April 28, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”) in favor of the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties; and

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety to make certain amendments thereto more specifically set forth in the Restated Credit Agreement (as defined below).

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendment and Restatement of Existing Credit Agreement. The parties hereto agree that the Existing Credit Agreement (and any exhibits and schedules thereto) shall be amended and restated in its entirety on the Restatement Date such that, on the Restatement Date:

(a) the terms set forth in the Amended and Restated Credit Agreement attached hereto as Exhibit A (the “Restated Credit Agreement”) shall replace the terms of the Existing Credit Agreement;

(b) the exhibits attached hereto as Exhibit B shall replace the exhibits to the Existing Credit Agreement existing prior to the Restatement Date;

(c) Schedule I attached hereto as Exhibit C shall replace Schedule I to the Existing Credit Agreement existing prior to the Restatement Date; and

(d) the schedules attached hereto as Exhibit D shall replace the schedules to the Existing Credit Agreement existing prior to the Restatement Date.

SECTION 2. Refinancing.

(a) Subject to and upon the terms and conditions set forth herein, each Refinancing Lender severally agrees to make, on the Restatement Date, an Advance to the Borrower (the “Refinancing Advances”) in an aggregate principal amount equal to the commitment amount set forth next to such Refinancing Lender’s name in Exhibit C hereto under the caption “Refinancing Commitment” (the “Refinancing Commitment”) on the terms set forth in this Agreement. The Refinancing Advances made on the Restatement Date shall be net funded with an original issue discount of 1.0% of the aggregate principal amount thereof; provided that the Refinancing Lenders may determine that, in lieu of the Refinancing Advances being issued at a discount, the Borrower shall pay upfront fees to such Refinancing Lenders in the aggregate amount of 1.0% of the principal amount of the Refinancing Advances on the Restatement Date (or a combination of such discount and/or upfront fees not to exceed 1.0% in the aggregate may be required, as determined and notified by such Refinancing Lenders to the Borrower prior to the Restatement Date). Each Refinancing Commitment will terminate in full upon the making of the related Refinancing Advance. The proceeds of the Refinancing Advances will be used by the Borrower (i) to repay or refinance all of the Advances outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (such existing Advances, collectively, the “Refinanced Advances”), (ii) to pay fees and expenses incurred in connection with this Agreement, the Restated Credit Agreement and the other transactions to be consummated on the Restatement Date and (iii) for general partnership purposes. Refinancing Advances borrowed under this Section 2 and subsequently repaid or prepaid may not be reborrowed. In addition, each Refinancing Lender who is an existing Lender waives its right to any compensation pursuant to Section 2.8 of the Existing Credit Agreement with respect to the repayment of its Refinanced Advances and hereby agrees to the terms of this Agreement and the Restated Credit Agreement. For the avoidance of doubt, following the Restatement Date, any Lender under the Existing Credit Agreement that is not a Refinancing Lender shall have no further obligations under the Restated Credit Agreement.

(b) Substantially simultaneously with the borrowing of Refinancing Advances, the Borrower shall fully prepay any outstanding Refinanced Advances, together with accrued and unpaid interest thereon to the Restatement Date.

(c) Each financial institution party hereto that is not a Lender under the Existing Credit Agreement (each a, “New Lender”) hereby joins in, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Restated Credit Agreement as a Lender thereunder and under each and every other Credit Document to which any Lender is required to be bound by the Restated Credit Agreement, to the same extent as if such Person were an original signatory thereto. Each New Lender hereby appoints and authorizes the Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Restated Credit Agreement as are delegated to the Administrative Agent and Collateral Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto. Each New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this

Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Restated Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.7 of the Restated Credit Agreement, (iii) from and after the Restatement Date, it shall be bound by the provisions of the Restated Credit Agreement as a Lender thereunder and, to the extent of its Refinancing Commitment, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Restated Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement and to provide its Refinancing Commitment, (v) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to provide its Refinancing Commitment, and (vi) it has delivered any documentation required to be delivered by it pursuant to the terms of the Restated Credit Agreement, duly completed and executed by such New Lender; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

SECTION 3. Conditions to Effectiveness of Agreement. The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement as the Restated Credit Agreement are subject to the satisfaction of the following conditions (the date on which such conditions are satisfied, the “Restatement Date”):

(a) The Administrative Agent shall have received a counterpart of this Agreement, duly executed and delivered by (i) the Borrower, (ii) the Administrative Agent and (iii) the Collateral Agent and (iv) each Refinancing Lender.

(b) The Administrative Agent shall have received a duly executed counterparty of the Notes payable to the order of each applicable Lender or its registered assigns.

(c) The Administrative Agent shall have received a counterpart of that certain Reaffirmation Agreement, dated as of the date hereof, duly executed and delivered by the Borrower and the other Credit Parties, together with any appropriate UCC-1 financing statements necessary or desirable for filing with the appropriate authorities.

(d) The Administrative Agent shall have received duly executed and delivered joinder documentation in respect of Hi-Crush Whitewall LLC, Hi-Crush Permian Sand LLC and PDQ Properties LLC, in each case, as may be necessary and appropriate to join such Persons as Credit Parties and otherwise satisfy the requirements of Section 5.6 of the Existing Credit Agreement.

(e) The Administrative Agent shall have received a certificate from an authorized officer of the Borrower dated as of the Restatement Date stating that as of such date (i) after giving effect to this Agreement, the representations and warranties made by any Credit Party in or pursuant to the Credit Documents are true and accurate in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” or similar language is true and accurate in all respects (after giving effect to any such qualification therein)) on and as of the Restatement Date, (ii) after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing and (iii) since December 31, 2016, there has not been any Material Adverse Change.

(f) The Administrative Agent shall have received a secretary’s certificate from each Credit Party certifying such Person’s (i) officers’ incumbency, (ii) authorizing resolutions, (iii) Organization Documents and (iv) certificates of good standing for each Credit Party in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to the Restatement Date or (B) otherwise effective on the Restatement Date.

(g) The Administrative Agent shall have received copies of all documents required to be delivered under the Intercreditor Agreement with respect to any amendment to or amendment and restatement of the Revolving Credit Agreement.

(h) The Administrative Agent shall have received a solvency certificate from a senior financial officer or such other officer acceptable to the Administrative Agent of the Credit Parties, taken as a whole, dated the Restatement Date.

(i) The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(j) The Administrative Agent shall have received legal opinions of (i) Vinson & Elkins LLP, and (ii) Stevens & Lee P.C., as counsel to the Credit Parties, each in form and substance reasonably acceptable to the Administrative Agent.

(k) The Administrative Agent shall have received copies of UCC searches in the appropriate jurisdictions reflecting that there are no Liens encumbering any of the Credit Parties’ respective Property other than Permitted Liens.

(l) At least five days prior to the Restatement Date, the Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(m) The Borrower shall have paid all amounts due and payable as of the Restatement Date to the Administrative Agent and the Collateral Agent pursuant to the Credit Documents.

(n) No Default or Event of Default shall have occurred and be continuing on the Restatement Date.

SECTION 4. Post-Closing Agreement. Within 60 days after the Restatement Date (or such longer period of time as the Collateral Agent may agree), the Borrower shall, and shall cause each other applicable Credit Party to, deliver amendments, amendments and restatements, and modifications to the existing Mortgages as of the Restatement Date as reasonably requested by the Collateral Agent and deliver such new Mortgages as is required by the terms of the Restated Credit Agreement, together, in each case, with (a) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is designated as a “flood hazard area” and if such property is designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973 and (b) legal opinions and lien searches as the Collateral Agent shall reasonably request.

SECTION 5. Effect of Agreement.

(a) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of any provision of the Credit Documents.

(b) The parties hereto acknowledge and agree that (i) this Agreement, the Restated Credit Agreement and any other Credit Documents (as defined in the Restated Credit Agreement) executed and delivered in connection herewith do not constitute a novation, or termination of the Obligations under the Existing Credit Agreement as in effect prior to the Restatement Date; (ii) such Obligations are in all respects continuing (as amended and restated by the Restated Credit Agreement) with the terms, conditions, covenants and agreements contained in the Existing Credit Agreement being modified only to the extent provided in the Restated Credit Agreement and this Agreement; and (iii) the Liens and security interests as granted under the Security Documents securing payment of the Obligations are in all respects continuing in full force and effect. From and after the Restatement Date, the terms “Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import as used in the Restated Credit Agreement, and the term “Credit Agreement” as used in the other Credit Documents, shall mean the Restated Credit Agreement, as may be further amended, supplemented or otherwise modified from time to time.

(c) On the Restatement Date, giving effect to the Refinancing Advances hereunder, (a) each Refinancing Lender shall become a “Lender” for all purposes of the Restated Credit Agreement and the other Credit Documents, and (b) each Refinancing Advance shall constitute an “Advance” for all purposes of the Restated Credit Agreement and the other Credit Documents. The Refinancing Advances shall be subject to the provisions of the Restated Credit Agreement and the other Credit Documents that apply to “Advances” and shall constitute a single class of Advances under the Restated Credit Agreement. The parties hereto hereby consent to the incurrence of the Refinancing Advances on the terms set forth herein. Upon the effectiveness of this Agreement, the incurrence of the Refinancing Advances shall be deemed arranged and consummated in accordance with the terms of the Restated Credit Agreement and the other Credit Documents. To the extent required by the Existing Credit Agreement, each of the Borrower, the Administrative Agent and the Collateral Agent hereby consent to each Refinancing Lender that is not a Lender as of the date hereof becoming a Lender under the Existing Credit Agreement on the Restatement Date.

(d) Each Refinancing Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement, the Restated Credit Agreement, each other Credit Document and each other document required to be approved by the Administrative Agent, the Collateral Agent, the Majority Lenders or the Lenders, as applicable, on the Restatement Date.

(e) This Agreement shall constitute a Credit Document for all purposes of the Restated Credit Agreement and shall be administered and construed pursuant to the terms of the Restated Credit Agreement.

SECTION 6. Amendments; Counterparts. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower, the Administrative Agent and other parties hereto. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic submission (including .pdf format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Governing Law. THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS (UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES AS SET FORTH FURTHER IN SECTIONS 9.13, 9.14 AND 9.15 OF THE RESTATED CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.

SECTION 9. Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

THIS AGREEMENT, THE RESTATED CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

HI-CRUSH PARTNERS LP,
as Borrower

By: Hi-Crush GP LLC, its general partner

By:	/s/ Laura C. Fulton
Name: Laura C. Fulton
Title: Chief Financial Officer

[Hi-Crush Amendment and Restatement Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent

By:	/s/ Authorized Person
Name: Authorized Person
Title: Authorized Officer

[Hi-Crush Amendment and Restatement Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Refinancing Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

[Hi-Crush Amendment and Restatement Agreement]

Exhibit A to

Amendment and Restatement Agreement

Published Deal CUSIP Number: 42833UAC2

AMENDED AND RESTATED CREDIT AGREEMENT

amended and restated as of December 22, 2017

among

HI-CRUSH PARTNERS LP

as Borrower,

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent and Collateral Agent,

and

THE LENDERS NAMED HEREIN

as Lenders

$200,000,000

MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC AND JPMORGAN CHASE BANK, N.A.

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

-i-

-ii-

-iii-

-iv-

EXHIBITS:

Exhibit A-1	– Form of Assignment and Acceptance
Exhibit A-2	– Form of Affiliated Lender Assignment and Acceptance
Exhibit B	– [Reserved]
Exhibit C	– Form of Notice of Borrowing
Exhibit D	– Form of Notice of Continuation or Conversion
Exhibit E	– [Reserved]
Exhibit F	– Form of Note

SCHEDULES:

Schedule I	– Commitments, Contact Information
Schedule II	– Additional Conditions and Requirements for New Subsidiaries
Schedule 4.1	– Organizational Information
Schedule 4.4	– Financial Condition
Schedule 4.5	– Owned and Leased Real Properties
Schedule 4.7	– Litigation
Schedule 4.10	– Environmental Condition
Schedule 4.11	– Subsidiaries
Schedule 6.1	– Existing Permitted Debt
Schedule 6.2	– Existing Permitted Liens
Schedule 6.3	– Existing Permitted Investments
Schedule 6.10	– Affiliate Transactions

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 22, 2017 (the “Agreement”) is among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders (as defined below) and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as defined below) for the Lenders and as Collateral Agent (as defined below) for the Lenders.

The Borrower, Administrative Agent, Collateral Agent and certain lenders are party to that certain Credit Agreement dated as of April 28, 2014, among the Borrower, Administrative Agent, Collateral Agent and the lenders party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

The Lenders party to the Amendment and Restatement Agreement have agreed to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by such parties that the Advances outstanding as of the Restatement Date and other “Secured Obligations” under and as defined in the Existing Credit Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Restatement Date), and all references to the “Credit Agreement” in any Credit Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) ranks pari passu with any security interest granted in favor of the Revolving Agent for its benefit and the ratable benefit of the secured parties under the Revolving Loan Documents, (d) secures the Secured Obligations, (e) is enforceable against the Credit Party which created such security interest and (f) is perfected to the extent required by any Credit Document.

“Account Control Agreement” means, as to any deposit account of any Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Credit Party owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

“Acquisition” means the purchase by any Credit Party of (a) any business, division or enterprise or all or substantially all of any Person through the purchase of assets (but, for the avoidance of doubt, excluding (x) purchases of equipment only with no other tangible or intangible property associated with such equipment purchase unless such purchase of equipment involves all or substantially all the assets of the seller and (y) repurchases of all or any portion of royalty interests evidenced by royalty agreements permitted by Section 6.1(o)) or (b) Equity Interests of any Person sufficient to cause such Person to become a Subsidiary of a Credit Party.

“Acquisition Agreement Representations” means such of the representations made by or with respect to Augusta in the Contribution Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower has (or any of its subsidiaries has) the right to terminate its (or such subsidiary’s) obligations under the Contribution Agreement or the right to decline to consummate the Augusta Drop Down as a result of an inaccuracy of any of such representations in the Contribution Agreement.

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Wall Street Journal Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Wall Street Journal Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Wall Street Journal Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means Morgan Stanley in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means the advances made by the Lenders to the Borrower (a) pursuant to Section 2.1 on the Effective Date, which loans, for the avoidance of doubt, shall cease to be outstanding on the Restatement Date, (b) pursuant to the Amendment and Restatement Agreement on the Restatement Date, or (c) in the form of Incremental Advances, as applicable.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Notwithstanding anything to the contrary contained herein, in no event shall any portfolio company or other investment of the Sponsor (other than the Hi-Crush Proppants Entities) be deemed to be an Affiliate of the Borrower or its Subsidiaries solely as a result of the direct or indirect control by the Sponsor of such portfolio company or investment.

“Affiliated Lender” shall mean any Person that becomes a Lender that is the Sponsor or an Affiliate of the Sponsor (other than a Credit Party).

“Affiliated Lender Assignment and Acceptance” shall mean an assignment and acceptance entered into (x) by a Lender, as assignor, and an Affiliated Lender, as assignee or (y) by an Affiliated Lender, as assignor, and any other Eligible Assignee or Affiliated Lender, as assignee, to the extent permitted pursuant to Section 9.7, and, in each case, accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.7), in substantially the form of Exhibit A-2 or such other form as shall be approved by the Administrative Agent.

“Agreement” means this Amended and Restated Credit Agreement among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Amendment and Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.19(c).

“Applicable Margin” means, (a) if the Corporate Rating Threshold is met, (i) with respect to any Eurodollar Advance, 3.75% per annum and (ii) with respect to any Base Rate Advance, 2.75% per annum and (b) otherwise, (i) with respect to any Eurodollar Advance, 4.00% per annum and (ii) with respect to any Base Rate Advance, 3.00% per annum. For the avoidance of doubt, any change in the “Applicable Margin” resulting from a publicly announced change in the public corporate family rating of the Borrower from Moody’s shall be effective as of the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change in the public corporate family rating of the Borrower from Moody’s which would result in a change in the “Applicable Margin.”

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Morgan Stanley, Barclays Bank PLC, Credit Suisse Securities (USA) LLC and JPMorgan Chase Bank, N.A. in their capacities as joint lead arrangers and joint bookrunners with respect to this Agreement.

“Asset Sale” means any sale, transfer, or other disposition of any Property by any Credit Party; provided that, any sale, transfer or other disposition of Property permitted under Sections 6.8(a) through (j), shall not constitute an “Asset Sale” for purposes of this Agreement.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A-1.

“Augusta” means Hi-Crush Augusta LLC, a Delaware limited liability company.

“Augusta Drop Down” means the contribution of 390,000 common units of Augusta by Hi-Crush Proppants to the Borrower pursuant to the Augusta Drop Down Documents for total consideration not exceeding $224,250,000 in cash.

“Augusta Drop Down Documents” means the Contribution Agreement, together with each other agreement, instrument, or document executed in connection with the Augusta Drop Down, each of which shall be in form and substance reasonably acceptable to the Arrangers.

“Available Cash” means, with respect to any fiscal quarter, the sum of (a) all cash and Liquid Investments of the Borrower on hand at the end of such fiscal quarter that the board of directors of the General Partner determines to include and (b) if the board of directors of the General Partner so determines, all or any portion of any additional cash and Liquid Investments of the Borrower on hand on the date the Borrower makes Restricted Payments with respect to such fiscal quarter (including any borrowings made subsequent to the end of such fiscal quarter), less (c) such reserves as such board determines to be appropriate.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Lender or any Affiliate of a Lender: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower or any other Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender or Affiliate of a Lender that provides Banking Services to the Borrower or any Subsidiary.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Borrower” means Hi-Crush Partners LP, a Delaware limited partnership.

“Borrower Materials” has the meaning set forth in Section 5.2.

“Borrowing” means a borrowing comprised of Advances of the same Type made, converted or continued on the same date and, in the case of Eurodollar Advances, as to which a single Interest Period is in effect.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which banks are required or permitted to be closed under the laws of, or are in fact closed in, Texas or New York, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Canadian Sub” means Hi-Crush Canada Distribution Corp., a British Columbia corporation.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means the occurrence of any of the following events:

(a) Hi-Crush Proppants shall fail to, directly or indirectly, own the greater of 50.1% and a Controlling Percentage of the Equity Interests (including the Voting Securities) of the General Partner;

(b) a majority of the members of the board of directors or other equivalent governing body of the General Partner ceases to be composed of individuals that were elected by Hi-Crush Proppants; or

(c) the General Partner shall cease for any reason to be the sole general partner of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means (a) all property of the Credit Parties which is “Collateral” or “Mortgaged Property” (as defined in each of the Mortgages or the Security Agreement, as applicable) or similar terms used in the Security Documents and (b) all property of the Credit Parties which secures the obligations of the Credit Parties under the Revolving Loan Documents.

“Collateral Agent” means Morgan Stanley in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Commitment” means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule I as its Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the Register, as such amount may be increased pursuant to Section 2.14; provided that, after the making of the Refinancing Advances (as defined in the Amendment and Restatement Agreement) on the Restatement Date, the Commitment for each Lender shall be zero.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrower dated April 10, 2014.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Contribution Agreement” means that certain Contribution Agreement dated as of April 8, 2014 among Hi-Crush Proppants, Hi-Crush Augusta Acquisition Co. LLC and the Borrower.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Controlling Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body), or directors holding a majority of the votes of the board of directors (or other applicable governing body) of such Person.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.2(b).

“Corporate Rating Threshold” means a public corporate family rating of the Borrower from Moody’s that is B2 or better.

“Credit Documents” means this Agreement, the Intercreditor Agreement, the Subordination Agreements, the Notes, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, the Fee Letters, the Amendment and Restatement Agreement and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month period.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, and (l) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debt Incurrence” means any issuance or sale by the Borrower or any of its Subsidiaries of any Debt after the Effective Date other than Permitted Debt.

“Debt Incurrence Proceeds” means, with respect to any Debt Incurrence, all cash and cash equivalent investments received by the Borrower or any of its Subsidiaries from such Debt Incurrence after payment of, or provision for, all underwriter fees and expenses, original issue discount, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Debt Incurrence; provided that, an original issue discount shall not reduce the amount of such Debt Incurrence Proceeds unless such discount is due and payable at or immediately following the closing of such Debt Incurrence and such discount has not already been taken into account to reduce the amount of proceeds received by the Borrower or such Subsidiary from such Debt Incurrence.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.7(a), (b), or (c), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.6(a).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“Drop Down Acquisition” means the acquisition by one or more Credit Parties, in a single transaction or in a series of related transactions, of property or assets (including Equity Interests) from any Hi-Crush Proppants Entity, so long as the property or assets being acquired is engaged or used (or intended to be used), as applicable, primarily in the frac sand excavation, processing and transportation business, including the Augusta Drop Down.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other county that is a member of the European Economic Area.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EBITDA” means for the Borrower, on a consolidated basis for any period (it being understood that no amounts of any Net Income of any entity constituting an Investment pursuant to Section 6.3(k) or (l) shall be taken into account in calculating EBITDA other than to the extent provided in clause (c) below), the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) depletion, depreciation and amortization for such period, plus (ii) Interest Expense for such period, plus (iii) Income Tax Expense for such period, plus (iv) letter of credit fees, plus (v) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of Equity Interests to employees of the Borrower or any of its Subsidiaries pursuant to a written plan or agreement, plus (vi) customary non-capitalized expenses incurred in connection with (x) any Equity Issuance on or prior to the Effective Date, (y) any Drop Down Acquisition and (z) the transactions contemplated by this Agreement to occur on the Effective Date, plus (vii) customary non-capitalized expenses incurred in connection with any Investment permitted under Section 6.3(j), (k) or (l), any Acquisition permitted by Section 6.4, any incurrence of Debt permitted by Section 6.1 or any Equity Issuance (in each case, whether or not consummated), plus (viii) any losses (or minus any gains) realized upon any disposition of property permitted under Section 6.8 outside of the ordinary course of business, plus (ix) non-recurring charges with respect to relocation or severance arrangements between the Borrower or its Subsidiaries and their respective officers and employees, plus (x) exploration expenses, plus (xi) non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period, plus (c) cash dividends or distributions received by the Credit Parties from any Permitted Investments pursuant to Section 6.3(k) or (l), minus (d) to the extent included in determining Net Income, non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and all other non-cash items of income which were included in determining such Net Income; provided that such EBITDA shall be subject to pro forma adjustments for acquisitions and asset sales (including the Augusta Drop Down and each other Drop Down Acquisition) assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, acceptable to the Administrative Agent.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.1 shall have been satisfied, which date shall not be later than May 23, 2014.

“Effective Date Material Adverse Effect” means with respect to Augusta, any circumstance, change or effect that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of Augusta, or (b) materially impedes or would reasonably be expected to impede the ability of Hi-Crush Proppants and the Borrower to complete the transactions contemplated in the Contribution Agreement, but shall exclude any circumstance, change or effect resulting or arising from:

(i)	any change in general economic conditions in the industries or markets in which Augusta operates;

(ii)	seasonal reductions in revenues or earnings of Augusta substantially consistent with the historical results of Augusta;

(iii)	national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv)	changes in Legal Requirements or GAAP; or

(v)	the entry into or announcement of the Contribution Agreement, actions contemplated by the Contribution Agreement or the consummation of the transactions contemplated thereby.

Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a materially disproportionate effect on Augusta as compared to other entities in the industry or markets in which Augusta operates.

“Eligible Assignee” means (a) a Lender, (b) any Affiliate of a Lender approved by the Administrative Agent, (c) any Approved Fund of a Lender, (d) subject to the conditions set forth in Sections 9.7(g) and 9.22, any Person that is or that, upon the assignment of Advances hereunder, will be an Affiliated Lender or (e) any other Person (other than a natural Person) reasonably acceptable to the Administrative Agent and, unless (i) an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7 or (ii) such assignment is being made by the Arrangers during the primary syndication of the Advances and Commitments hereunder to Persons reasonably acceptable to the Borrower identified by the Administrative Agent to the Borrower on or prior to the Effective Date, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that no Credit Party shall qualify as an Eligible Assignee.

“Environment” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, human health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Investors” means Hi-Crush Proppants and/or the General Partner, as applicable.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance by the Borrower after the Effective Date (other than any such Equity Issuance of Disqualified Stock), all cash and Liquid Investments received by the Borrower or any of its Subsidiaries from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One Month LIBOR).

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to (i) the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term equivalent to the elected Interest Period appearing on the page of the Reuters Screen which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration (such page currently being the LIBOR01 page) or (ii) if the rate in clause (b)(i) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term equivalent to the elected Interest Period on such other page or other service which displays an average of the London interbank offered rate or (iii) if the rates in clauses (b)(i) and (b)(ii) are not available, for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market for deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances for which the Eurodollar Base Rate is then being determined and with a term equivalent to such Interest Period.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage

; provided however, notwithstanding anything to the contrary in this Agreement, in no event shall the Eurodollar Rate be lower than 1.00%.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Existing Credit Agreement” has the meaning provided in the recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letters” means, collectively, (a) that certain Agent Fee Letter dated as of December 6, 2017 between the Borrower and the Administrative Agent and (b) that certain Engagement Letter dated as of December 6, 2017 between the Borrower and the Arrangers (as supplemented through the date hereof).

“Financial Statements” means, for any period, the consolidated financial statements of the Borrower and its Subsidiaries, including statements of operations, partners’ equity and cash flow for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

“First Amendment” means that certain Consent, Waiver and Amendment dated as of October 17, 2014 among the Credit Parties, the Administrative Agent and the Lenders party thereto.

“First-Tier Foreign Subsidiary” means any FSHCO or any Foreign Subsidiary that is a CFC and, in each case, the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary that is not a direct or indirect Subsidiary of a CFC.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Borrower’s consolidated EBITDA for the most recently completed four-fiscal quarter period to (b) Borrower’s consolidated Net Interest Expense for the most recently completed four-fiscal quarter period.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of a Person that is not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“FSHCO” means (a) any Domestic Subsidiary that holds, directly or indirectly, no material assets other than Equity Interests or Debt of one or more CFCs or (b) any Foreign Subsidiary that is a pass-through entity (including a partnership or disregarded entity for U.S. federal income tax purposes) that holds, directly or indirectly, no material assets other than Equity Interests or Debt of one or more CFCs.

“Funded Debt” of any Person means, at any time, without duplication, Debt of such Person (a) of the type described in clauses (a), (b), (c), (f), and (h) of the definition of “Debt”; provided that Debt with respect to letters of credit referred to in clause (b) of such definition shall be considered “Funded Debt” regardless of whether such letters of credit are drawn or funded, (b) of the type described in clause (i) of the definition of “Debt”; provided that such Debt would otherwise qualify as “Funded Debt” under this definition, or (c) of the type described in clauses (j) or (k) of the definition of “Debt” to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clause (a) or clause (b) of this definition of “Funded Debt”. For the avoidance of doubt, all Debt outstanding under this Agreement shall constitute “Funded Debt”. Notwithstanding the foregoing, Permitted Subordinated Debt shall not constitute “Funded Debt” so long as each Subordination Agreement is in full force and effect.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“General Partner” means Hi-Crush GP LLC, a Delaware limited liability company.

“Governmental Authority” means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person.

“Guarantors” means any Person that now or hereafter executes the Guaranty, including (a) each Subsidiary of the Borrower listed on Schedule 4.11 and (b) each Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new guaranty substantially in the form of the Guaranty; provided, however, notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, no Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC, Foreign Subsidiary or FSHCO of the Borrower shall be required to execute the Guaranty.

“Guaranty” means that certain Guaranty Agreement, dated as of April 28, 2014 in favor of the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time, as reaffirmed pursuant to the Reaffirmation Agreement.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Hi-Crush Proppants” means Hi-Crush Proppants LLC, a Delaware limited liability company.

“Hi-Crush Proppants Entities” means Hi-Crush Proppants and its Subsidiaries (other than the General Partner, the Borrower and its Subsidiaries).

“Income Tax Expense” means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes (including Texas franchise taxes) paid or due to be paid during such period.

“Incremental Advance Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Advance, as set forth in the applicable Incremental Agreement.

“Incremental Advances” means Advances made by one or more Lenders to the Borrower pursuant to Section 2.1(a)(ii). Incremental Advances may be made in the form of additional Advances or, to the extent permitted by Section 2.14 and provided for in the relevant Incremental Agreement, Other Advances.

“Incremental Agreement” means an agreement with respect to Incremental Advances among the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Commitment” means the commitment of any Lender, established pursuant to Section 2.14, to make Incremental Advances to the Borrower.

“Incremental Funds” means the sum of (a) 100% of the aggregate net cash proceeds received by the Borrower (including the fair market value of any Property that is used or useful by the Borrower and its Subsidiaries in the conduct of its business to the extent acquired in consideration of Equity Interests of the Borrower) after the Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower or from the issue or sale of convertible or exchangeable Equity Interests of the Borrower or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (in each case, other than Disqualified Stock and Equity Interests sold to a Subsidiary of the Borrower) plus (b) to the extent that any Permitted Investment that was made after the Effective Date is sold for cash or Liquid Investments or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Permitted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Permitted Investment plus (c) the net reduction in Permitted Investments made after the Effective Date resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Borrower or any of its Subsidiaries from any Person less (d) the aggregate amount of Incremental Funds previously expended pursuant to Section 6.9(c) or required to be excluded pursuant to Section 6.9(d).

“Incremental Lender” means a Lender with an Incremental Commitment or an outstanding Incremental Advance.

“Incremental Maturity Date” means the final maturity date of any Incremental Advance, as set forth in the applicable Incremental Agreement.

“Initial Audited Financial Statements” means the audited financial statements of Augusta and its Subsidiaries since its inception, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of December 31, 2013, all prepared in accordance with GAAP.

“Initial Financial Statements” means, collectively, (a) the Initial Audited Financial Statements and (b) the Pro Forma Financial Statements.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 28, 2014 as amended, amended and restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period and with respect to any Person, total interest expense (including the amortization of debt discount and premium and the interest component under Capital Leases and Permitted Subordinated Debt but excluding amortization of debt issuance costs, upfront and arrangement fees, original issue discount and non-cash interest payments related to Debt incurred on or prior to the date of this Agreement) as determined in accordance with GAAP.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2. The duration of each such Interest Period shall be one, two, three, or six months (or such other period if available and agreed to by all of the Lenders), in each case as the Borrower may select, provided that:

(a) the Borrower shall select Interest Periods so that it is not necessary to repay any portion of any Advance prior to the last day of the applicable Interest Period in order to make a mandatory scheduled repayment required pursuant to Section 2.4(a);

(b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(e) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date.

“Investment” has the meaning set forth in Section 6.3.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.12, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. For the avoidance of doubt, the Refinancing Lenders, as defined in the Amendment and Restatement Agreement, shall constitute “Lenders” for all purposes hereunder and under any other Credit Document.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Majority Lender Vote/Directive” has the meaning set forth in Section 9.22.

“Majority Lenders” means Lenders holding greater than 50% of the sum of the aggregate unpaid principal amount of the Advances; provided that the portion of the Advances held by any Affiliated Lenders shall, for purposes of this definition, be subject to Section 9.22.

“Material Adverse Change” means a material adverse change (a) in the business, operations, Property or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Documents; (c) on any Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranty or any other Credit Document; or (d) in any right or remedy of any Secured Party under any Credit Document.

“Maturity Date” means the earlier of (a) December 22, 2024 and (b) the acceleration of the Advances pursuant to Article 7.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.

“Mortgage” means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by any Credit Party to secure all or a portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means with respect to any Asset Sale or Casualty Event, all cash and Liquid Investments received in respect of such Asset Sale or Casualty Event after (a) payment of, or provision for, all brokerage commissions and other reasonable out of pocket fees and expenses actually incurred (including attorneys’, accountants’, investment bankers’, consultants’ or other customary fees and expenses); (b) payment of any outstanding obligations relating to such Property paid in connection with any such Asset Sale or Casualty Event; and (c) taxes paid or reasonably estimated to be payable within one year after such Asset Sale or Casualty Event as a result thereof and as a result of any gain recognized in connection therewith.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“Net Interest Expense” means, for any period and with respect to any Person, Interest Expense minus interest income of such Person for such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.3 and (b) has been approved by the Majority Lenders.

“Note” means a promissory note of the Borrower payable a Lender or its registered assigns in the amount of such Lender’s Advances, in substantially the same form as Exhibit F, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit C.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit D.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders or the Administrative Agent under this Agreement and the Credit Documents, including any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OID” has the meaning set forth in Section 2.14(b).

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation and the bylaws, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificates of formation of incorporation.

“Other Advances” shall have the meaning assigned to such term in Section 2.14(a).

“Other Taxes” has the meaning set forth in Section 2.11(b).

“Participant Register” has the meaning set forth in Section 9.7(d).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners LP.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Refinancing” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (the “Refinanced Debt”); provided that (a) the principal amount of such Permitted Refinancing is not greater than the outstanding principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon, reasonable fees and expenses and existing commitments unutilized thereunder, (b) such Permitted Refinancing has a final maturity that is no sooner than such Refinanced Debt, (c) the documentation evidencing such Permitted Refinancing contains representations, warranties, covenants and events of default, taken as a whole, no less favorable to the Borrower in any material respect than this Agreement and (d) if such Refinanced Debt or any guarantees in respect thereof are subordinated to the Obligations, such Permitted Refinancing remains so subordinated on terms no less favorable to the Administrative Agent and the Lenders.

“Permitted Subordinated Debt” means Debt permitted under Section 6.1(i).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code. Notwithstanding the foregoing, solely for purpose of Section 8.12(a)(i), the term “Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Platform” has the meaning set forth in Section 5.2.

“Pro Forma Financial Statements” means the unaudited pro forma consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of December 31, 2013, prepared giving pro forma effect to the Augusta Drop Down and the other transactions to occur on the Effective Date as if such transactions had occurred on such date, prepared in good faith by the Borrower in accordance with GAAP; provided that the Pro Forma Financial Statements shall not need to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

“Pro Rata Share” means, at any time with respect to any Lender, (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time, or (b) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the total aggregate outstanding Advances at such time.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Reaffirmation Agreement” means the Reaffirmation Agreement dated as of the date hereof, among the Credit Parties and the Collateral Agent.

“Register” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof. Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Repayment” means the repayment of some or all of the obligations outstanding under that certain Credit Agreement dated as of August 21, 2012 among the Borrower, the lenders from time to time party thereto and Amegy Bank National Association, as administrative agent thereunder, as amended, supplemented or otherwise modified from time to time prior to April 28, 2014.

“Repayment Date” has the meaning set forth in Section 2.4.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Repricing Transaction” means (a) the prepayment, refinancing, substitution or replacement of all or a portion of the Advances with any long-term secured Debt having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent and the Borrower consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such bank loans, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent and the Borrower on the same basis) of such Advances or (b) any amendment hereto relating to the effective interest cost or weighted average yield on the Advances that results in either of the foregoing on the date of such amendment being lower than such amounts for the Advances on the Restatement Date (with the comparative determinations to be made by the Administrative Agent and the Borrower in the same fashion as described in clause (a) above). Any such determination by the Administrative Agent and the Borrower as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders holding Advances.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, or Chief Financial Officer, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, or Chief Financial Officer, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restatement Date” means December 22, 2017.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in common or subordinated Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Revolving Agent” means the “Administrative Agent” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 22, 2017, among the Borrower, the lenders from time to time party thereto and ZB, N.A. DBA Amegy Bank, as Revolving Agent thereunder, as the same may be amended, supplemented, modified, restated, refinanced or replaced from time to time in accordance with the Intercreditor Agreement.

“Revolving Lenders” means the financial institutions from time to time party to the Revolving Credit Agreement as lenders.

“Revolving Loan Documents” means the Revolving Credit Agreement and all security and other collateral or other documents related thereto or entered into in connection therewith.

“Revolving Loans” means the extensions of credit made by the Revolving Lenders to the Borrower pursuant to the Revolving Loan Documents (including any exposure of the Revolving Lenders with respect to letters of credit issued under the Revolving Loan Documents).

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sand Reserves” means (a) at any particular time, the estimated quantities of sand which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made) and (b) any fee mineral interests, term mineral interests, leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted sand in, under, or attributable to the properties described in the foregoing clause (a).

“SEC” means, the Securities and Exchange Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations, and (c) all obligations of any of the Credit Parties owing to Swap Counterparties under any Hedging Arrangements; provided that the “Secured Obligations” shall not include any Excluded Swap Obligations.

“Secured Parties” means the Administrative Agent, the Lenders, the Swap Counterparties and Banking Services Providers.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of April 28, 2014 among the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time, as reaffirmed pursuant to the Reaffirmation Agreement.

“Security Documents” means, collectively, the Mortgages, Security Agreement, the Reaffirmation Agreement and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the consolidated Funded Debt of the Borrower (other than such Funded Debt that is not secured by a Lien) as of such date, to (b) Borrower’s consolidated EBITDA for the most recently completed four-fiscal quarter period.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities

(including contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Specified Representations” means the representations and warranties relating to Borrower and its Subsidiaries set forth in Sections 4.1, 4.2(a)-(d), 4.3, 4.12, 4.15, 4.18, 4.19, 4.20 and 4.21.

“Sponsor” means Avista Capital Holdings, L.P. or any entities that are used to form, organize or establish funds on behalf of Avista Capital Holdings, L.P. and its affiliates.

“Subject Lender” has the meaning set forth in Section 2.12.

“Subordination Agreement” means a subordination agreement in form and substance satisfactory to the Majority Lenders by and among each applicable Credit Party, the holder(s) of Permitted Subordinated Debt, and the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Successor Benchmark Rate” has the meaning assigned to it in Section 2.15.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party as permitted by the terms of this Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Group” has the meaning assigned to it in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Type” has the meaning set forth in Section 1.4.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wall Street Journal Rate” means a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” has the meaning set forth in Section 2.14(b).

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3. Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Initial Financial Statements.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Initial Financial Statements.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease.

Section 1.4. Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2

CREDIT FACILITY

Section 2.1. Commitments.

(a) Commitment.

(i) Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single Advance in Dollars to the Borrower on the Effective Date in a principal amount not to exceed such Lender’s Commitment. Each Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $50,000 in excess thereof, (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Amounts paid or prepaid in respect of Advances may not be reborrowed.

(ii) Each Lender having an Incremental Commitment severally agrees, on the terms and conditions set forth in this Agreement and in the applicable Incremental Agreement, to make Incremental Advances to the Borrower, in an aggregate principal amount not to exceed its Incremental Commitment. Amounts paid or prepaid in respect of Incremental Advances may not be reborrowed.

(iii) The Commitments (other than any Incremental Commitments, which shall terminate as provided in the related Incremental Agreement) shall automatically terminate upon the making of the Advances on the Effective Date.

(b) Notes. Any Lender may request that Advances made by it hereunder be evidenced by a Note. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a Note, the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.7) be represented by one or more Notes payable to the payee named therein or its registered assigns.

Section 2.2. Advances.

(a) Notice. The Borrowing to be made on the Effective Date shall be made pursuant to the applicable Notices of Borrowing given not later than 1:00 p.m. (New York City time) on the Effective Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or telex. Each Notice of Borrowing shall be by facsimile or telex, confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested date of such Borrowing, (ii) the requested Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance; provided that, and all Borrowings to be made on the Effective Date shall consist only of Base Rate Advance (unless the initial Lenders and the Administrative Agent otherwise agree) which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Advances. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.6(b). Each Lender shall, before 2:00 p.m. (New York City time), make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue an Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed conversion or continuation date. Each such Notice of Continuation or Conversion shall be in writing or by telex or facsimile confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a

Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.6(b). The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than ten Interest Periods applicable to outstanding Eurodollar Advances;

(ii) the Borrower may not select Eurodollar Advances for any Borrowing at any time when an Event of Default has occurred and is continuing;

(iii) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Majority Lenders shall notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraphs (a) and (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Eurodollar Advances with an interest period duration of one month or, in the case of continuation of an existing Advance, Convert into Base Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder shall be irrevocable and binding on the Borrower.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of any Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.2(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Advance and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Section 2.3. Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.3 and all notices given pursuant to this Section 2.3 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.3 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(b) Optional. The Borrower may elect to prepay any of the Advances without penalty or premium except as set forth in Sections 2.8 and 2.3(c)(i), and after giving by 1:00 p.m. (New York City time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.8 or 2.3(c)(i) as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $50,000 in excess thereof. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.8 hereof) rescind or postpone any notice of prepayment under this Section 2.3(b) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Mandatory.

(i) If the Borrower effects a Repricing Transaction on or prior to the first anniversary of the Restatement Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, a prepayment premium of 1.00% of the aggregate principal amount of the Advances so modified, prepaid, refinanced, substituted or replaced. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(ii) Subject to the Intercreditor Agreement, if the Borrower or any Subsidiary completes an Asset Sale or is subject to a Casualty Event, in each case which results in Net Cash Proceeds in excess of the greater of $5,000,000 and 2% of Consolidated Total Assets in any fiscal year, then the Borrower shall, no later than five Business Days following the receipt thereof, apply an amount equal to 100% of such Net Cash Proceeds to prepay to the Lenders on a pro rata basis the outstanding principal amount of the Advances; provided that, (A) if no Event of Default exists or would arise therefrom, then such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in fixed or capital assets of any Credit Party within 360 days following the date of such Asset Sale or Casualty Event (which officers’ certificate shall set forth the estimates of the proceeds to be so expended); and (B) if all or any portion of such Net Cash Proceeds are not reinvested within such 360-day period as provided in clause (A) above, then 100% of such unused portion shall be applied on the last day of such period first to prepay to the Lenders on a pro rata basis the outstanding principal amount of the Advances.

(iii) Subject to the Intercreditor Agreement, if the Borrower or any Subsidiary receives Debt Incurrence Proceeds other than those resulting from Permitted Debt, then not later than five Business Days following the receipt of such proceeds, the Borrower shall prepay the Advances in an amount equal to 100% of such Debt Incurrence Proceeds.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.3 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.8 and 2.3(c)(i) as a result of such prepayment being made on such date.

(e) Application of Payments.

(i) Each voluntary prepayment shall be applied to such Advances and in such order as the Borrower may direct.

(ii) Each mandatory prepayment of the Advances required by Section 2.3(c) shall be applied to the scheduled principal installments of the Advances in direct order of maturity until such time as the Advances are repaid in full.

Section 2.4. Repayment.

(a) Advances. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last day of each fiscal quarter ending after the Restatement Date, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the initial Advances made on the Restatement Date (as adjusted from time to time pursuant to Sections 2.3(b), 2.3(c) and 2.14) equal to $500,000.00, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) Incremental Advances. The Borrower shall pay to the Administrative Agent, for the account of the Incremental Lenders, on each Incremental Advance Repayment Date, a principal amount of the Other Advances (as adjusted from time to time pursuant to Sections 2.3(b) and 2.3(c)) equal to the amount set forth for such date in the applicable Incremental Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c) Payment at Maturity. To the extent not previously paid, all Advances and Other Advances shall be due and payable on the Maturity Date and the Incremental Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) Payments Without Premium. All repayments pursuant to this Section 2.4 shall be subject to Sections 2.8 and 2.3(c)(i), but shall otherwise be without premium or penalty.

Section 2.5. Fees.

(a) Fee Letters. The Borrower agrees to pay the fees set forth in the Fee Letters as provided therein.

Section 2.6. Interest.

(a) Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Advances which are Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on June 30, 2014, and on the Maturity Date (unless any such date shall not be a Business Day in which case such payment shall be made on the next preceding Business Day).

(b) Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with Interest Periods in excess of three months, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Maturity Date.

(c) Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all overdue amounts shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.6(c) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

Section 2.7. Illegality. If any Lender shall notify the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) such Lender may require that all outstanding Eurodollar Advances made by it be converted to Base Rate Advances, in which event all such Eurodollar Advances shall be automatically converted to Base Rate Advances on the last day of the Interest Period then applicable to such Eurodollar Advance, and (b) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.8. Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c) any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.12;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.8, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.

Section 2.9. Increased Costs.

(a) Eurodollar Advances. If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including any Lender (or its applicable Lending Office), including the Commitments of such Lender hereunder; or

(ii) impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurodollar Advances or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Advances, then the Borrower shall pay to such Lender within three Business Days after written demand made by such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.

(b) Capital Adequacy. If, after the date hereof, any Lender shall have determined that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or any corporation controlling such Lender, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by such Lender the Borrower shall pay to such Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such reduction.

(c) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.9 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 2.9 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.9 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10. Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.7, 2.8, 2.9, 2.11, 2.12, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. All computations of interest for Base Rate Advances based upon the Wall Street Journal Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances obtained by the Lenders, such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Advances made by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 2.10(e) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.10(e) shall apply).

Section 2.11. Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by or on behalf of any Credit Party under or with respect to any of the Credit Documents to the Administrative Agent or a Lender shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all Taxes, excluding, in the case of the Administrative Agent or a Lender, (i) Taxes imposed on or measured by its net income or profits (however denominated) and franchise (or margin) Taxes imposed on it by the jurisdiction (or any political subdivision thereof) (A) under the laws of which (or under the laws of a political subdivision of which) it is organized or in which its principal executive office is located or, in the case of a Lender, the laws of which (or under the laws of a political subdivision of which) such Lender’s applicable Lending Office is located, or (B) as a result of a present or former connection between it and the jurisdiction (or any political subdivision thereof) imposing such Tax (other than any such connection arising solely from it having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document); (ii) branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any jurisdiction described in (i); (iii) in the case of a Lender other than a Lender that becomes a party to this Agreement or any other Credit Document pursuant to an Assignment and Acceptance, any Taxes imposed by the United States of America by means of withholding at the source pursuant to a law in effect on the date a Lender becomes a

Lender hereunder; (iv) in the case of any Lender that becomes a party to this Agreement or any other Credit Document pursuant to an Assignment and Acceptance, any Taxes imposed by the United States of America by means of withholding at the source, except to the extent that, pursuant to this Section 2.11, amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party to this Agreement or such Credit Document with respect to its applicable ownership interest in the Commitments; and (v) any U.S. federal withholding Taxes imposed under FATCA (all such nonexcluded Taxes being hereinafter referred to as “Indemnified Taxes”). Except as provided in Section 2.11(f), if the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 2.11), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower or the Administrative Agent, as applicable, shall make such deductions; and (iii) the Borrower or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, except as provided in Section 2.11(f), the Borrower agrees to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges, or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. Except as provided in Section 2.11(f) and (i), the Borrower will indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed on amounts payable under this Section 2.11) paid by such Lender or the Administrative Agent (as the case may be) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.

(d) Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Withholding Reduction or Exemption. (i) Each Foreign Lender that is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments under this Agreement or under any other Credit Document shall, to the extent that it is legally entitled to do so, deliver to the Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall, to the extent that it is legally entitled to do so, deliver such other documentation to Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine that such Lender is not subject to United States backup withholding and whether or not such Lender is subject to United States information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(e)(ii)(A), (B), (C) and (D)(ii)(A) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, each Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or before the date on which such Lender becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent, whichever of the following is applicable:

(A) In the case of any Lender that is not a Foreign Lender, duly completed and executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from United States backup withholding;

(B) In the case of any Foreign Lender, to the extent that it is legally entitled to do so:

(1) duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) duly completed and executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (1) a certificate to the effect that such Foreign Lender is not (a) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (c) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (2) duly completed and executed originals of IRS Form W-8BEN of IRS Form W-8BEN-E (or any successor form); or

(4) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(C) Without limiting any of the foregoing, if a payment made to a Lender hereunder or under any other Credit Document would be subject to United States federal withholding Taxes imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment; provided, that solely for purposes of this paragraph, the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(D) Each Lender further agrees that it shall (i) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding Taxes, and (ii) in the event any previous form delivered by such Lender pursuant to this Section 2.11(e) expires or becomes obsolete or inaccurate, (A) update any such form or certification or (B) promptly deliver any such other properly completed and executed form, certification or documentation as may be required in order to confirm or establish the entitlement of such Lender to an exemption from or a reduction in withholding Taxes with respect to payments hereunder or under any other Credit Document if such Lender continues to be so entitled.

(f) Failure to Provide Forms. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms referred to in this Section 2.11, such Lender shall not be entitled to indemnification or the payment of additional amounts under Section 2.11(a), (b), or (c) with respect to Taxes imposed, to the extent such Taxes are attributable to such failure.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.11; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

(h) Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(i) Payment. If the Administrative Agent or any Lender becomes entitled to receive payment of Indemnified Taxes, Other Taxes or additional sums pursuant to this Section 2.11, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent or Lender shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Indemnified Taxes, Other Taxes or additional sums within 30 days after the Borrower’s receipt of such notice and demand. Notwithstanding anything herein to the contrary, neither any Lender, the Issuing

Bank, nor the Administrative Agent shall be indemnified for Indemnified Taxes or Other Taxes under this Section 2.11 unless such Lender, the Issuing Bank, or the Administrative Agent shall make written demand on Borrower for such reimbursement no later than 6 months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Lender, the Issuing Bank, or the Administrative Agent for such Indemnified Taxes or other Taxes, and (ii) the date on which such Lender, the Issuing Bank, or the Administrative Agent has made payment of such Indemnified Taxes or Other Taxes to the relevant Governmental Authority; provided that if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, the 6-month period referred to above shall be extended to include the retroactive effect thereof.

Section 2.12. Replacement of Lenders. If (a) the Borrower is required pursuant to Section 2.9 or 2.11 to make any additional payment to any Lender, (b) any Lender is a Non-Consenting Lender or (c) any Lender’s obligation to make or continue, or to Convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.3(c)(iii) or 2.7, (any such Lender described in any of the preceding clauses (a) and (b), being a “Subject Lender”), then in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.8) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply.

Section 2.13. [Reserved].

Section 2.14. Incremental Advances.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Commitments in an aggregate amount not to exceed $100,000,000 from one or more Incremental Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining amount available for

Incremental Commitments), (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than 10 days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Commitments are commitments to make additional Advances or commitments to make term loans with terms different from the Advances (“Other Advances”).

(b) The Borrower may seek Incremental Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Lenders in connection therewith. The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. The terms and provisions of the Incremental Advances shall be consistent with those of the Advances except as otherwise set forth herein or in the Incremental Agreement, and to the extent not consistent with those of the Advances, shall be reasonably satisfactory to the Administrative Agent. Without the prior written consent of the Majority Lenders, (i) the final maturity date of any Other Advances shall be no earlier than the Maturity Date, (ii) the average life to maturity of the Other Advances shall be no shorter than the average life to maturity of the Advances and (iii) if the initial yield on such Other Advances (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Eurodollar Rate on such Other Advances and (y) if such Other Advances are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Advances, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Advances and (B) four) exceeds the sum of the Applicable Margin then in effect for Eurodollar Advances plus any fees payable under Section 2.5 and effected in the form of OID by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Advances shall automatically be increased by the Yield Differential, effective upon the making of the Other Advances. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitment and the Other Advances evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.14 unless (i) such indebtedness is provided the same guarantees, and is secured by the Collateral on a pari passu basis with the liens securing the Obligations, (ii) on the date of such effectiveness, the Administrative Agent shall have received a certificate executed by a Financial Officer of the Borrower certifying that on the date of, and after giving effect to, the incurrence of such Incremental Commitments (and any acquisitions, investments or dispositions made after the beginning of the determination period but prior to or simultaneous with the incurrence of such Incremental Commitments), the Senior Secured Leverage Ratio of the Borrower does not exceed 4.00 to 1.00, (iii) on the date of such effectiveness, the Administrative Agent shall have received a certificate of an authorized officer of the Borrower certifying that on the date of, and after giving effect to, the incurrence of such Incremental Commitments (A) no Default has occurred and is continuing (except that, in the case of Incremental Commitments incurred in connection with an Acquisition permitted by Section 6.4, this condition shall be limited to Default arising under Section 7.1(a) or Section 7.1(g)) and (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects unless such representation and warranty is already qualified as to materiality or Material Adverse Change in which case such representation and warranty shall be true and correct in all respects (except that, in the case of Incremental Commitments incurred in connection with an Acquisition permitted by Section 6.4, this condition shall be limited to the Specified Representations and the

Acquisition Agreement Representations (conformed as applicable for such Acquisition)), (iv) all fees and expenses owing in respect of such Incremental Commitments shall have been paid and (v) except as otherwise specified in the applicable Incremental Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Effective Date under Section 3.1.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, with the Borrower’s consent (not to be unreasonably withheld or delayed), take any and all action as may be reasonably necessary to ensure that all Incremental Advances (other than Other Advances), when originally made, are included in each Borrowing of outstanding Advances on a pro rata basis. This may be accomplished by converting each outstanding Eurodollar Borrowing into a Base Rate Borrowing on the date of each Incremental Advance, or by allocating a portion of each Incremental Advance to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Advances to Base Rate Advances under the preceding sentence shall be subject to Section 2.8. If any Incremental Advance is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Agreement. In addition, to the extent any Incremental Advances are not Other Advances, the scheduled amortization payments under Section 2.4 required to be made after the making of such Incremental Advances shall be ratably increased by the aggregate principal amount of such Incremental Advances.

Section 2.15. Interest Rate Not Ascertainable. If the Borrower and the Administrative Agent reasonably determine in good faith that an interest rate is not ascertainable pursuant to the provisions of the definition of “Eurodollar Rate” and the inability to ascertain such rate is unlikely to be temporary, the “Eurodollar Rate” shall be an alternate rate of interest established by the Administrative Agent and the Borrower that is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its reasonable discretion) and is generally accepted as the then prevailing market convention for determining a rate of interest (including the making of appropriate adjustments to such alternate rate and this Agreement (x) to preserve pricing in effect at the time of selection of such alternate rate (but for the avoidance of doubt which shall not be at an interest rate less than the Eurodollar Rate prior to the adoption of the alternate rate) and (y) other changes necessary to reflect the available interest periods for such alternate rate) for syndicated leveraged loans of this type in the United States at such time (any such rate, the “Successor Benchmark Rate”), and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 9.3, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, that if a Successor Benchmark Rate has not been established pursuant to the foregoing, at the option of the Borrower, the Borrower and the Majority Lenders may select a different Successor Benchmark Rate that is reasonably commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its reasonable discretion) and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, the Administrative Agent, such Majority Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 9.3, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, that until such Successor Benchmark Rate has been determined pursuant to this paragraph, (i) any request for Borrowing, the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Advances shall be ineffective and (ii) all outstanding Borrowings shall be converted to Borrowing of Base Rate Advances.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to Initial Borrowings. The obligations of each Lender to make the initial Advances, shall be subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes payable to each applicable Lender or its registered assigns;

(ii) the Guaranty executed by each Subsidiary of the Borrower existing on the Effective Date;

(iii) the Intercreditor Agreement executed by the Collateral Agent, the Revolving Agent and the Credit Parties;

(iv) a certificate from an authorized officer of the Borrower dated as of the Effective Date stating that as of such date (1) the Acquisition Agreement Representations which are Proppants Fundamental Representations and Warranties (as defined in the Contribution Agreement) or set forth in Section 4.5 of the Contribution Agreement are true and correct in all respects as of the Effective Date as though made on the Effective Date, (2) all other Acquisition Agreement Representations are true and correct in all respects (without regard to qualifications as to materiality and “Material Adverse Effect” (as defined in the Contribution Agreement) and qualifications of similar import contained therein) except where the failure of the representations and warranties to be true and correct individually or in the aggregate, would not be reasonably likely to have an Effective Date Material Adverse Effect with respect to Augusta, (3) the Specified Representations are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” or similar language is true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Effective Date with the same effect as though made on and as of such date and (4) since December 31, 2013, there has not been any Effective Date Material Adverse Effect;

(v) a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, and (C) Organization Documents;

(vi) certificates of good standing for each Credit Party in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to Effective Date or (B) otherwise effective on the Effective Date;

(vii) legal opinions of (1) Vinson & Elkins LLP, and (2) Stevens & Lee P.C., as counsel to the Credit Parties, each in form and substance reasonably acceptable to the Administrative Agent;

(viii) copies of the Augusta Drop Down Documents, certified as of the Effective Date by an authorized officer of the Borrower (x) as being true and correct copies of such documents, (y) as being in full force and effect and (z) that no material term or condition thereof shall have been amended, modified or waived after the execution thereof that is materially adverse to the Arrangers or Lenders without the prior written consent of the Arrangers;

(ix) copies of the Revolving Loan Documents, certified as of the Effective Date by an authorized officer of the Borrower (x) as being true and correct copies of such documents, (y) as being in full force and effect and (z) that no material term or condition thereof shall have been amended, modified or waived after the execution thereof without the prior written consent of the Arrangers; and

(x) copies of UCC searches in the appropriate jurisdictions reflecting that there are no Liens encumbering any of the Credit Parties’ respective Property other than Permitted Liens.

(b) Security Agreement. The Collateral Agent shall have received the Security Agreement executed by each Credit Party, together with (i) appropriate UCC-1 financing statements necessary or desirable for filing with the appropriate authorities and (ii) subject to the Intercreditor Agreement, stock certificates (if any) for any Equity Interests comprising part of the Collateral, together with stock powers executed in blank.

(c) Specified Representations and Acquisition Agreement Representations. The Acquisition Agreement Representations which are Proppants Fundamental Representations and Warranties (as defined in the Contribution Agreement) or set forth in Section 4.5 of the Contribution Agreement shall be true and correct in all respects as of the Effective Date as though made on the Effective Date. All other Acquisition Agreement Representations shall be true and correct in all respects (without regard to qualifications as to materiality and “Material Adverse Effect” (as defined in the Contribution Agreement) and qualifications of similar import contained therein) except where the failure of the representations and warranties to be true and correct individually or in the aggregate, would not be reasonably likely to have an Effective Date Material Adverse Effect with respect to Augusta. The Specified Representations, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Effective Date with the same effect as though made on and as of such date.

(d) Fee Letters; Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Sections 2.5 and 9.1 or any other provision of a Credit Document.

(e) Effective Date Material Adverse Effect. Since December 31, 2013, there has not been any Effective Date Material Adverse Effect.

(f) Solvency. The Administrative Agent shall have received a solvency certificate from a senior financial officer or such other officer acceptable to the Administrative Agent of the Borrower and each Guarantor dated the Effective Date.

(g) Delivery of Initial Financial Statements. The Arrangers shall have received true and correct copies of the Initial Financial Statements.

(h) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(i) USA Patriot Act. At least five days prior to the Effective Date, the Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(j) Consummation of Augusta Drop Down. The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Augusta Drop Down has been consummated or is being consummated concurrently with the making of the initial Advances in accordance with the Augusta Drop Down Documents, without any waiver or amendment thereof materially adverse to the Arrangers or Lenders or any consent thereunder materially adverse to the Arrangers or Lenders (and the parties hereto hereby agree that any change in the purchase price shall not be deemed materially adverse to the Arrangers or Lenders) unless consented to by the Arrangers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO LENDER SHALL BE OBLIGATED TO MAKE ADVANCES HEREUNDER UNLESS EACH OF THE FOREGOING CONDITIONS PRECEDENT IS SATISFIED ON OR PRIOR TO MAY 23, 2014.

Section 3.2. Determinations Under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Advances as provided for herein, each Credit Party makes, on the Effective Date and on each other date as required or otherwise set forth in this Agreement, the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Advances:

Section 4.1. Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Restatement Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2. Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document and each Revolving Loan Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby, including the Augusta Drop Down (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except, in the case of clauses (d) and (f), to the extent such contravention or the failure to obtain authorization, approval or notice or take other action could not reasonably be expected to have a Material Adverse Change.

Section 4.3. Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4. Financial Condition.

(a) The Initial Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of Augusta and its consolidated Subsidiaries as of the respective dates thereof, except as otherwise expressly noted therein, subject only to normal year-end audit adjustments and the absence of footnotes. As of the date of the aforementioned financial statements, there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the applicable Persons, except as disclosed therein or as set forth on Schedule 4.4 and adequate reserves for such items have been made in accordance with GAAP.

(b) The Pro Forma Financial Statements have been prepared in good faith by Augusta, based on assumptions believed by Augusta on the Effective Date to be reasonable, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the Effective Date to be reasonable), are based on the best information available to Augusta as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Augusta Drop Down and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of Augusta and its consolidated Subsidiaries as of such date and for such period.

(c) Since the Effective Date, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5. Ownership and Liens; Real Property. Each Credit Party (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, in each case necessary for its business, and (b) none of the Property owned by the Borrower or a Subsidiary of the Borrower is subject to any Lien except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purpose and Permitted Liens. As of the Restatement Date, the Borrower and its Subsidiaries own no real property other than that listed on Schedule 4.5 and all equipment (other than office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications) owned by the Borrower and its Subsidiaries are located at the fee owned or leased real property listed on Schedule 4.5.

Section 4.6. True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement and including, for the avoidance of doubt, all written factual information in the Confidential Information Memorandum) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading. There is no fact known to any Responsible Officer of any

Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, budgets and pro forma financial information were furnished; it being understood that actual results may vary and such variances may be material.

Section 4.7. Litigation. Except as otherwise provided in Schedule 4.7, there are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property; provided that this Section 4.7 does not apply with respect to environmental claims.

Section 4.8. Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Credit Parties, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9. Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) to the knowledge of Credit Parties, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (g) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10. Environmental Condition.

(a) Permits, Etc. Each Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) has at all times since the date six months prior to the Effective Date been and is currently in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. Except as disclosed on Schedule 4.10, to such Credit Parties’ knowledge, none of the present or previously owned or operated Property of any such Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing and except as disclosed on Schedule 4.10, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not reasonably be expected to result in a Material Adverse Change.

Section 4.11. Subsidiaries. As of the Restatement Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Restatement Date) has complied with the requirements of Section 5.6.

Section 4.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13. Taxes. Proper and accurate (in all material respects), U.S. federal income Tax returns, and all material state, local and foreign Tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes and other impositions due and payable, in each case, which are material in amount, have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign Taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the Tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. The Borrower is, and since its inception, has been treated as an entity that is not taxable as a corporation for U.S. federal income tax purposes.

Section 4.14. Permits, Licenses, etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15. Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.16. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each Subsidiary, are in good working order and condition, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted. Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17. Insurance. Each of the Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18. Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents. When such financing statements are filed in the offices noted therein, the Collateral Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19. OFAC; Anti-Terrorism; Patriot Act; FCPA.

(a) Neither the Borrower nor any Subsidiary of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.

(b) Neither the Borrower nor any Subsidiary of the Borrower nor, to the knowledge of the Borrower, any director, officer, agent, employee of the Borrower or any Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advance will be used directly or indirectly to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(c) The operations of the Borrower and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Borrower and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(d) The Borrower and each of its Subsidiaries is in compliance in all material respects with the FCPA. Neither the Borrower nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any of its Subsidiaries or to any other Person, in violation of FCPA.

Section 4.20. Solvency. Before and after giving effect to the making of the Advances on the Restatement Date, the Credit Parties are, when taken as a whole, Solvent.

Section 4.21. Status as Senior Debt. The Obligations shall rank pari passu with any other senior Debt or securities of the Borrower and shall constitute senior Debt of the Borrower and the other Credit Parties under and as defined in any documentation documenting any junior Debt of the Borrower or the other Credit Parties.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation (other than contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid or any Lender shall have any Commitment hereunder, each Credit Party agrees to comply with the following covenants.

Section 5.1. Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, (a) preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and (b) qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2. Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such statements to be certified by the chief executive officer or chief financial officer of the Borrower;

(b) Quarterly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2014), (i) consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five (5) Business Days after the occurrence thereof, a notice of each Default known to the Responsible Officer of the Borrower or to any of its Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Credit Parties have taken and proposes to take with respect thereto;

(d) Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any event, development of circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change, including (i) claims, actions, suits, and proceedings before any Governmental Authority; (ii) claims, complaints, orders, notices, summonses or citations received from any Governmental Authority or any other Person, concerning violations or alleged violations of

Environmental Laws or in connection with Hazardous Waste or Hazardous Substances; (iii) any Termination Event, notices from the PBGC or any other notice of the imposition of liability imposed pursuant to Section 4202 of ERISA, and (iv) any notices, summonses, citations, or proceedings seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority.

(e) Securities Law Filings and other Public Information. The Borrower shall provide to the Administrative Agent promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the equityholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) Other Information. Subject to the confidentiality provisions of Section 9.8, promptly, from time to time, the Credit Parties shall provide to the Administrative Agent such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, financial or otherwise (including, for the avoidance of doubt, any appraisals or reserves reports), that has been delivered to the Revolving Agent or the Revolving Lenders, pursuant to the terms of the Revolving Loan Documents in the same form as so delivered.

The Borrower hereby acknowledges that (1) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Documents required to be delivered pursuant to Sections 5.2(a), (b) and (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet and (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.3. Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and reasonably acceptable to the Administrative Agent and with reputable insurers reasonably acceptable to the Administrative Agent.

(b) If requested by the Administrative Agent, copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. Subject to the terms of the Intercreditor Agreement, all policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Collateral Agent for its benefit and the ratable benefit of the Secured Parties or name the Collateral Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Collateral Agent, and all policies of liability insurance with respect to the Credit Parties shall name the Collateral Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and shall provide for a waiver of subrogation in favor of the Collateral Agent for its benefit and the ratable benefit of the Secured Parties. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to the Collateral Agent.

(c) If at any time the area in which any real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) Notwithstanding Section 2.3(c)(ii) of this Agreement, after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4. Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws, OFAC, FCPA and the Patriot Act) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change; provided that this Section 5.4 shall not prevent any Credit Party from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established in compliance with GAAP.

Section 5.5. Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all Taxes, assessments, and other charges and claims related thereto, in each case, which are material in amount, imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any Tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6. New Subsidiaries. The Borrower shall deliver to the Administrative Agent each of the items set forth in Schedule II attached hereto within the time requirements set forth in Schedule II with respect to (a) each Domestic Subsidiary of the Borrower created or acquired after the Effective Date and (b) each Person that becomes a guarantor of all or a portion of the obligations under the Revolving Loan Documents.

Section 5.7. Security. Each Credit Party agrees that at all times before the termination of this Agreement, payment in full of the Obligations and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, grant to the Administrative Agent a Lien in any Collateral of such Credit Party or such Domestic Subsidiary now owned or hereafter acquired (other than leased real property unless otherwise requested by the Administrative Agent) promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property; provided, however, notwithstanding the foregoing or anything contained in this Agreement or any other Credit Document to the contrary, a Credit Party or Domestic Subsidiary shall only be required to grant a Lien in Equity Interests of Subsidiaries owned or acquired by such Credit Party or Domestic Subsidiary in accordance with the following: (i) in the case of Equity Interests of a Domestic Subsidiary (other than a FSHCO or a direct or indirect Subsidiary of a CFC) or any Foreign Subsidiary that is not a FSHCO, a CFC or a Subsidiary of a CFC, 100% of the Equity Interests of such Domestic Subsidiary or such Foreign Subsidiary; (ii) in the case of Equity Interests of a First-Tier Foreign Subsidiary, 100% of the Equity Interests of such First-Tier Foreign Subsidiary that are not Voting Securities and no more than 66% of the Equity Interests of such First-Tier Foreign Subsidiary that are Voting Securities; and (iii) in the case of Equity Interests of a FSHCO or Foreign Subsidiary that is a CFC, in each case, that is not a First-Tier Foreign Subsidiary, 0% of the Equity Interests of such FSHCO or Foreign Subsidiary shall be required to be pledged hereunder or in any other Credit Document.

Section 5.8. Deposit Accounts. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their principal operating accounts and other deposit accounts with the Revolving Agent, a Revolving Lender or any other bank that is reasonably acceptable to the Administrative Agent. Each Credit Party shall, and shall cause each of its Subsidiaries to, ensure such accounts (other than accounts with the Lender serving as the Administrative Agent) are subject to Account Control Agreements; provided that, notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the requirements of this Section 5.8 shall not apply to deposit accounts that (w) do not contain at any time, deposits in an aggregate amount in excess of $250,000, (x) are designated solely as accounts for, and are used solely for, payroll (and related payroll tax) funding, sales and other tax obligations or trust funds, (y) are operating accounts used solely for the purpose of accruing overnight interest or (z) are accounts designated solely for the purpose of securing government contracts or otherwise being subject to Liens (including escrow agreements) permitted under Section 6.2(h). Notwithstanding the foregoing, upon consummating any Acquisition permitted hereby, each Credit Party shall have until the date that is 90 days after the date of such Acquisition (or such longer period of time as may be agreed by the Administrative Agent) to comply with the terms of this Section 5.8 with respect to deposit accounts subject to such Acquisition.

Section 5.9. Records; Inspection; Maintenance of Ratings.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition in accordance with GAAP in all material respects. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof; provided that, unless an Event of Default shall have occurred and be continuing, (a) only the Administrative Agent on behalf of the Lenders may exercise inspection, examination or audit rights under this Section 5.9 and (b) the Borrower shall bear the cost of only one (1) such inspection per fiscal year.

(b) Use commercially reasonable efforts to cause the Advances to be continuously publicly rated by S&P and Moody’s and use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.

Section 5.10. Maintenance of Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their material owned, leased, or operated Property necessary in the operation of its business in good condition and repair, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change; provided, however, that no Credit Party shall be required to maintain any property if the preservation thereof is no longer desirable in the conduct of the business of such Credit Party and the loss thereof is not adverse in any material respect to such Credit Party or the Lenders.

Section 5.11. Royalty Agreements. The Borrower shall, and shall cause each of its Subsidiaries to, timely pay all amounts owing pursuant to any royalty agreement to which the Borrower or any of its Subsidiaries is a party except where the failure to do so (a) does not materially impair the ability of the Borrower and its Subsidiaries to use the Property subject to any Lien created by such royalty agreement in its business and (b) could not reasonably be expected to result in a Material Adverse Change.

Section 5.12. Further Assurances. Each Credit Party shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, notice, mortgages, deeds of trust and caveats) that may be required under applicable law, or that the Majority Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in accordance with the Intercreditor Agreement, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity of the security interests created or intended to be created by the Security Documents. In the event that the Borrower or any Subsidiary is granting a Lien on any property to secure any obligations under the Revolving Credit Agreement, the Borrower will, and will cause such Subsidiary to, contemporaneously grant to the Collateral Agent to secure the Obligations a Lien on the same property pursuant to Security Documents in form and substance satisfactory to the Collateral Agent. Subject to the Intercreditor Agreement, such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section.

Section 5.13. Legal Separateness. The Borrower (a) shall cause the management, business and affairs of the Borrower and its Subsidiaries to be conducted in such a manner so that the Hi-Crush Proppants Entities will be treated as entities separate and distinct from the Borrower and its Subsidiaries (including by keeping separate books of account and by not permitting Property of the Borrower and its Subsidiaries to be commingled with that of the Hi-Crush Proppants Entities); and (b) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of the Hi-Crush Proppants Entities.

Section 5.14. Post-Closing Obligations. Within 60 days following the Effective Date (or such longer period of time as the Administrative Agent may agree), to the extent not previously delivered to the Administrative Agent on the Effective Date, each Credit Party shall deliver the following to the Administrative Agent:

(a) fully executed Mortgages covering all fee owned real property of any Credit Party, together with (A) a copy of an existing owner’s policy of title insurance reflecting no Liens on such real property other than Permitted Liens and an updated title search for such property conducted within the past 90 days confirming no Liens on such real property other than Permitted Liens, (B) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is designated as a “flood hazard area” and (C) if such property is designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973;

(b) legal opinions of (1) Reinhart Boerner Van Deuren s.c., as Wisconsin counsel to the Credit Parties and (2) Stevens & Lee P.C., as Pennsylvania counsel to the Credit Parties, each in form and substance reasonably acceptable to the Administrative Agent;

(c) certificates of insurance naming the Collateral Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(d) lien waivers or subordination agreements in form and substance satisfactory to the Collateral Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on, Schedule 4.5; and

(e) Account Control Agreements in accordance with Section 5.8 and the Security Documents.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation (other than contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid or any Lender shall have any Commitment hereunder, each Credit Party agrees to comply with the following covenants.

Section 6.1. Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) the Revolving Loans and other obligations arising under the Revolving Loan Documents; provided that the aggregate principal amount of such Debt at any time outstanding does not exceed $200,000,000;

(c) intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party; provided that (i) if such Debt is secured by Liens, such Debt and any Liens securing such Debt are subordinated to the Secured Obligations and the Liens securing the Secured Obligations on terms and conditions and pursuant to documentation acceptable to the Administrative Agent in its sole discretion and (ii), if applicable, such Debt as an investment is also permitted in Section 6.3;

(d) Debt in the form of accounts payable to trade creditors (including reimbursements made to Hi-Crush Services LLC or other Persons in accordance with the Partnership Agreement) for goods or services and current operating liabilities (other than for borrowed money) which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(e) purchase money indebtedness or Capital Leases in an aggregate principal amount not to exceed the greater of $15,000,000 and 5% of Consolidated Total Assets at any time;

(f) Hedging Arrangements permitted under Section 6.15;

(g) Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(h) Debt arising from the financing of insurance premiums of any Credit Party to defer the cost of such insurance for the underlying term of such insurance policy;

(i) unsecured subordinated Debt and any Permitted Refinancing thereof; provided that (i) the scheduled maturity date thereof is not earlier than 91 days after the Maturity Date, (ii) the holders of such Debt shall have entered into a Subordination Agreement, (iii) any agreement governing such Debt shall include representations, warranties, covenants and events of default, taken as a whole, no less favorable to the Borrower in any material respect than this Agreement and (iv) the terms and provisions of such Debt shall otherwise be reasonably satisfactory to the Administrative Agent;

(j) Debt under performance, stay, appeal and surety bonds or with respect to workers’ compensation or other like employee benefit claims, in each case incurred in the ordinary course of business;

(k) Debt assumed in connection with any Permitted Investment or Acquisition and not incurred in contemplation thereof in an aggregate principal amount not exceeding the greater of $15,000,000 and 5% Consolidated Total Assets at any time, and any Permitted Refinancing thereof;

(l) Debt owed to the seller of any property acquired in an Investment permitted under Section 6.3(k) or (l) or an Acquisition permitted under Section 6.4 on an unsecured subordinated basis, which subordination agreement shall be on terms substantially similar to the Subordination Agreement or otherwise satisfactory to the Administrative Agent in its sole discretion; provided that the terms and provisions of such Debt shall be reasonably satisfactory to the Administrative Agent;

(m) Debt incurred in an Investment permitted under Section 6.3(k) or (l), an Acquisition permitted under Section 6.4 or a disposition of assets permitted under Section 6.8(k), in each case, pursuant to reasonable and customary agreements providing for indemnification, the adjustment of purchase price or similar adjustments;

(n) guarantees of Debt of any Credit Party permitted under this Section 6.1;

(o) Debt arising from royalty agreements on customary terms entered into by the Borrower and its Subsidiaries in the ordinary course of business in connection with the purchase of Sand Reserves;

(p) Debt supported by a letter of credit issued pursuant to the Revolving Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(q) Debt consisting of earn-outs and similar deferred consideration in consideration in connection with an Acquisition permitted by Section 6.4 or other Investment permitted by Section 6.3 in an aggregate amount outstanding at any one time not to exceed the greater of $15,000,000 and 5% of Consolidated Total Assets;

(r) Debt issued by the Borrower or any of its Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent permitted by Section 6.9:

(s) Debt consisting of cash management services incurred in the ordinary course of business and Debt owed on a short-term basis of no longer than thirty days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Subsidiaries;

(t) Debt existing on the date hereof and set forth on Schedule 6.1, and Permitted Refinancings thereof; and

(u) Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate principal amount thereof shall not exceed the greater of $15,000,000 and 5% of Consolidated Total Assets at any time.

Section 6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Security Documents;

(b) Liens securing the Secured Obligations (as defined in the Revolving Credit Agreement) pursuant to the Revolving Loan Documents;

(c) Liens imposed by law, such as landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which if overdue for a period of more than 30 days are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(d) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(e) Liens for Taxes, assessment, or other governmental charges which are not yet due and payable or, if overdue, which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(f) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(e); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds and products thereof (including insurance proceeds) and accessions thereto, and the amount secured thereby is not increased;

(g) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depositary institution;

(i) Liens on cash, deposit accounts or securities pledged or encumbered to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j) judgment and attachment Liens not giving rise to an Event of Default;

(k) Liens in favor a banking institution arising by operation of law encumbering deposits in accounts held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(l) Liens existing on any property or assets prior to the acquisition thereof by the Borrower or any of its Subsidiaries and Liens existing on any property or assets or Equity Interests of a Person at the time such Person becomes a Subsidiary (including in each case any acquisition by means of a merger or consolidation with or into the Borrower or any of its Subsidiaries); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not materially impair the ability of any Credit Party to use such asset in its business and (iii) such Lien does not apply to any other Property of the Borrower or its Subsidiaries;

(m) Liens (i) on advances of cash or earnest money deposits in favor of the seller of any property to be acquired in connection with a Capital Expenditure or Acquisition permitted hereunder, which advances shall be applied against the purchase price for such permitted Capital Expenditure or Acquisition or (ii) or consisting of an agreement to dispose of any Property in an asset sale permitted by Section 6.8 solely to the extent such asset sale would have been permitted on the date of the creation of such Lien;

(n) Any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into in the ordinary course of business and covering only the asset so leased or licensed;

(o) Defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(p) Liens on Property of the Borrower or its Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancing, extensions, renewals and replacements thereof permitted hereunder;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(s) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(u) other Liens securing Debt or other obligations outstanding in an aggregate principal amount not in excess of the greater of $15,000,000 and 5% of Consolidated Total Assets.

Section 6.3. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment (each, an “Investment”) in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person and existing on the date hereof, in each case as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d) Investments by a Credit Party to any other Credit Party;

(e) creation of any additional Subsidiaries domiciled in the U.S. in compliance with Section 5.6;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, arising in the ordinary course of business;

(g) promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries in connection with any asset sale permitted by Section 6.8;

(h) loans and advances to employees of the Borrower and its Subsidiaries in the ordinary course of business; provided that the aggregate principal amount of all such loans and advances shall not exceed $1,000,000 at any one time outstanding;

(i) guarantees of obligations (not in respect of Debt) of the Credit Parties incurred in the ordinary course of business;

(j) Investments consisting of Debt or Acquisitions permitted by Article 6;

(k) Investments of any Person in existence at the time such Person becomes a Credit Party; provided that such Investment was not made in connection with or anticipation of such Person becoming a Credit Party;

(l) Investments resulting from pledges and deposits referred to in Section 6.2(d);

(m) any Investment in securities or other assets, including earn-outs, not constituting cash and Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 6.8 hereof or any other disposition of assets not constituting an Asset Sale;

(n) Investments consisting of Equity Interests of entities which are not Subsidiaries of any Credit Party; provided that, (A) the aggregate amount of such Investments at any time outstanding does not exceed an amount equal to the sum of (i) the greater of $50,000,000 or 15% of Consolidated Total Assets and (ii) the aggregate amount of such Investments funded by Equity Issuance Proceeds, (B) such Investment is substantially related to the business of the Borrower and its Subsidiaries, taken as a whole, and is not hostile, (C) all of the Equity Interests of such joint venture entity owned by any Credit Party are pledged to the Administrative Agent pursuant to the Security Agreement, except to the extent that such pledge would be prohibited under such entity’s Organization Documents, and (D) no Event of Default shall have occurred or be continuing or would result from such Investment;

(o) Investments by a Credit Party in the Canadian Sub in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(p) other Investments (other than Investments in the Canadian Sub) in an aggregate amount not to exceed the greater of $30,000,000 and 10% of Consolidated Total Assets at any time outstanding.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 6.3, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

Section 6.4. Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition, unless (a) such Acquisition is substantially related to the business of the Borrower and its Subsidiaries, taken as a whole, and is not hostile, (b) if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person (or its successor in interest) shall become a direct or indirect Domestic Subsidiary of the Borrower and comply with the requirements of Section 5.6, (c) if such Acquisition is an Acquisition of assets, such Acquisition is structured so that a Credit Party shall acquire such assets and (d) no Event of Default shall have occurred or be continuing or would result from such Acquisition.

Section 6.5. Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (i) this Agreement, or the other Credit Documents, (ii) the Revolving Loan Document, (iii) agreements governing Debt permitted by Sections 6.1(e) or (j) to the extent such restrictions govern only the Property (and all proceeds and products thereof and accessions thereto) financed pursuant to such Debt, (iv) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority, (v) any prohibition or limitation that restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Borrower or its Subsidiaries and customary provisions in other contracts restricting assignment thereof, (vi) agreements in connection with a sale of assets permitted by Section 6.8, (vii) the agreements governing any Permitted Subordinated Debt and (viii) any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (x) such prohibition or limitation is generally applicable and does not specifically prohibit any of the Debt or the Liens granted under the Credit Documents, and (y) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to the Administrative Agent or the Lenders) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, which consent or notice has not been obtained or given on a permanent and irrevocable basis such that no further consent of or notice to such other Person is required to be given in connection with any such Lien or Restricted Payment.

Section 6.6. Use of Proceeds. No Credit Party shall, nor shall it permit any of its Subsidiaries to use the proceeds of the Advances made on the Effective Date for any purposes other than (a) to pay a portion of the consideration in respect of the Augusta Drop Down, (b) to make the Repayment, (c) to pay fees and expenses incurred in connection with this Agreement, the Augusta Drop Down, the Revolving Loan Documents and the other transactions to be consummated on the Effective Date and (d) for general partnership purposes, including to make Restricted Payments permitted by Section 6.9. No Credit Party shall, nor shall it permit any of its Subsidiaries to use the proceeds of the Advances made on the Restatement Date for any purposes other than (a) to prepay any outstanding Refinanced Advances (as defined in the Amendment and Restatement Agreement), together with accrued and unpaid interest thereon to the Restatement Date, (b) to pay fees and expenses incurred in connection with this Agreement, the Amendment and Restatement Agreement and the other transactions to be consummated on the Restatement Date and (c) for general partnership purposes, including to make Restricted Payments permitted by Section 6.9. The permitted use of proceeds for any Advances constituting Incremental Advances shall be set forth in the applicable Incremental Agreement. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7. Corporate Actions; Accounting Changes.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that (i) the Borrower may merge with any of its wholly-owned Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party and (ii) any wholly-owned Subsidiary of the Borrower may merge with another Person in order to consummate an Acquisition or Disposition permitted under Section 6.4 or 6.8, respectively, so long as, in the case of any such permitted Acquisition, such wholly-owned Subsidiary is the surviving entity; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) without 10 days prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire a new Subsidiary if the Credit Parties and such new Subsidiary complies with Section 5.6 and such transactions otherwise comply with the terms of this Agreement and so long as such new Subsidiary is not a Foreign Subsidiary, (iii) without prior written notice to, and prior consent of, the Administrative Agent, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement (including the Partnership Agreement), bylaws, limited liability company agreements, or other equivalent organizational documents in a manner that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders, or (iv) change the method of accounting employed in the preparation of the Initial Financial Statements except in accordance with GAAP or change the fiscal year end of the Borrower unless, in each case, approved in writing by the Administrative Agent.

Section 6.8. Sale of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its assets except that (a) any Credit Party may sell inventory and convey or otherwise transfer cash, in each case in the ordinary course of business; (b) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets to any other Credit Party; (c) dispositions of obsolete or worn out Property in the ordinary course of business, and dispositions of Property no longer useful or used by the Borrower and its Subsidiaries in the conduct of its business; (d) dispositions of equipment to the extent that such Property is exchanged for credit against the purchase price of similar replacement Property or the proceeds of which are reasonably promptly applied to the purchase price of such replacement Property; (e) dispositions of Liquid Investments; (f) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; (g) leases, subleases, licenses or sublicenses or Property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; (h) transfers of property subject to Casualty Events, subject to the Borrower’s compliance with Section 2.3(c)(ii); (i) dispositions permitted by Sections 6.3, 6.7 and 6.9; (j) the Borrower may consummate any Equity Issuance of its equity securities or Equity Interests (including any preferred equity securities); and (k) the Borrower and its Subsidiaries may sell, convey, dispose or otherwise transfer any Properties not otherwise permitted under the preceding clauses (a) through (j); provided that (i) no Default has occurred and is continuing or would be caused thereby, (ii) at least 80% of the proceeds of all such sales, conveyance, dispositions and transfers shall consist of cash or Liquid Investments, (iii) the aggregate consideration received in respect of such sale, conveyance, disposition or transfer, as applicable, shall be in an amount no less than the fair market value of such Properties, and (iv) either (A) the Senior Secured Leverage Ratio, calculated on a pro forma basis after giving effect to such sale, conveyance, disposition or transfer as of the beginning of the period of four fiscal quarters most recently ended, is less than 3.50 to 1.00 or (B) the aggregate amount of all such sales, conveyance, dispositions and transfers made pursuant to this Section 6.8(k) in periods when the pro forma Senior Secured Leverage Ratio is equal to or greater than 3.50 to 1.00 shall not exceed an aggregate amount equal to $30,000,000.

Section 6.9. Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that:

(a) the Subsidiaries of the Borrower may make Restricted Payments to the holders of their Equity Interests on a pro rata basis;

(b) so long as no Event of Default shall have occurred and be continuing, the Borrower may make repurchases of Equity Interests or payments in respect thereof not exceeding $1,000,000 in the aggregate during any fiscal year to officers, employees, consultants or members of management of the General Partner, the Borrower or its Subsidiaries (or their respective estates, heirs, family members, spouses or former spouses) upon the termination, death or disability of such Person or in connection with the exercise of stock options or similar equity incentives pursuant to management incentive plans;

(c) so long as no Event of Default shall have occurred and be continuing, (i) if the Fixed Charge Coverage Ratio of the Borrower is at least 1.75 to 1.00, the Borrower may make cash distributions to the holders of its Equity Interests and may repurchase or buy back its Equity Interests from holders of its Equity Interests in an aggregate amount for all such cash distributions and repurchases and buybacks made in periods when the Fixed Charge Coverage Ratio of the Borrower is at least 1.75 to 1.00, not to exceed the sum of, without duplication (A) Available Cash for the preceding fiscal quarter plus (B) the Incremental Funds and (ii) if the Fixed Charge Coverage Ratio of the Borrower is less than 1.75 to 1.00, the Borrower may make cash distributions to the holders of its Equity Interests and may repurchase or buy back its Equity Interests from holders of its Equity Interests in an aggregate amount for all such cash distributions and repurchases and buybacks made in periods when the Fixed Charge Coverage Ratio of the Borrower is less than 1.75 to 1.00, not to exceed the sum of (A) $175,000,000 plus (B) the Incremental Funds;

(d) so long as no Event of Default shall have occurred and be continuing, the Borrower may make any Restricted Payment out of the net cash proceeds of a substantially concurrent (a) capital contribution (other than from a Subsidiary of the Borrower) to the equity capital of the Borrower or (b) sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower, with a sale being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment pursuant to this Section 6.9(d) will, to the extent included therein, be excluded or deducted from the calculation of Incremental Funds for purposes of Section 6.9(c);

(e) so long as no Event of Default shall have occurred and be continuing, the Borrower may make any Restricted Payment consisting of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests of the Borrower; and

(f) so long as no Event of Default shall have occurred and be continuing, Borrower may make any Restricted Payment in an aggregate amount for all such Restricted Payments made pursuant to this Section 6.9(e) not to exceed $20,000,000.

Section 6.10. Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate except for (a)

the Restricted Payments permitted under Section 6.9, (b) reasonable and customary director, officer and employee compensation, including bonuses and severance (which compensation may be paid to affiliates of such directors, officers and employees at the direction of the applicable director, officer or employee), indemnification and other benefits (including retirement, health, stock option and other benefit plans), (c) reasonable and customary Equity Investor indemnification, (d) the payment of reasonable and customary reimbursement of out of pocket expenses of Equity Investors and directors of the General Partner, the Borrower and its Subsidiaries, (e) any Drop Down Acquisition approved by the Conflicts Committee (as such term is defined in the Partnership Agreement) of the General Partner, (f) payments or transactions pursuant to the Partnership Agreement, (g) transactions effected in accordance with the terms of indemnification, omnibus and other agreements with Hi-Crush Proppants and its affiliates which are publicly filed with the SEC, (h) the transactions set forth on Schedule 6.10, and (i) the issuance by the Borrower of Equity Interests to any Affiliate (other than to a Subsidiary of the Borrower) or the receipt by the Borrower of any equity contributions from an Affiliate (other than from a Subsidiary of the Borrower).

Section 6.11. Line of Business. No Credit Party shall, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the Effective Date, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as presently and normally conducted.

Section 6.12. Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13. Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14. Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15. Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, or (ii) obligates the Borrower or any of its Subsidiaries to any margin call requirements or otherwise requires the Borrower or any of its Subsidiaries to put up money, assets or other security (other than unsecured letters of credit). Furthermore, no Credit Party shall, nor shall it permit any of its Subsidiaries be party to or otherwise enter into any Hedging Arrangement which relate to interest rates if (A) such Hedging Arrangement relate to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above, (B) the aggregate notional amount of all such Hedging Arrangements exceeds 100% of the anticipated outstanding principal balance of the Debt to be hedged by such Hedging Arrangements or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (C) such Hedging Arrangement is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the Hedging Arrangement is made is rated lower than A by S&P or A2 by Moody’s, or (D) the floating rate index of such Hedging Arrangement does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement.

Section 6.16. Landlord Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to (a) hold, store or otherwise maintain any equipment or inventory that is intended to constitute Collateral pursuant to the Security Documents at premises which are not owned by a Credit Party and located in the U.S. unless (i) such equipment is located at the job site under which such equipment is then currently under contract, (ii) such equipment or inventory is located at premises within the U.S. that are not owned by a Credit Party and with respect to which such Credit Party has used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent, (iii) such equipment is office equipment, (iv) such equipment or inventory is in transit or being temporarily stored for the purposes of being transported, (v) such equipment is off location for servicing, repairs or modification, (vi) such equipment is being held for delivery, or (vii) the value of all equipment and inventory located at any individual location which is not owned by a Credit Party and with respect to which a Credit Party has not used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance reasonably satisfactory to the Administrative Agent does not exceed $500,000, or (b) after the date hereof, enter into any new verbal or written leases for premises with any Person who has not executed a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent unless the equipment or inventory located on such premises would fall under any of the provisions in the foregoing clause (a).

Section 6.17. Operating Leases. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of a Credit Party or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases entered into by the Borrower and its Subsidiaries to exceed the greater of (i) $30,000,000 and (ii) 10% of Consolidated Total Assets during any fiscal year of the Borrower.

Section 6.18. Prepayment of Certain Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) the prepayment of the obligations under the Revolving Loan Documents in accordance with the terms thereof, (c) regularly scheduled or required repayments or redemptions of Permitted Debt (other than Permitted Subordinated Debt and Debt permitted under Section 6.1(b)) and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, and (d) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a), (b) and (c), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Permitted Subordinated Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any payments of principal, interest, fees or other amounts with respect to Permitted Subordinated Debt except as permitted under the applicable Subordination Agreement.

Section 6.19. Amendment of Subordinated Debt or Revolving Loan. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify any agreement governing Permitted Subordinated Debt or Revolving Loan Documents, in each case in a manner materially adverse to the interests of the Administrative Agent or the Lenders, without the prior written consent of the Majority Lenders.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within five Business Days of when due, any interest or any other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party, the Canadian Sub or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party or the Canadian Sub of any of the covenants in Section 5.1(a), Section 5.2(c) or Article 6 (other than Sections 6.12, 6.13 or 6.16) of this Agreement or (ii) any breach by any Credit Party or the Canadian Sub of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty (30) days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any Responsible Officer of the Borrower or any Subsidiary acquires actual knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Subsidiary);

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in Collateral with a fair value in excess of $1,000,000 in the aggregate purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document), except as a result of the failure by the Collateral Agent (or the Revolving Agent as bailee for the Collateral Agent pursuant to the terms of the Intercreditor Agreement) to (i) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (ii) file UCC continuation statements;

(f) Cross-Default. (i) The Borrower, the Canadian Sub or any Guarantor shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) the Borrower or any Guarantor shall fail to pay any principal with respect to the obligations outstanding under the Revolving Loan Documents when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the Revolving Credit Agreement; (iii) any default of the type set forth in Section 7.1(g) of the Revolving Credit Agreement shall have occurred and be continuing; (iv) any other event shall occur or condition shall exist under the Revolving Loan Documents, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate such Debt prior to the stated maturity thereof; and (v) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (but excluding Debt under the Revolving Loan Documents) which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. Any Credit Party (i) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (ii) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Settlements; Adverse Judgment. The Borrower or any of its Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less (x) any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers have not denied liability and (y) with respect to settlements, any portion of such settlement not required to be paid in cash during the term of this Agreement, greater than $10,000,000 and, in the case of final judgments, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $7,500,000;

(j) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $5,000,000;

(k) Credit Documents. Any material provision of any Credit Document, except to the extent permitted by the terms thereof, shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing;

(l) Subordination Agreement. Any material provision of any Subordination Agreement shall cease to be in full force and effect or shall be declared null and void by any court or the validity or enforceability thereof shall be contested or challenged in any court by any holder of any Permitted Subordinated Debt; or

(m) Change in Control. The occurrence of a Change in Control.

Section 7.2. Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Advances shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all accrued and unpaid interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties, and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender to make Advances shall immediately and automatically be terminated and the Notes, all accrued and unpaid interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties, and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4. Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including other rights of set off) which the Administrative Agent or such Lender may have.

Section 7.5. Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6. Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.3 and Section 2.10. During the existence of an Event of Default, subject to the Intercreditor Agreement, all payments and collections received by the Administrative Agent shall be applied to the Secured Obligations in accordance with Section 2.10 and otherwise in the following order:

FIRST, to the payment of all documented out-of-pocket costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with and pursuant to the terms of any Credit Document, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued and unpaid interest constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Lenders or their Affiliates that is owed such obligations) pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Lenders or their Affiliates that is owed such obligations) pro rata in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Borrowings, pro rata to the Lenders;

FOURTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Lenders or its Affiliate that is owed such obligations) pro rata in accordance with such amounts owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay such amounts payable to the Lenders under this Credit Agreement, pro rata to the Lenders; and

FIFTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE 8

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 8.1. Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent and/or the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent and the Collateral Agent (which terms as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include each of their respective Affiliates and their own and each of their respective Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent or the Collateral Agent, as applicable, with reasonable care.

Section 8.2. Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent and the Collateral Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent or the Collateral Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, neither the Administrative Agent nor the Collateral Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that exposes the Administrative Agent or the Collateral Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3. Defaults. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent or the Collateral Agent, as applicable, has received written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent or the Collateral Agent receives such a notice of the occurrence of a Default, the Administrative Agent or the Collateral Agent, as applicable, shall give prompt notice thereof to the Lenders. The

Administrative Agent and the Collateral Agent shall (subject to Section 8.2) take such action with respect to such Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent or the Collateral Agent shall have received such directions, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4. Rights as Lender. With respect to its Commitments and the Advances made by it, Morgan Stanley (and any successor acting as Administrative Agent or Collateral Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Administrative Agent and the Collateral Agent in its individual capacity. Morgan Stanley (and any successor acting as Administrative Agent or Collateral Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent or Collateral Agent, and Morgan Stanley (and any successor acting as Administrative Agent or Collateral Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5. Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE COLLATERAL AGENT AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS OR THE COLLATERAL AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT, THE ARRANGERS OR THE COLLATERAL AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S, THE ARRANGERS’ OR THE COLLATERAL AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT, THE ARRANGERS AND THE COLLATERAL AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT, THE ARRANGERS OR THE COLLATERAL

AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT, THE ARRANGERS AND THE COLLATERAL AGENT ARE NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.7. Resignation of Administrative Agent and Collateral Agent. The Administrative Agent or the Collateral Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Collateral Agent shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders and the Borrower (subject to consultation with the Borrower), appoint a successor Administrative Agent or Collateral Agent, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that, if the Administrative Agent or Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent by a successor Administrative Agent or Collateral Agent, such successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement and the other Credit Documents.

Section 8.8. Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Agreements with such Persons (other than Hedging Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), and the payment in full of all outstanding Advances and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.9. No Other Duties, etc. Anything herein to the contrary notwithstanding, the Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Collateral Agent hereunder.

Section 8.10. Flood Laws. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Upon request of any Lender, the Administrative Agent will provide to such Lender any documents that the Administrative Agent receives in connection with the Flood Laws. Notwithstanding the foregoing, each Lender and participant is responsible for assuring its own compliance with requirements under Flood Laws.

Section 8.11. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.12. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Advances or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent, the Collateral Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Advances, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Collateral Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Commitments or this Agreement.

(c) The Administrative Agent, the Collateral Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances or the Commitments for an amount less than the amount being paid for an interest in the Advances or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Costs and Expenses. The Borrower agrees to pay promptly (and in any event within ten (10) days after written demand therefor (accompanied by detailed invoices)):

(a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents including costs associated with field examinations, appraisals, and the reasonable fees and out of pocket expenses of one outside counsel for Administrative Agent (but not of other Lenders), and one local counsel for Administrative Agent (but not of other Lenders) in each relevant jurisdiction, with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and

(b) all reasonable and documented out-of-pocket costs and expenses, if any, of the Administrative Agent and the Lenders (including fees and expenses of one outside counsel for the Administrative Agent and the Lenders and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders and, in the case of an actual or perceived conflict of interest, one additional counsel for each affected party) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2. Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE COLLATERAL AGENT AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, PARTNERS, ADMINISTRATORS, TRUSTEES, CONTROLLING PERSONS AND MEMBERS OF EACH OF THE FOREGOING (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED FEES, DISBURSEMENTS AND OTHER CHARGES OF ONE PRIMARY COUNSEL FOR THE INDEMNITEES COLLECTIVELY AND, IF REASONABLY NECESSARY, ONE LOCAL COUNSEL IN EACH RELEVANT JURISDICTION FOR THE INDEMNITEES AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL FOR EACH AFFECTED INDEMNITEE) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) (i) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES OR (ii) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF

THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM (i) SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (ii) ANY PROCEEDING THAT DOES NOT INVOLVE AN ACT OR OMISSION BY ANY CREDIT PARTIES AND THAT IS BROUGHT BY ONE INDEMNITEE AGAINST ANY OTHER INDEMNITEE (OTHER THAN ANY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT, COLLATERAL AGENT OR ANY ARRANGER IN THEIR RESPECTIVE CAPACITIES OR FULFILLING THEIR RESPECTIVE ROLES AS AN ARRANGER OR AGENT OR ANY SIMILAR ROLE IN CONNECTION WITH THE CREDIT DOCUMENTS). IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS AFFILIATES, DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. NO CREDIT PARTY SHALL BE LIABLE FOR ANY SETTLEMENT OF ANY PROCEEDING REFERRED TO IN THIS SECTION 9.2 EFFECTED WITHOUT BORROWER’S WRITTEN CONSENT (SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD OR DELAYED); PROVIDED, HOWEVER, THAT THE CREDIT PARTIES SHALL INDEMNIFY THE INDEMNITEES FROM AND AGAINST ANY LOSS OR LIABILITY BY REASON OF SUCH SETTLEMENT IF (i) SUCH PROCEEDING WAS SETTLED WITH THE WRITTEN CONSENT OF BORROWER OR (ii) IF THERE IS A FINAL AND NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION FOR THE PLAINTIFF IN THE RELEVANT PROCEEDING. NO CREDIT PARTY SHALL, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH INDEMNITEE AFFECTED THEREBY (WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD), SETTLE ANY THREATENED OR PENDING CLAIM OR ACTION THAT WOULD GIVE RISE TO THE RIGHT OF ANY INDEMNITEE TO CLAIM INDEMNIFICATION HEREUNDER UNLESS SUCH SETTLEMENT (X) INCLUDES A FULL AND UNCONDITIONAL RELEASE OF ALL LIABILITIES ARISING OUT OF SUCH CLAIM OR ACTION AGAINST SUCH INDEMNITEE AND (Y) DOES NOT INCLUDE ANY STATEMENT AS TO OR AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF ANY INDEMNITEE. THIS SECTION 9.2 SHALL NOT APPLY TO TAXES OTHER THAN TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. In no event shall any Credit Party be liable for any indirect, special, punitive or consequential damages; provided that nothing contained in this paragraph shall limit the indemnity and reimbursement obligations of the Credit Parties to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification hereunder.

(c) Payments. All payments required to be made under this Section 9.2 shall be made within 10 days of demand therefor.

(d) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.3. Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letters), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the affected Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1, (ii) reduce any principal, interest, fees or other amounts payable hereunder or under any other Credit Document (provided that the waiver of default interest shall only require the consent of the Majority Lenders), (iii) postpone or extend any date fixed for any payment of any principal, interest, fees or other amounts payable hereunder, including the Maturity Date (it being understood and agreed that a waiver of a mandatory prepayment shall only require the consent of the Majority Lenders), (iv) amend Section 2.10(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, amend the definition of “Majority Lenders”, or change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document, or (v) except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release any Guarantor from its obligation under any Guaranty or release all or a material portion of the Collateral;

(b) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(c) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; and

(d) amendments to this Agreement pursuant to Section 2.15 may be effected pursuant to the express terms of Section 2.15.

Notwithstanding anything to the contrary herein or in any other Credit Document, each Lender hereby agrees to waive any amounts payable by the Borrower pursuant to Section 2.8 that would have resulted from a refinancing of this Agreement or a Repricing Transaction.

Section 9.4. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5. Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.8, 2.9, 2.11(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and permitted assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7. Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances, its Notes, and its Commitments); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $1,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to such lower amount unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each assignment of a Lender’s rights and obligations with respect to Advances and its Commitments shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement as a Lender and the Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment); and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, together with any Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500; provided that such processing fee shall not be required for the initial assignments made by Morgan Stanley as a Lender in connection with the initial syndication of its Commitments hereunder and such processing fee may be waived at the sole discretion of the Administrative Agent. Upon execution, delivery, and acceptance of such Assignment and Acceptance or Affiliated Lender Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Administrative Agent any applicable forms or certifications in accordance with Section 2.11(e).

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower for tax purposes, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance or Affiliated Lender Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender including the Commitment of, or principal amount of and stated interest on the Advances owing to such Lender.

(c) Upon its receipt of an Assignment and Acceptance or Affiliated Lender Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance or Affiliated Lender Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance or Affiliated Lender Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments or its Advances) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.8 and 2.9 (but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, waivers, increases in Advances or Commitments of such participant, decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, extending its Commitment or releases of all or substantially all of the value of the Guaranty or all or substantially all of the Collateral other than in accordance with the terms of the Credit Documents). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 and any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following Section 9.8.

(g) Subject to the other provisions of this Section 9.7 and the provisions of Section 9.22, any Affiliated Lender may purchase or sell outstanding Advances from the Effective Date until the Business Day immediately preceding the Maturity Date, on the following basis:

(i) any such purchase or sale of Advances shall be consummated as an assignment otherwise in accordance with the provisions of this Section 9.7 and pursuant to an Affiliated Lender Assignment and Acceptance in lieu of an Assignment and Acceptance (it being understood and agreed that any such purchase or sale of Advances that does not comply with this Section 9.7 and Section 9.22 shall not be effective as an assignment hereunder);

(ii) any such purchase of Advances may be made by the applicable Affiliated Lender from time to time from one or more Lenders of such Affiliated Lender’s choosing and need not be made from all Lenders; and

(iii) at the time of purchase, the aggregate principal amount of the Advances held by all Affiliated Lenders shall not exceed 25.0% of the total Advances outstanding at any time.

Section 9.8. Confidentiality. The Administrative Agent and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement and identified by such Credit Party as proprietary or confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby or any Hedging Arrangement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and will be instructed to keep such information confidential), (b) to any other Person if directly incidental to the administration of the credit facilities provided herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and will be instructed to keep such information confidential), (c) as required by any Legal Requirement (with, to the extent permitted by applicable law, prompt notice to the Borrower), (d) upon the order of any court or administrative agency (with, to the extent permitted by applicable law, prompt notice to the Borrower), (e) upon the request or demand of any regulatory agency or authority having jurisdiction or purporting to have jurisdiction over such Lending Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (f) that is or becomes available to the public (other than as a result of a breach of this Section by such Lending Party) or that is or becomes available to any Lending Party on a non-confidential basis as a result of a disclosure by any Person other than a Credit Party, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party (with, to the extent permitted by applicable law, prompt notice to the Borrower), (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, (i) to any actual or proposed participant or Eligible Assignee, in each case, subject to provisions similar to those contained in this Section 9.8 and, in the event such participant or Eligible Assignee is a direct competitor of the Borrower or its Subsidiaries and no Event of Default has occurred and is continuing, with the prior written consent of the Borrower, (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided herein, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided herein, or (iii) any credit insurer, and (k) with the consent of the Borrower. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action. In the event that any of the terms of this Section 9.8 conflict with any non-disclosure agreement executed by a Lending Party prior to the date hereof, then the terms of this Section 9.8 shall govern and control.

Section 9.9. Notices, Etc.

(a) Except as provided in paragraph (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule I, if to the Administrative Agent at its credit contact specified under its name on Schedule I, and if to any Lender at is credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender pursuant to Article 2 shall not be effective until received and, in the case of telecopy, such receipt is confirmed by such Lender verbally or in writing. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effect as provided in said paragraph (b).

(b) Notices and other communications to the Administrative Agent and each Lender hereunder may be delivered or furnished by electronic communication (including e-mail, internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that (x) such communication is followed promptly by an original delivered in accordance with paragraph (a) above and (y) the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such person has notified the Borrower that it is incapable of receiving notices under such article by electronic communication. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon sender’s receipt of an acknowledgment from the recipient (such as by the “Return Receipt Requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (1) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.10. Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11. Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12. Governing Law; Service of Process. THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS (UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.9. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.13. Submission to Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN THE COURTS OF ANY JURISDICTION.

Section 9.14. Waiver of Venue. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.16. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.17. Subordination Agreements. The Administrative Agent is hereby authorized on behalf of the Lenders to enter into the Subordination Agreements. A copy of each such Subordination Agreement will be made available to each Secured Party upon request. Each Secured Party (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of each such Subordination Agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 9.18. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.19. No Fiduciary or Agency Relationship. The Borrower acknowledges and agrees that neither the Administrative Agent, the Arrangers, any Lender nor any Affiliate thereof has assumed, and neither the Administrative Agent, the Arrangers, any Lender nor any Affiliate thereof will assume, an agency or fiduciary responsibility in the Borrower’s, its Subsidiaries’ or their respective Affiliates’ favor with respect to the Credit Documents or any of the transactions contemplated thereby (irrespective of whether the Administrative Agent, the Arrangers, any Lender or any Affiliate thereof has advised or is currently advising the Borrower, its Subsidiaries or their respective Affiliates on other matters).

Section 9.20. Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH CREDIT PARTY HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

Section 9.21. Intercreditor Agreement. Each of the Lenders (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the terms of the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby) from time to time as Collateral Agent and on behalf of such Person, and by its acceptance of the benefits of the Security Documents, hereby acknowledges and agrees to be bound by such provisions. Notwithstanding anything herein to the contrary, each Lender, the Administrative Agent and the Collateral Agent acknowledge that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent and/or the Collateral Agent thereunder, are subject to the provisions of the Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall prevail.

Section 9.22. Affiliated Lenders. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, with respect to any Advances at any time held by an Affiliated Lender, such Affiliated Lender shall have no right whatsoever, in its capacity as a Lender with respect to such Advances then held by such Affiliated Lender, whether or not any Credit Party is subject to a bankruptcy or other insolvency proceeding or otherwise, so long as such Lender is an Affiliated Lender, to (i) consent to any amendment, modification, waiver, consent or other such action with respect to, or otherwise vote on any matter related to, or vote in connection with any direction delivered to the Administrative Agent or the Collateral Agent by the Majority Lenders pursuant to, any of the terms of the Agreement or any other Loan Document, in each case to the extent such amendment, modification, waiver, consent, other action, vote or direction is effective with only the consent of or action by the Majority Lenders (each, a “Majority Lender Vote/Directive”) and, if applicable, the Borrower or any other Credit Party; provided that for purposes of any Majority Lender Vote/Directive, the Administrative Agent shall automatically deem any Advances held by such Affiliated Lender to be voted on a pro rata basis in accordance with the votes cast in respect of the Advances of all other Lenders in the aggregate (other than any Affiliated Lender) in connection with any such Majority Lender Vote/Directive (including all voting and consent rights arising out of any bankruptcy or other insolvency proceedings (except for voting on any plan of reorganization or refraining from voting on any plan of reorganization, in which case the Administrative Agent shall vote or refrain from voting such Loans of such Affiliated Lender in the Administrative Agent’s sole discretion)); provided, further, that no such Majority Lender Vote/Directive shall deprive such Affiliated Lender of its share of any payments or other recoveries which the Lenders are entitled to share on a pro rata basis under the Credit Documents and such Affiliated Lender’s vote shall be counted to the extent any such plan of reorganization or other amendment proposes to treat the Obligations of the Affiliated Lender in a manner less favorable in any material respect to such Affiliated Lender than the proposed treatment of Obligations held by Lenders that are not Affiliates of the Borrower, (ii) attend any meeting (live or by any electronic means) in such Affiliated Lender’s capacity as a Lender with the Administrative Agent, the Collateral Agent or any other Lender or receive any information from the Administrative Agent, the Collateral Agent or any other Lender except to the extent such information is made available to any Credit Party (or its representatives) and other than administrative notices given to all Lenders under Article II or (iii) have access to the Platform.

Section 9.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.24. Effect of Amendment and Restatement of Existing Credit Agreement. On the Restatement Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement, except for (i) the representations and warranties made by the Borrower and the Credit Parties prior to the Restatement Date (which representations and warranties made prior to the Restatement Date shall not be superseded or rendered ineffective by this Agreement as they pertain to the period prior to the Restatement Date) and (ii) any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Restatement Date (including any failure, prior to the Restatement Date, to comply with the covenants contained in the Existing Credit Agreement required to have been performed). The parties hereto acknowledge and agree that (1) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, satisfaction, payment, re-borrowing or termination of the “Secured Obligations” under the Existing Credit Agreement or the other Credit Documents as in effect prior to the Restatement Date and which remain outstanding as of the Restatement Date, nor do they operate as a waiver of any right, power or remedy of any Lender under any Credit Document, (2) the “Secured Obligations” under the Existing Credit Agreement and the other Credit Documents are in all respects continuing (as amended and restated hereby and which are in all respects hereafter subject to the terms herein) and (3) the Liens and security interests as granted under the applicable Credit Documents securing payment of such “Secured Obligations” are in all respects continuing, unaltered and in full force, and effect and are reaffirmed hereby. The Borrower acknowledges and agrees that Section 9.2 of the Existing Credit Agreement shall, to the extent applicable immediately prior to the Restatement Date, survive for the intended beneficiaries of such provision to the extent such provision applies with respect to any indemnified liabilities (under Section 9.2 of the Existing Credit Agreement) relating to events and circumstances occurring prior to the Restatement Date.

[Remainder of this page intentionally left blank]

Exhibit B to

Amendment and Restatement Agreement

Exhibits to the Restated Credit Agreement

See attached.

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including without limitation any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate Affiliate of [identify Lender]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A-1 – Form of Assignment and Acceptance

3.	Borrower:	HI-CRUSH PARTNERS LP

4.	Administrative Agent:	MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement, dated as of December 22, 2017, among Borrower, the Lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitments / Advances for all Lenders	Amount of Commitment / Advances Assigned[5]	Percentage Assigned of Commitment / Advances[6]
		$	$	%
		$	$	%
		$	$	%

7. Trade Date:                                  7

Effective Date:                                         , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A-1 – Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title: :

[8]	Add additional signature blocks as needed.

Exhibit A-1 – Form of Assignment and Acceptance

[Consented to and] [9] Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

[Consented to:] [10]

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consents of the Borrower is required by the terms of the Credit Agreement.

Exhibit A-1 – Form of Assignment and Acceptance

Annex 1

To Exhibit A-1 – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A-1 – Form of Assignment and Acceptance

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A-1 – Form of Assignment and Acceptance

EXHIBIT A-2

FORM OF AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender Assignment and Acceptance (the “Affiliated Lender Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including without limitation any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Affiliated Lender Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[11]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[12]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[13]	Select as appropriate.
[14]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A-2 – Form of Affiliated Lender Assignment and Acceptance

[for each Assignee, indicate [Sponsor][Affiliate of Sponsor]]

3.	Borrower:	HI-CRUSH PARTNERS LP

4.	Administrative Agent:	MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement, dated as of December 22, 2017, among Borrower, the Lenders party thereto from time to time, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitments /Advances for all Lenders	Amount of Commitment / Advances Assigned[15]	Percentage Assigned of Commitment / Advances[16]
		$	$	%
		$	$	%
		$	$	%

7.	Trade Date: [17]

Effective Date:                                 , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8.	Additional Representations and Covenants of Assignee[s]. [The][Each] Assignee represents and warrants that (a) it is an Affiliated Lender and [the Sponsor] [an Affiliate of the Sponsor] pursuant to the Credit Agreement; and (b) as of the Effective Date, after giving effect to this Affiliated Lender Assignment and Acceptance, the aggregate principal amount of the Advances held by all Affiliated Lenders does not exceed 25% of the total Advances outstanding. By executing this Affiliated Lender Assignment and Acceptance, each Affiliated Lender agrees to be bound by the terms of Section 9.22 of the Credit Agreement.

[15]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.
[17]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A-2 – Form of Affiliated Lender Assignment and Acceptance

The terms set forth in this Affiliated Lender Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][18]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[18]	Add additional signature blocks as needed.

Exhibit A-2 – Form of Affiliated Lender Assignment and Acceptance

[Consented to and] [19] Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

[Consented to:] [20]

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

[19]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[20]	To be added only if the consents of the Borrower is required by the terms of the Credit Agreement.

Exhibit A-2 – Form of Affiliated Lender Assignment and Acceptance

Annex 1

To Exhibit A-2 – Affiliated Lender Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Affiliated Lender Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Affiliated Lender Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A-2 – Form of Affiliated Lender Assignment and Acceptance

3. General Provisions. This Affiliated Lender Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Acceptance. This Affiliated Lender Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A-2 – Form of Affiliated Lender Assignment and Acceptance

EXHIBIT B

[Reserved]

Exhibit B – [Reserved]

EXHIBIT C

FORM OF NOTICE OF BORROWING

December 22, 2017

Morgan Stanley Senior Funding, Inc., as Administrative Agent

1585 Broadway

New York, New York 10036

Telephone: 917-260-5330

Facsimile: 917-260-6680

Ladies and Gentlemen:

The undersigned, Hi-Crush Partners LP, a Delaware limited partnership (“Borrower”), refers to the Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing), among the Borrower, the lenders party thereto (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and hereby gives you irrevocable notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby requests a Borrowing (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , .

(b)	The Proposed Borrowing will be composed of [Base Rate Advances] [Eurodollar Advances][21].

(c)	The aggregate amount of the Proposed Borrowing is $ .

(d)	[The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is [one][two][three][six] month(s)] [22].

The Advances herein requested are to be received in immediately available funds on the date set forth above in the following account: [                ].

Very truly yours,

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

[21]	Subject to approval of all Lenders.
[22]	Subject to approval of all Lenders.

Exhibit C – Form of Notice of Borrowing

EXHIBIT D

FORM OF NOTICE OF CONTINUATION OR CONVERSION

[Date]

Morgan Stanley Senior Funding, Inc., as Administrative Agent

1585 Broadway

New York, New York 10036

Telephone: 917-260-5330

Facsimile: 917-260-6680

Ladies and Gentlemen:

The undersigned, Hi-Crush Partners LP, a Delaware limited partnership (“Borrower”), refers to the Amended and Restated Credit Agreement dated as of December 22, 2017 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) among the Borrower, the lenders party thereto (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, and hereby gives you irrevocable notice pursuant to Section 2.2(b) of the Credit Agreement that the undersigned hereby requests a [Conversion][continuation] of outstanding Advances, and in connection with that request sets forth below the information relating to such [Conversion][continuation] (the “Requested [Conversion][Continuation]”) as required by Section 2.2(b) of the Credit Agreement:

1. The Business Day of the Requested [Conversion][Continuation] is                     ,         .

2. The aggregate amount of the existing Advances to be [Converted][continued] is $                  and is comprised of [Base Rate Advances][Eurodollar Advances] (“Existing Advances”).

3. The Requested [Conversion][Continuation] consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Advances]] [a continuation of the Existing Advances].

[(4) The duration of the Interest Period for the Eurodollar Advances included in the Requested [Conversion][Continuation] is [[one][two][three][six] month[s]].

The Borrower hereby certifies that no Event of Default has occurred and is continuing or would result from the Requested [Conversion][Continuation].

Very truly yours,

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

Exhibit D – Form of Notice of Continuation or Borrowing

EXHIBIT E

[Reserved]

Exhibit E – [Reserved]

EXHIBIT F

FORM OF NOTE

$	,

For value received, the undersigned HI-CRUSH PARTNERS LP, a Delaware limited partnership (“Borrower”), hereby promises to pay to                              (“Payee”) and its registered assigns the principal amount of                                 No/100 Dollars ($                        ) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Note in accordance with the terms of the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Amended and Restated Credit Agreement, dated as of December 22, 2017 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Note.

This Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

[This Note is given in renewal, extension, and modification, but not in discharge or novation, of that certain note dated [        ], 2014 in the principal amount of $[                    ] made by the Borrower payable to the Payee.]

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

This Note may not be assigned except in compliance with the Credit Agreement.

Exhibit F – Form of Note

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THIS NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

Exhibit F – Form of Note

Exhibit C to

Amendment and Restatement Agreement

Schedule I to the Restated Credit Agreement

See attached.

SCHEDULE I

Commitments, Contact Information

ADMINISTRATIVE AGENT
Morgan Stanley Senior Funding, Inc.	Address for Notices: 1300 Thames Street, 4th Floor Thames Street Wharf Baltimore, MD 21231 Telephone: 917-260-0588 Email: MSAGENCY@morganstanley.com
CREDIT PARTIES
Borrower/Guarantors	Address for Notices: Three Riverway, Suite 1350 Houston, TX 77056 Attn: Laura Fulton Telephone: (713) 980-6200 Facsimile: (713) 980-6202

Lender	Commitment
Morgan Stanley Senior Funding, Inc.	$200,000,000.00

Total:	$200,000,000.00

Exhibit D to

Amendment and Restatement Agreement

Schedules to the Restated Credit Agreement

See attached.

Schedule II

Additional Conditions and Requirements for New Domestic Subsidiaries

Within 45 days (or such longer period of time as the Administrative Agent shall agree) of creating a new Domestic Subsidiary or acquiring a new Domestic Subsidiary, the Administrative Agent and the Collateral Agent shall have received each of the following:

(a) Guaranty. A joinder and supplement to the Guaranty executed by such Subsidiary;

(b) Security Agreement. A joinder and supplement to the Security Agreement executed by such Subsidiary, in any event, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented;

(c) Mortgages. If such Subsidiary owns any real property and if and as requested by the Administrative Agent, a fully executed Mortgage covering such real properties, together with (i) a copy of an existing owner’s policy of title insurance reflecting no Liens on such real property other than Permitted Liens, (ii) if such property is designated to be in a “flood hazard area” (as evidenced by a flood determination certificate issued by the appropriate Governmental Authority or third party obtained by the Administrative Agent), evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, and (iii) such evidence of corporate authority to enter into such Guaranty, Security Agreement, and Mortgage as the Administrative Agent may reasonably request;

(d) Pledges. A pledge agreement executed by the equity holders of such Subsidiary pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such pledge agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable;

(e) Real Estate. (i) If and as requested by the Administrative Agent, a Responsible Officer’s certificate from such new Subsidiary certifying a complete listing of all real property owned or leased by such new Subsidiary and including a notation as to all locations where any equipment of such new Subsidiary is kept, and (ii) if and as requested by the Administrative Agent, lien waivers or subordination agreements in form and substance satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on such officer’s certificate;

(f) Corporate Documents. A secretary’s certificate from such new Subsidiary certifying such Subsidiary’s (i) Responsible Officer’s incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing in such Subsidiary’s state of organization dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(g) Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act; and

Schedule II

(h) Opinion of Counsel. If requested by the Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such new Subsidiary and substantially similar to the legal opinion delivered at the Restatement Date with respect to the other Domestic Subsidiaries in existence on the Restatement Date.

Schedule 4.1

Fore representations made as of the Restatement Date:

Organizational Information

Entity	Type of Organization	Jurisdiction of Incorporation
D & I Silica, LLC.	limited liability company	Pennsylvania
Hi-Crush Augusta Acquisition Co. LLC	limited liability company	Delaware
Hi-Crush Augusta LLC	limited liability company	Delaware
Hi-Crush Blair LLC	limited liability company	Delaware
Hi-Crush Canada Inc.	corporation	Delaware
Hi-Crush Chambers LLC	limited liability company	Delaware
Hi-Crush Finance Corp.	corporation	Delaware
Hi-Crush Investments Inc.	corporation	Delaware
Hi-Crush LMS LLC	limited liability company	Delaware
Hi-Crush Operating LLC	limited liability company	Delaware
Hi-Crush Partners LP	limited partnership	Delaware
Hi-Crush Permian Sand LLC	limited liability company	Delaware
Hi-Crush PODS LLC	limited liability company	Delaware
Hi-Crush Railroad LLC	limited liability company	Delaware
Hi-Crush Whitehall LLC	limited liability company	Delaware
Hi-Crush Wyeville LLC	limited liability company	Delaware
PDQ Properties LLC	limited liability company	Wisconsin

Schedule 4.4

Fore representations made as of the Restatement Date:

Financial Condition

The Borrower has long-term commitments and performance obligations pursuant to the terms of the contracts identified in writing to the Administrative Agent on or prior to the Restatement Date.

Schedule 4.5

Fore representations made as of the Restatement Date:

Owned and Leased Real Properties

Owned Property:

Wyeville Property:*

(Wildcat Companies LLC Property)

Lot Two (2) of a Certified Survey Map recorded in Vol. 18 CSM Pg. 191, as Doc. No. 550818 located in the NW  1⁄4 of the NE  1⁄4 of Section 17, Township 18 North, Range 1 East, Monroe County, WI.

The Northwest Quarter of the Southeast Quarter (NW  1⁄4 of SE  1⁄4);

The East 3 rods of the Southwest Quarter of the Southeast Quarter (SW  1⁄4 of SE  1⁄4), Except those lands described in Vol. 181 Deeds Pg. 564, as Doc. No. 233574;

The Southwest Quarter of the Northeast Quarter (SW  1⁄4 of NE  1⁄4), lying South of the drainage ditch;

The Northeast Quarter of the Southeast Quarter; Except the following parcels: Those lands described in Vol. 29 Deeds Pg. 216; Those lands described in Vol. 31 Deeds Pg. 61; Those lands described in Vol. 9 CSM Pg. 202 as Doc. No. 434580;

Those lands lying Southwest of the drainage ditch, which runs Northwesterly and Southeasterly across the Southwest corner of the Southeast Quarter of the Northeast Quarter.

All in Section 17, Township 18 North, Range 1 East.

Tax Parcel Nos.: 006-00397-0000; 006-00382-0000; 006-00400-0000; 006-00380-0000; 006-00376-0000; and 006-00402-5000

(Union Pacific ROW Property)

A parcel of land located in the SW  1⁄4 of the SW  1⁄4 and NW  1⁄4 of SW  1⁄4 of Section 16 and the NE  1⁄4 of the NE  1⁄4, NW  1⁄4 of NE  1⁄4, SW  1⁄4 of NE  1⁄4, SE  1⁄4 of NE  1⁄4 and the NE  1⁄4 of SE  1⁄4, Section 17, Township 18 North, Range 1 East, Town of Bryon, and Village of Wyeville, Monroe County, Wisconsin, described as follows: Beginning at the S  1⁄4 corner of Section 8, Township 18 North, Range 1 East; thence NO degrees 02’01” W along the West line of the SW  1⁄4 of SE  1⁄4 of said Section 8, a distance of 321.55 feet; thence S38 degrees 58’15” E, a distance of 6308.52 feet to the East line of said SW  1⁄4 of SW  1⁄4; thence S0 degrees 15’09” E along said East line, a distance of 820.83 feet to the North right of way line of S.T.H. “21”; thence N86 degrees 35’13” W along

*	Location where Credit Parties maintain equipment or Inventory.

said North line, a distance of 1329.69 feet to the West line of said SW  1⁄4 of SW  1⁄4; thence NO degrees 07’21” W, a distance of 1157.65 feet to the Northwest corner of said SW  1⁄4 of SW  1⁄4; thence NO degrees 13’18” W along the West line of said NW  1⁄4 of SW  1⁄4, a distance of 774.59 feet to the Southerly line of the Union Pacific Railroad; thence N38 degrees 57’52” W along said Southerly line, a distance of 818.37 feet to the Southeast corner of Lot 1 of Volume 18 of Certified Survey Maps, Page 191; thence N38 degrees 58’46” W along said Southerly line, a distance of 3375.13 feet to the West line of said NW  1⁄4 of NE  1⁄4; thence NO degrees 13“00” W a distance of 132.49 feet to the point of beginning, EXCEPT that part contained within the SW  1⁄4 of SE  1⁄4 of said Section 8.

Tax Parcel Nos.: 192-00077-5000; 006-00366-5000; 006-00378-5000; 006-00399-5000; 006-00375-6000; 006-00379-5000; and 006-00384-5000

(Ziegler Property)

PARCEL 1:

Lot 1 of a Certified Survey Map recorded in Vol. 18 CSM on page 191 as Doc. No. 550818 located in part of the Northwest Quarter of Northwest Quarter (NW  1⁄4 of NW  1⁄4) Northeast Quarter of Northwest Quarter (NE  1⁄4 of NW  1⁄4), Northwest Quarter of Northeast Quarter (NW  1⁄4 of NE  1⁄4), Southwest Quarter of Northeast Quarter (SW  1⁄4 of NE  1⁄4) and Southeast Quarter of Northeast Quarter (SE  1⁄4 of NE  1⁄4), Section Seventeen (17), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin, EXCEPT Lot 1 of Vol. 19 CSM, on page 049, as Document No.·553068.

Tax Parcel No. 006-00385-0000

PARCEL 2:

Also a parcel of land located in the Northwest Quarter of Northwest Quarter (NW  1⁄4 of NW  1⁄4), Section Seventeen (17), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin, bounded on the North by the South Line of Lot 1 Vol. 19 CSM, page 049, Document No. 553068 extended Westerly to the West line of said forty; bounded on the West by the West forty line; bounded on the East by the West line of Lot 1 of Vol. 18 CSM, page 191, as Document No. 550818; and bounded on the South by the South line of Lot 1 of Vol. 18 CSM, page 191, as Document No. 550818 extended Westerly to the West line of said forty.

Tax Parcel No. 006-00385-0002

(Woten Property)

Lot 1 of a Certified Survey Map recorded in Vol. 19 CSM on Page 049 as Doc. No. 553068 located in part of the Northwest Quarter of Northwest Quarter (NW1/4 of NW1/4), Section Seventeen (17), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin.

Tax Parcel No. 006-000386-0000

(Dimeck Property)

A parcel of land lying in the West One-half of the Southeast Quarter (W  1⁄2 of SE  1⁄4) of Section Seven (7), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin described as follows: Commencing at a point on C.T.H. “G” 17 rods and 1  1⁄2 feet Southwest of where C.T.H. “G” intersects the East line of NW  1⁄4 of SE  1⁄4 of Section 7, T18N, R1E, thence at right angles to C.T.H. “G” to the East line of said forty; thence South along the East line of the W 1⁄2 of SE 1⁄4 to the SE corner of SW 1⁄4 of SE  1⁄4 ; thence North on a straight line in a northwesterly direction to the line of highway; thence Northeasterly along the line of C.T.H. “G” 43 rods to the point of beginning EXCEPTING a strip of land 100 feet in width located in the SW  1⁄4 of SE  1⁄4 of Section 7 lying adjacent and to the Northeast of the following described reference line: Commencing at the SE corner of the said SW 1⁄4 of SE 1⁄4; thence in a Northwesterly direction to a point on the Southeasterly right-of-way of C.T.H. “G” and thereby terminating. Said point located 60 rods and 1 1⁄2 feet southwest from the intersection of the Southeasterly right of way of C.T.H. “G” and the East line of the NW 1⁄4 of SE 1⁄4.

Tax Parcel No. 006-00144-0000

(Case Property)

Southeast Quarter of the Northwest Quarter (SE 1/4 of NW 1/4); and Northwest Quarter of the Southwest Quarter (NW 1/4 of SW 1/4); All in Section Nine (9), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin.

Tax Parcel Nos. 006-00179-0000 and 006-00181-0000

Chambers Property:*

PARCEL I:

South Half (S 1⁄2) of Section Eight (8) and all that part of Northeast Quarter (NE 1⁄4) of Section Seventeen (17), lying East of the Chicago, St. Paul, Minneapolis and Omaha Railroad Company right of way, all in Township 18 North, Range 1 East, Town of Byron, Monroe County, Wisconsin;

Excepting the following parcels:

1.	Lands sold to Monroe County for highway purposes;

2.	Lot One (1) of a Certified Survey Map recorded in Vol. 10 of CSM Pg. 157 as Doc. No. 446155, located in the NE 1⁄4 of SW 1⁄4 of Section 8, Township 18 North, Range 1 East, Monroe County, WI;

3.	Lands described in Vol. 320 Records Pg. 317 as Doc. No. 488838;

4.	Railroad Right-of-Way 115 Feet in width as depicted on Survey dated December 10, 2010 by Paul R. Knudson, Wisconsin Registered Land Surveyor, under Vierbicher Project No. 75107465, and on Right of Way and Track Map of Chicago, St. Paul, Minneapolis and Omaha Railway Co. dated June 30, 1917.

ALSO EXCEPTING: A parcel of land located in part of the NW  1⁄4 of the SW  1⁄4, NE  1⁄4 of the SW  1⁄4, NW  1⁄4 of the SE  1⁄4, and NE  1⁄4 of the SE  1⁄4 of Section 8, T18N, R1E, described as follows:

Commencing at the West quarter corner of said Section 8; thence S86º12’09“E along the east-west quarter line of said Section 8, 787.99 feet to the Point of Beginning; thence continuing S86 º 12’09“E along said east-west quarter line, 563.52 feet to the Northwest corner of Lot 1, of Certified Survey Map recorded in Volume 10 of Certified Surveys on Page 157, as Document No. 446155; thence S00°00’04“W along the West line of said Lot 1, 294.60 feet to a found 1” iron pipe at the Southwest corner thereof; thence S86°11’02“E along the South line of said Lot 1, 294.90 feet to a found 1” iron pipe at the Southeast corner thereof; thence N00º01’40“W along the East line of said Lot 1, 294.71 feet to the Northeast corner thereof; thence S86º12’09“E along said east-west quarter line, 3607.23 feet to the East quarter corner of said Section 8; thence S00 º 04’47“E along the East line of said NE  1⁄4 of the SE  1⁄4, 759.23 feet; thence N86°12’09“W along a line parallel with said east-west quarter line, 3814.15 feet to the intersection with the Northeasterly right-of-way of Union Pacific Railroad; thence N39°03’11“W along said railroad right-of-way, 1033.23 feet to the Point of Beginning.

Computer No. 006-00168-0000

Computer No. 006-00381-0000

Computer No. 006-00377-0000

Computer No. 006-00168-0001

Computer No. 006-00169-0000

Computer No. 006-00375-0000

Computer No. 006-00166-0000

Computer No. 006-00164-0000

Computer No. 006-00167-0000

Computer No. 006-00163-0000

Computer No. 006-00161-0000

Computer No. 006-00162-0001

PARCEL II:

A fifty (50) foot wide easement located in part of the NW  1⁄4 of the SW  1⁄4 and part of the NE  1⁄4 of the SW  1⁄4 of Section 8, T18N, R1E, Monroe County, Wisconsin, established by Access Easement Agreement, recorded January 18, 2011 as Document No. 611684, described as follows:

Commencing at the West quarter corner of said Section 8; thence S86°12’09“E along the east-west quarter line of said Section 8, 787.99 feet to the Point of Beginning; thence continuing S86°12’09“E along said east-west quarter line, 68.20 feet to the intersection with a line that is parallel with the Northeasterly right-of-way of the Union Pacific Railroad and 50 feet Northeasterly, measured at right angles from said railroad right-of-way; thence S39°03’11“E along said parallel line, 1033.23 feet; thence N86°12’09“W along a line parallel with the said east-west quarter line, 68.20 feet to the intersection with the Northeasterly right-of-way of the Union Pacific Railroad; thence N39°03’11“W along said Northeasterly right-of-way, 1033.23 feet to the Point of Beginning.

D & I Silica, LLC. Property:

Wisconsin Property

Lots 3 and 5, Block 3, Marpark Subdivision, located on the NE 1/4 of Section 16, Township 25 North, Range 3 East, Wood County, Wisconsin; AND Outlot 1 of Wood County Certified Survey Map No. 9365 recorded in Vol. 33 of Survey Maps, page 65 as Document No. 2011R08382, being a part of the NW 1/4 of the SE 1/4 of Section 18, Township 25 North, Range 3 East, City of Marshfield, Wood County, Wisconsin (the “Marshfield Property”).

The Marshfield Property is subject to a right of first refusal granted to the City of Marshfield by the Company pursuant to that Addendum to Warranty Deed dated April 9, 2012.

Pennsylvania Property:

(8064 Route 555, Driftwood, Pennsylvania 15832 (the “Driftwood Property”))

ALL THAT CERTAIN piece, parcel or lot of land situate, lying and being in the Borough of Driftwood, County of Cameron and Commonwealth of Pennsylvania, bounded and described as follows, to wit:

BEGINNING at a point on the easterly side of State Route 555, said point being the westerly most corner of lands now or formerly of Mountain Country Energy Services, Inc., said point being marked by an iron pin;

THENCE along the southerly lines of lands now or formerly of Mountain Country Energy Services, Inc. South 47° 54’ 53” East, 311.81 feet to a point on the northwesterly side of lands now or formerly of the Buffalo and Pittsburgh Railroad;

THENCE along the northwesterly boundary of the right of way of said lands now or formerly of Buffalo and Pittsburgh Railroad, the following three (3) courses and distances, each of which is marked by an iron pin:

1. South 48° 50’ 25” West, 363.56 feet;

2. North 41° 04’ 00” West, 7.06 feet;

3. South 48° 52’ 02” West, 976.48 feet, said point being the northeasterly corner of lands intended to be conveyed to the Down County Baptist Church;

THENCE along the northeasterly line of said lot intended to be conveyed to the Down County Baptist Church, North 41° 04’ 00” West, 278.23 feet to a point on the southeasterly side of the right of way for State Route 555;

THENCE along the southeasterly right of way of State Route 555 the following eight (8) courses and distances, each being marked by an iron pin:

1. North 49° 01’ 08” East, 529.11 feet;

2 South 41° 03’ 24” East, 10.00 feet;

3. North 48° 54’ 00” East, 65.28;

4. North 48° 54’ 00” East, 110.00;

5. North 48° 56’ 19” East, 87.92 feet;

6. North 48° 41’ 51” East, 137.39 feet;

7. By a tangential curve concaved to the north having a radius of 1,949.86 feet and an arc length of 339.53 feet;

8. North 39° 30’ 57” East, 35.92 feet to the place of beginning.

CONTAINING 8.40 acres, more or less.

AND BEING a portion of the same premises granted and conveyed from Pennsylvania Pellets & Millworks, Inc., a Pennsylvania Corporation to Driftwood Development Company, LLC by deed dated April 28, 2010 as the same is recorded in Cameron County Record Book Volume 205 at page 440. Said subdivision has been approved by the Cameron County Planning Commission and Commissioners as the same is noted in Cameron County Recorder of Deeds Office in Instrument Number 201100054, Map Book 5 at page 74.

EXCEPTING AND RESERVING a right of way, in common with the Grantee, its successors and its assigns, across the northwesterly corner of the above described premises leading from PA Route 555 to lot “A” of the Driftwood Development Subdivision, as depicted in cross-hatch markings on the map attached hereto.

No portion of Lot “B” has been approved by Driftwood Borough of the Department of Environmental Protection for the installation of any sewage disposal facility. No permit will be issued for the installation, construction, connection to or use of any sewage collection, conveyance, treatment or disposal systems (except for repairs to existing systems) unless the municipality and DEP have both approved sewage facilities planning for the property described herein in accordance with the Pennsylvania Sewage Facilities Act (35 P.S.§50.1 et seq.) and regulations promulgated thereunder. Prior signing, executing, implementing or recording any sale contract or subdivision plan, any purchaser or subdivider of any portion of this property should contact appropriate officials for Driftwood Borough who are charged with administrating the Sewage Facilities Act to determine the form of sewage facilities planning required and the procedure and requirement for obtaining appropriate permits or approvals.

ALSO, ALL THAT CERTAIN 60 foot wide right of way, adjacent and parallel to the aforementioned Buffalo and Pittsburgh Railroad, and sufficient for a railroad siding across the southeasterly corner of Lot “A” of the Driftwood Development Company, LLC subdivision.

ALSO UNDER AND SUBJECT, nevertheless, to the right of Driftwood Development Company, LLC, its successors and assigns, to utilize a portion of the above described property for a sewage system, together with the right to lay and maintain a 15 foot wide underground utility easement for the purpose of piping effluent to said system, at a location mutually agreeable to the parties. This easement is intended for the sole benefit of the owner of Lot A of said subdivision. The parties acknowledge that the proposed easement depicted upon the subdivision map has not been mutually agreed by the parties.

UNDER AND SUBJECT, nevertheless, to that certain Agreement between the Pennsylvania Railroad Company and Speer Carbon Company, dated December 29, 1948 and recorded in Cameron County Deed Book “45” at page 541: (1) that neither the said grantor nor its successors or assigns, shall be liable or obliged to construct or maintain any fence between the piece or parcel of land herein before described and land of said Grantor of adjoining the same; or be liable or obliged to pay any part of the cost or expense of constructing or maintaining such fence, or any part thereof, or be liable for compensation for any damage that may result by reason of the nonexistence of such a fence; and (2) that neither the Grantor nor its successors or assigns, shall at any time hereinafter ask, demand, recover, or receive any compensation whatsoever for any damage which may be caused by the slipping or sliding of any part of the adjoining railroad embankment of the Grantor or by the draining or seeping of water therefrom upon or into the herein described and granted premises, or upon or into anything which may be erected or placed thereon.

ALSO UNDER AND SUBJECT TO THAT CERTAIN Declaration of Deed Restrictions and Statutory Deed Acknowledgment dated April 25, 2005 as the same is recorded in Cameron County Record Book Volume 178 at page 349, as follows:

Pursuant Section 512(b) of the Hazardous Sites Cleanup Act, 35 P.S. 6020.512(b) the Declarant hereby acknowledges that hazardous substances, including, but not limited to hexachlorobenzene, bis(2-ethylhexyl) phthalate, dimethylphthalate, copper, chromium, lead, dibenzoforan, di-n—butyphthalate, benzene, trichloroethylene and tetrachloroethylene, were released on the Site. The surface area size and location where the hazardous substances remain on the Site, after remedial activities conducted pursuant to Act 2, 35 P.S. §6026.101 et seq., were performed for the purpose of achieving site-specific (pathway, elimination) remedy for groundwater and soils at the Site, is shown on the Plan attached hereto as Exhibit C, as recorded in Record Book Volume 178 at page 349.

In accordance with the provisions of Sections 304 of Act 2 (35 P.S. §6026.304) and other applicable law, this Declaration is made subject to the following restrictions and covenants; (1) the groundwater at and under the Site shall not be extracted for drinking water or agricultural purposes, except in accordance with a written plan approval by the Department of Environmental Protection (DEP) or successor; (2) use and development of the Site is hereby limited to nonresidential uses as that term is defined in Section 103 of Act 2 (35 P.S. §6026.103), unless an alternative use is first approved by DEP or successor in writing; (3) all current and subsequent deed holders of the Site shall have a continuing duty to maintain the integrity of the aggregate and vegetative covers/caps overlying the consolidated hazardous substances on the Site depicted in Exhibit C and as described in the guidelines set forth in Exhibit D in Record Book 178 at page 349; (4) all current and subsequent deed holders of the Site shall not undertake or allow any excavation upon, or intrusion into the capped areas except in accordance with a written plan approved by DEP or successor; and (5) of a building is to be constructed over the area of the Site, as depicted by cross-hatches on Exhibit C, where volatile organic compounds are present in soils at concentrations greater than soil to indoor air screening levels as established by DEP, either (i) engineering controls such as a vapor barrier or sub-grade ventilation system will need to be used in conjunction with construction such building, (ii) further sampling or assessment activities will need to be performed to determine whether unacceptable risks of vapor intrusion into the building may exist, or (iii) soils containing concentrations of VOC above soil-to-indoor air screening values are removed. Owners of the Site are responsible for complying with the Post-Construction Operation and Monitoring Plan as approved by DEP upon approval of the final Act 2 Report for the Site.

Pursuant to Section 304 of Act 2 (35 P.S. §6026.304), the above restrictions and covenants shall apply to and run with title to the Site, and no modification to these restrictions or covenants shall be made, except as provided herein and authorized pursuant to Section 903 of Act 2 (35 P.S. §6026.903), as amended. Except as provided by law, this Declaration of Deed Restrictions and Acknowledgement shall form a part of and be included in all future deeds conveying the Site or any part of it.

The “Capped Area” referred to in the above Declaration of Deed Restrictions is fully recorded in as Exhibit “B” in Cameron County Record Book Volume 178 at page 349, and is described as follows, a portion of which encompasses the above described premises:

ALL THAT CERTAIN piece or parcel of land, situate in Grove Township, Cameron County, Pennsylvania, bounded and described as follows:

COMMENCING at a rebar and cap at the Southwest corner of lands now or formerly of Robert, Scott and Carol Graham, Parcel No. 1 and the East side of Route 555;

THENCE South 05° 05’ 58” East a distance of 71.82 feet to the place of beginning;

THENCE South 55° 06’14” East a distance of 117.43 feet to a point;

THENCE North 33° 53’ 01” East a distance of 49.77 feet to a point;

THENCE South 56° 20’ 31” East a distance of 79.98 feet to a point;

THENCE South 33° 38’ 52’ West a distance of 2.26 feet to a point;

THENCE South 56° 20’ 31” East a distance of 103.07 feet to a point;

THENCE South 51° 31’ 45” East a distance of 20.82 feet to a point;

THENCE south 44° 41’ 20” West a distance of 500.96 feet to a point;

THENCE North 42° 55’ 40” West a distance of 61.17 feet to a point;

THENCE North 10° 27’ 24” West a distance of 94.43 feet to a point;

THENCE North 40° 36’ 03” West a distance of 66.33 feet to a point;

THENCE North 11° 51’ 38” East a distance of 116.49 feet to a point;

THENCE North 33° 28’ 09” East a distance of 159.93 feet to a point;

THENCE North 37° 47’ 06” East a distance of 25.61 feet to a point;

THENCE North 26° 09’ 04” East a distance of 21.82 feet to a point;

THENCE North 40° 46’ 19” East a distance of 20.00 feet to a point;

THENCE North 57° 16’ 45” East a distance of 14.59 feet to a point, said point being the place of beginning.

(16 Ross Street, Smithfield, Pennsylvania)

PARCEL FIRST: ALL that certain lot of land situate in the Borough of Smithfield, Fayette County, Pennsylvania, bounded and described as follows:

BEGINNING at the point of intersection of the Northwest side of a 20 foot street, now known as Ross Street, and the Southwest side of a 30 foot street, sometimes known as Moser Road; thence by the Southwest side of said Moser Road in a northwesterly direction 56 feet to corner of lot formerly of Benjamin R. Moser and Lenora Moser, his wife; thence by said Moser lot in a southwesterly direction 120 feet to the Northeast side of a 12 foot alley; thence by the Northeast side of said alley in a southeasterly direction 56 feet to the Northwest side of said Ross Street; thence by the Northwest side of said Ross Street in a northeasterly direction 120 feet, more or less, to the place of beginning, containing an area of 6,720 square feet, more or less.

PARCEL SECOND: ALL that cettain piece, parcel or lot of ground situate in Smithfield Borough, Fayette County, Pennsylvania, bounded and described as follows:

BEGINNING at a corner and lands, formerly owned by Benjamin Moser now or formerly of Arthur Sellers and a thirty foot street; thence by said street in a Southeast direction fifty feet to land now or formerly of Mary Caludzinski; thence along said Mary Caludzinski land in a Southwest direction 120 feet, more or less, to an alley of twelve feet; thence by said alley in a Northwest direction fifty feet to a corner and lands formerly of Benjamin Moser now or formerly of Arthur Sellers; thence by same in a Northeast direction 120 feet to the place of beginning, containing 6,000 square feet more or less.

Texas Property (Pecos Land):

THE SURFACE ESTATE ONLY of that tract of land in Reeves County, Texas, as particularly described below.

FIELD NOTES DESCRIBING 382.79 GRID (382.88 SURFACE) ACRES TRACT OF LAND, OUT OF SECTION 2, ABSTRACT NO. 5851, BLOCK C-18, PUBLIC SCHOOL LAND SURVEY, REEVES COUNTY, TEXAS, SAID 382.79 GRID (382.88 SURFACE) ACRES TRACT DESCRIBED AS A 383.78 ACRES TRACT OF LAND IN VOLUME 616, PAGE 388, OF THE REEVES COUNTY, TEXAS OFFICIAL PUBLIC RECORDS, AND IN VOLUME 484, PAGE 230 OF THE REEVES COUNTY, TEXAS DEED RECORDS, SAID TRACT BEING ALL OF THE NORTHEAST 150.00 ACRES DESCRIBED IN FIELD NOTES RECORDED IN VOLUME 4, PAGE 437, PART OF THE NORTHWEST 150.00 ACRES DESCRIBED BY FIELD NOTES RECORDED IN VOLUME 4, PAGE 439, PART OF THE SOUTHEAST 154.10 ACRES FIELD NOTES RECORDED IN VOLUME 4, PAGE 436, AND PART OF THE SOUTHWEST 154.20 ACRES FIELD NOTES RECORDED IN VOLUME 4, PAGE 438, AND OUT OF A 611.00 ACRES TRACT DESCRIBED IN FIELD NOTES RECORDED IN VOLUME 4, PAGE 435 OF THE REEVES COUNTY TEXAS SURVEYOR’S FIELD NOTE RECORDS, SAID 382.79 GRID (382.88 SURFACE) ACRES TRACT MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

Beginning at a 1 3/4 inch iron pipe, recovered in the middle of Reeves County Road 414, and at the common corner of Section 2, Abstract No. 5851, Section 5, Section 6, and Section 7, Block C-18, Public School Land Survey, Reeves County Texas, called a 3/4 inch iron pipe in field notes of a 611.00 acres tract, recorded in Volume 4, Page 435 of the Reeves County Texas surveyor’s field note records, being the Southeast corner of a 60.00 acres tract of land, out of Section 5, of said Block C-18, described in Volume 874, Page 620, of the Reeves County, Texas official public records, at the Northeast corner of a 300.00 acres tract of land being the J.D. Arthur’s Subdivision Tracts 1 through 6, recorded in Volume 3, Page 85, of the Reeves County Texas, plat records, and the Northeast corner of a 383.78 acres tract described in Volume 484, Page 230, of said deed records, for the Northeast corner of this tract;

Thence S 1 °38’00” W 3941.26 feet, along the common line of said Sections 2 and 7, and along said Reeves County Road 414, to a 112 inch rod with a cap marked “Trujillo RPLS 5358”, set on the North right of way line of the Texas and Pacific Railroad, described in Volume 126, Page 363, of the Reeves County, Texas deed records, whence a 1 112 inch iron pipe called the Southeast corner of said 383.78 acres tract and the North original right of way line of said Railroad bears S 1 °38’00” W 53.88 feet, said 1 112 inch iron pipe being 100.00 feet North and parallel to the centerline of said Railroad, and 107.76 feet N 1 °38’00” E of the Southeast corner of said Section 2, for the Southeast corner of this tract;

Thence S 69°45’28” W 2020.75 feet, along the North right of way line of said Railroad, 150.00 feet North and parallel to said Railroad centerline, to a 112 inch iron rod with a cap marked “Trujillo RPLS 5358”, set at the Southeast corner of a 37.61 acres tract of land, described as a 37.50 acres tract of land in Volume 644, page 309, of the said official public records, being a tract referenced as part of a Veterans Land Board Subdivision in the Texas General Land Office Archives in Reeves County Rolled Sketch (RS) No. 20, for the Southernmost Southwest corner of this tract;

Thence N 1 °40’39” E 2208.50 feet, to a 112 inch iron rod with a cap marked “Trujillo RPLS 5358”, set at the Northeast corner of a 36.52 acres tract of land, described as a 37.50 acres tract of land in Volume 644, Page 309, of said official public records, on the South line of Tract No. 3, of said J.D. Arthur Subdivision, for and interior corner of this tract;

Thence N 88° 15’53” W, along the North line of said 36.52 acres tract, and the South line of said Tracts No. 2 and 3, at 783.65 feet, pass the South common corner of said Northeast 150.0 acres tract and said

Northwest 150.0 acres tract, in all 1306.21 feet, to a 112 inch iron rod with a cap marked “Trujillo RPLS 5358”, set at the North common corner of said Southeast 154.10 acres tract and said Southwest 154.20 acres tract, at the Northwest corner of said 36.52 acres tract, for an interior corner of this tract;

Thence S 1 °40’39” W 1593.16 feet, to a 112 inch iron rod, recovered at the Northeast corner of a 37.94 acres tract of land, described as a 37.50 acres tract of land in Volume 857, Page 279, of said official public records, and the Southeast corner of said Tract 6, of said J.D. Subdivision, for a corner of this tract;

Thence N 88°18’41” W 1073.54 feet, along the North line of said 37.94 acres tract, and the South line of said Tract 6, to a 112 inch iron rod, recovered at the Southeast corner of a 37.68 acres tract of land, described as a 37.50 acres tract of land, described in Volume 651, Page 428, of said official public records, and at the Southwest corner of said Tract 6, for the most Western Southernmost Southwest corner of this tract;

Thence N 1 °39’08” E 1594.03 feet, along the West line of said 37.68 acres tract, to a 112 inch iron rod with a cap marked Trujillo RPLS 5358”, set at the Northeast corner of said 37.68 acres tract, and on the South line of a 37.06 acres tract of land, described as a 37.50 acres tract of land in Volume 367, Page 218, of said deed records, and on the South line of said Northwest 150.00 acres tract and an interior corner of said Tract No. 6, whence a horseshoe in concrete bears S 1 °39’08” W 8.40 feet, for a corner of this tract;

Thence S 88° 15’ 53” E 271.00 feet, along the South line of said 37.06 acres tract, and said Northwest 150.00 acres tract, to a 112 inch iron rod with a cap marked “Trujillo RPLS 5358”, set at the Southeast corner of said 37.06 acres tract, whence a bent 1/2 inch iron rod bears S 1 °40’28” W 7.67 feet, for a corner of this tract;

Thence N 1 °40’28” E 1242.43 feet, along the East line of said 37.06 acres tract and the West line of said Tracts No. 5 and 6, to a 1/2 inch iron rod, recovered at the Northeast corner of said 37.06 acres tract and West line of said J.D. Arthur Subdivision, for a corner of this tract;

Thence N 88°19’09” W 1299.91 feet, along the North line of said 37.06 acres tract, to a 1/2 inch iron rod, recovered at the Northwest corner of said 37.06 acres tract, and on the common line of said Sections 2 and 3, for the Northernmost Southwest corner of this tract;

Thence N 1 °40’39” E 1247.81 feet, along the common line of said Sections 2 and 3, to a 112 inch iron rod with a cap marked “Trujillo RPLS 5358”, set at the common corner of Section 2, Abstract No. 5851, Section 3, Abstract No. 5852, Section 4, Abstract No. 5565, and Section 5, of said Block C-18, being the Southwest corner of a 20.00 acres tract of land, out of said Section 5, described in Volume 495, page 474, of said deed records, and the Northwest corner of said 383.78 acres tract of this tract

Thence S 88° 15’ 53” E 5281.05 feet, along the common line of said Sections 2 and 5, and the North line of said 383.78 acres tract, to the Point of Beginning, containing 382.79 grid (382.88 surface) acres of land more of less;

Bearings, Distances, and Areas are Grid, TXSPCS, TXC, NAD 83, to convert Bearings to True rotate by a theta of -1 °42’58.02647”, to convert Distances and Areas to Ground, divide by a combined factor of 0.999771795.

Augusta Property:*

Dale & Geraldine Erdman

Parcel 1:

That part of the NW  1⁄4 of the NW  1⁄4 of Section 10, Township 25 North, Range 6 West, City of Augusta, Eau Claire County, Wisconsin, lying Northeast of the Railroad Right of Way.

EXCEPT Highway Right of Way as conveyed in Volume 168 of Records, Page 557.

ALSO EXCEPTING land used for Railroad Right of Way.

AND

The NE  1⁄4 of the NW  1⁄4 of Section 10, Township 25 North, Range 6 West, City of Augusta, Eau Claire County, Wisconsin.

Parcel #: 202-1173-06-000 and 202-1173-05-000

Parcel 2:

That part of the SE  1⁄4 of the NW  1⁄4 and the SW  1⁄4 of the NE  1⁄4 of Section 10, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, lying North of the Railroad Right of Way.

Parcel #: 002-1193-04-010, 002-1193-09-010

Parcel 3:

That part of the NE  1⁄4 of the NE  1⁄4 of Section 9, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, lying South and West of the Railroad Right of Way.

AND

That part of Outlots 153 and 154, Assessor’s Subdivision of Lands, City of Augusta, Eau Claire County, Wisconsin, lying Southwesterly of the Railroad Right of Way.

AND

The NW  1⁄4 of the NE  1⁄4 of Section 9, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

AND

The SW  1⁄4 of the NE  1⁄4 of Section 9, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

AND

The SE  1⁄4 of the NE  1⁄4 of Section 9, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

SAVE AND EXCEPT, a parcel of land being part of the Northeast 1/4 of the Northeast 1/4 and the Southeast 1/4 of the Northeast 1/4, Section 9, Township 25 North, Range 6 West, Town Of Bridge Creek, Eau Claire County, Wisconsin, being further described as follows: commencing at the Northeast corner of said Section 9; thence S.00°33’55”E. along the East line of said Northeast 1/4, 751.65 feet to the point of beginning; thence continuing S.00°33’55”E. along said East line 1231.01 feet; thence S.88°45’52”W. 1415.52 feet; thence N.00°33’55”W. 1231.01 feet; thence N.88°45’52”E. 1415.52 to the point of beginning. Containing 1,742,400 square feet, more or less, 40.00 acres, more or less and being subject to existing easements.

Tax Parcel Nos.: 202-1110-07-000, 202-1110-10-000, 002-1190-03-000, 002-1190-04-000, 002-1190-05-000, 002-1190-06-000

Thomas & Celia Bethke

The SW  1⁄4 of the NW  1⁄4 lying East of the centerline of County Highway MM, now known as County Highway M and the SE  1⁄4 of the NW  1⁄4; the NE  1⁄4 of the SW  1⁄4; the NW  1⁄4 of the SE  1⁄4; the South  1⁄2 of the SE  1⁄4; the NE  1⁄4 of the SE  1⁄4; and the South 598 feet of the SE  1⁄4 of the NE  1⁄4 lying West of County Trunk MM, now known as County Highway RR, as now laid out; all in Section 15, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, AND Lot 1 of Certified Survey Map #1971 as recorded in Volume 10 of Certified Survey Maps, Page 367 as Document #839376;

SAVE AND EXCEPT, Lot 1 of Certified Survey Map No. 2884 as recorded in Volume 16 of Certified Survey Maps on Pages 177-178 in the Register of Deeds office for Eau Claire County, Wisconsin on January 30, 2013 as Document No. 1079263, being a part of the SW 1/4 of the NW 1/4, of Section 15, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin;

ALSO SAVE AND EXCEPT, Lot 1 of Certified Survey Map No. 2939, recorded in Volume 16 of Certified Survey Map at Pages 304-305 in the Register of Deeds office for Eau Claire County, Wisconsin on December 19, 2013 as Document No. 1094774, being a part of the SW 1/4 of the NW 1/4 of Section 15, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

Tax Parcel Nos.: 002-1207-09-010, 002-1207-10-000, 002-1208-01-000, 002-1208-07-000, 002-1208-06-000, 002-1208-08-000, 002-1208-09-000, 002-1207-05-000, 002-1207-06-010

Paul Whaley (Easement)

The Northeast Quarter (NE1/4) of the Southwest Quarter (SW1/4) of Section 10, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

Tax Parcel Number for the Property:

002-1193-10-000

Paul Whaley

The NW  1⁄4 of the SE  1⁄4 of Section 10, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, lying North of the Railroad.

AND

The East  1⁄2 of the NE  1⁄4 of Section 22, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin

Tax Parcel No.: 002-1194-05-010, 002-1226-02-000, and 002-1226-05-000

John Whaley

The SW  1⁄4 of the NE  1⁄4 of Section 15, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

Tax Parcel No.: 002-1207-04-000

John & Theresa Pettis

All that part of the following described property lying West of the centerline of County Road “RR” in Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin:

the NE  1⁄4 of the NW  1⁄4 and the NW  1⁄4 of the NW  1⁄4 of Section 23,

AND

the SW  1⁄4 of the SW  1⁄4 and the SE  1⁄4 of the SW  1⁄4 of Section 14

SAVE AND EXCEPT, Lot 1 of Certified Survey Map No. 2885, recorded in Volume 16 of Certified Survey Map at Page 179-180 in the Register of Deeds office for Eau Claire County, Wisconsin on January 30, 2013 as Document No. 1079264, being part of the SE 1/4 of the SW 1/4, and part of the SW 1/4 of the SW 1/4, all in Section 14, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

Tax Parcel Nos.: 002-1205-03-010, 002-1205-04-010, 002-1228-06-010, 002-1228-07-000

Paddock Farm Ltd (Easement)

The East 100 feet of the Southeast Quarter (SE1/4) of the Southwest Quarter (SW1/4), Section 10, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

AND

The East 105 feet of the Northeast Quarter (NE1/4) of the Northwest Quarter (SW1/4), Section 15, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

Tax Parcel Numbers for the Property:

002-1194-03-000

002-1207-07-000

[Carve Out:]

THAT THE EXTERIOR BOUNDARY OF THE LAND SURVEYED AND MAPPED IS AS FOLLOWS: A PARCEL OF LAND LOCATED IN THE SOUTHWEST 1/4 OF THE NORTHWEST 1/4, SECTION 15, TOWNSHIP 25 NORTH, RANGE 6 WEST, TOWN OF BRIDGE CREEK, EAU CLAIRE COUNTY, WISCONSIN. BEING FURTHER DESCRIBED AS FOLLOWS: COMMENCING AT THE WEST 1/4 CORNER OF SAID SECTION 15, THENCE N. 01°15’34”W. ALONG THE WEST LINE OF THE NORTHWEST 1/4 OF SAID SECTION 15, 1341.78 FEET TO THE NORTH LINE OF SAID SOUTHWEST 1/4 OF THE NORTHWEST 1/4, SECTION 15; THENCE N. 89°06’09”E. ALONG SAID NORTH LINE 467.63 FEET TO THE CENTERLINE OF COUNTY TRUNK HIGHWAY ‘M’; THENCE S. 04°22’53”W. ALONG SAID CENTER LINE 40.69 FEET TO THE POINT OF BEGINNING; THENCE S. 85°37’07”E. 224.15 FEET; THENCE S. 04°22’53”W. 331.46 FEET; THENCE N. 85°37’07”W. 93.00 FEET; THENCE S. 04°22’53”W. 77.69 FEET; THENCE N. 85°37’07”W. 131.15 FEET TO THE CENTERLINE OF SAID COUNTY TRUNK HIGHWAY ‘M’; THENCE N. 04°22’53”E. ALONG SAID CENTERLINE 409.15 FEET TO THE POINT OF BEGINNING. BEING SUBJECT TO EXISTING EASEMENTS AND HIGHWAY RIGHT OF WAYS.

Levi A. & Lydia Borntrager (Easement)

The South Half (S1/2) of the Northwest Quarter (NW1/4) and the Southwest Quarter (SW1/4) of the Northeast Quarter (NE1/4), all in Section 10, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, EXCEPT the right-of-way of the Chicago, St. Paul, Minneapolis and Omaha Railway Company (Wisconsin), and ALSO EXCEPT any portions of the above described property lying North of the Railroad right-of-way.

Tax Parcel Number for the Property:

Part of 002-1193-09-000

Amos Borntrager (Rail)

All that part of the SE  1⁄4 of the NE  1⁄4 and that part of the NE  1⁄4 of the SE  1⁄4 of Section 10, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, lying within the following described traverse:

Commencing at the East quarter corner of said Section 10; thence S 00°27’30” W along the East line of the SE  1⁄4 of said Section 10 a distance of 525.42 feet to the point of beginning of this description; thence continuing S 00°27’30” W 450.04 feet along said East line to the Northerly right of way of the Union Pacific Railroad; thence N 59°25’37” W 1549.41 feet to the West line of said SE  1⁄4 of the NE  1⁄4; thence N 00°17’09” E 450.83 feet; thence S 59°25’37” E 1550.98 feet to the point of beginning.

Tax Parcel No.: 002-1194-04-020, 002-1193-05-010

Levi F. & Katie Borntrager (Rail)

That part of the SW  1⁄4 of the SW  1⁄4 of Section 11, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, lying North of the railroad right of way.

Tax Parcel No.: 002-1197-01-010

Sandra Plessel

The South  1⁄2 of the NW  1⁄4 and the North  1⁄2 of the SW  1⁄4 of Section 11, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, excepting railroad right-of-way and excepting that part of the NW  1⁄4 of the SW  1⁄4 lying South of the railroad right-of-way, and also excepting a strip of land 2 rods wide along the North line of the SW  1⁄4 of the NW  1⁄4 of said Section 11, Township 25 North, Range 6 West, extending from the Northwest corner of said SW  1⁄4 of the NW  1⁄4 to a point about 3 rods East of the stream known as Hay Creek and as now enclosed by a fence, subject to highway and covenants and easements of record.

SAVE AND EXCEPT a parcel of land being part of the SW  1⁄4 of the NW  1⁄4 and the NW  1⁄4 of the SW  1⁄4, Section 11, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County Wisconsin. Being further described as follows: beginning at the West  1⁄4 corner of said Section 11; thence N.00°29’09”E along the West line of said SW  1⁄4 of the NW  1⁄4, 1291.72 feet; thence N.89°26’41”E. 468.52 feet; thence N.23°29’55”W. 35.83 feet to the North line of said SW  1⁄4 of the NW  1⁄4; thence N.89°26’41”E. along said North line, 883.97 feet to the NE corner of said SW  1⁄4 of the NW  1⁄4; thence S.00°44’45”W. along the East line of said SW  1⁄4 of the NW  1⁄4, 1328.47 feet to the NE corner of said NW  1⁄4 of the SW  1⁄4; thence S.00°43’55”W. along the East line of said NW  1⁄4 of the SW  1⁄4, 236.00 feet; thence S.89°36’01”W. 468.00 feet; thence S.00°43’55”W. 680.00 feet; thence S.89°36’01”W. 203.05 feet; thence N.59°25’37”W. 758.74 feet to the West line of said NW  1⁄4 of the SW  1⁄4; thence N.00°27’30”E. along said West line 525.42 feet to the point of beginning. Containing 2,526,683 Square Feet, more or less, 58.00 acres, more or less.

ALSO SAVE AND EXCEPT all that part of the Northwest  1⁄4 of the Southwest  1⁄4 of Section 11, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, described as follows: Commencing at the West  1⁄4 of said Section 11; Thence S00°27’30”W 525.42 feet; Thence S59°25’37”E 758.74 feet; Thence N89°36’01”E 203.05 feet; Thence N00°43’55”E 307.62 feet to the point of beginning; Thence continuing N00°43’55”E 372.38 feet; Thence N89°36’01”E 468.00 feet to a point on the east line of the said Northwest  1⁄4 of the Southwest  1⁄4; Thence S00°43’55”W along said east line a distance of 372.38 feet; Thence S89°36’01”W 468.00 feet to the point of beginning.

Tax Parcel Nos.: 002-1196-07-000, 002-1196-08-000, Part of 002-1196-09-000

Kotschi Property

The Northwest 1/4 of the Southwest 1/4 in Section 14, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin EXCEPT land deeded for highway purposes.

Tax Parcel No.: 002-1205-02-000

Randall Brothers, LLC Property

The South 200 feet of the S1/2 of the SW1/4 in Section 3, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin; lying East of County Highway M.

Tax Parcel No.: 002-1180-02-010 and 002-1180-03-010

Abe Borntrager Property

Parts of the NE  1⁄4 of the SE  1⁄4 and the SE  1⁄4 of the NE  1⁄4 of Section 10, and the NW  1⁄4 of the SW  1⁄4 of Section 11, all in Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, described as follows:

Commencing at the East  1⁄4 of Section 10; thence S 00° 27’ 30” W 525.42 feet to the point of the beginning; thence N 59° 25’ 37” W 1550.98 feet to the West line of said SE  1⁄4 of the NE 1/4; thence N 00° 17’09” E 57.91 feet along the West line of the said SE  1⁄4 of the NE 1/4; thence S 59° 25’ 37” E 2422.20 feet; thence S 89° 36’01” W 97.13 feet; thence N 59° 25’ 37” W 758.74 feet to the point of the beginning.

Tax Parcel Nos.: 002-1194-04-030, 002-1193-05-020, and 002-1196-10-020

Warner Property

That part of the NE  1⁄4 of the NE  1⁄4 of Section 11, Township 25 North, Range 6 West, lying South and West of U.S.H. 12, Town of Bridge Creek, Eau Claire County, Wisconsin, EXCEPT lands deeded for roadway purposes.

AND the NW  1⁄4 of the NW  1⁄4 of Section 12, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin, EXCEPT that part lying North of U.S.H. 12 and EXCEPT the railway right-of-way on the North line and EXCEPT a 100 foot strip across the said quarter section for said highway.

AND that part of the SE  1⁄4 of the NE  1⁄4 of Section 11, Township 25 North, Range 6 West, lying West of Warner Road as now laid out, Town of Bridge Creek, Eau Claire County, Wisconsin.

AND the SW  1⁄4 of the NE  1⁄4 of Section 11, Township 25 North, Range 6 West, Town of Bridge Creek, Eau Claire County, Wisconsin.

For informational purposes only:

Tax Parcel Nos.: 002-1195-03-000, 002-1198-08-000, 002-1195-08-000 and 002-1195-06-000

Blair Property:*

Trempealeau County Properties:

(Boe Estate Property)

Parcel 1

That part of the NW  1⁄4 of the NW  1⁄4 and NE  1⁄4 of the NW  1⁄4 lying South of the Fox Valley & Western LTD Railroad, all in Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT Outlot 1 of Certified Survey Map recorded in Volume 10 of Certified Survey Maps, Page 161 as Document No. 427781.

Parcel 2

That part of the NW  1⁄4 of the NE  1⁄4 lying South of the Fox Valley & Western LTD Railroad, in Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT Outlot 1 of Certified Survey Map recorded in Volume 10 of Certified Survey Maps, Page 161 as Document No. 427781.

Parcel 3

The SW  1⁄4 of the NE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT a parcel described as follows: Commencing 23 rods East of the SW corner of said forty; thence 57 rods to the East line of said forty; thence North 28 rods; thence West 57 rods; thence South 28 rods to the point of beginning; AND EXCEPT lands deeded for roadway purposes.

Parcel 4

The SE  1⁄4 of the NW  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT land deeded for roadway purposes.

EXCEPT that part of Parcels 1, 2 & 4 described as follows:

Being in parts of the NW  1⁄4 of the NW  1⁄4, NE  1⁄4 of the NW  1⁄4, SE  1⁄4 of the NW  1⁄4 and the NW  1⁄4 of the NE  1⁄4 all being located in Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing at the NW corner of said Section 13; thence South 0° 7’ 30” East along the Westerly line of said Section 13, a distance of 1324.21 feet to the NW corner of the SW  1⁄4 of the NW  1⁄4 of Section 13, thence North 89° 32’ 47” East along the North line of the SW  1⁄4 of the NW  1⁄4 of said Section 13, a distance of 414.18 feet to a point on the Southerly right of way line of the Fox Valley and Western Ltd. Railroad and also being the point of beginning; thence North 80° 32’ 27” East along said Southerly right of way line, a distance of 1246.66 feet to the NW corner of Outlot 1 of Certified Survey Map in Volume 10 of Certified Survey Maps, Page 161; thence South 45° 34’ 42” East along the West line of said Outlot 1, a distance of 59.55 feet; thence South 50° 55’ 47” East along said West line a distance of 202.64 feet to the Southwesterly corner of said Outlot 1; thence North 80° 31’ 18” East along the Southerly line of said Outlot 1, a distance of 2165.12 feet to the Southeasterly corner of said Outlot 1 also being the Easterly line of the NW  1⁄4 of the NE  1⁄4 of said Section 13; thence South 0° 20’ 11” East along the East line of said Outlot 1 and also being the East line of said Quarter section, a distance of 45.35 feet; thence South 80° 31’ 29” West, a distance of 2689.66 feet to the point on the Easterly line of the SW  1⁄4 of the NW  1⁄4 of said Section 13; thence North 0° 9’ 36” West along the Easterly line of the SW  1⁄4 of the NW  1⁄4 of said Section 13, a distance of 103.33 feet to the NE corner of the SW  1⁄4 of the NW  1⁄4 of said Section 13; thence South 89° 32’ 47” West along the Northerly line of said SW  1⁄4. of the NW  1⁄4, a distance of 912.17 feet to the point of beginning.

ALSO EXCEPT Lot 1 of Certified Survey Map recorded in Volume 11 of Certified Survey Maps on Page 1 as Document No. 433741; located in part of Lot 1 of Certified Survey Map recorded in Volume 10 of Certified Survey Maps on Page 161 as Document No. 427781 and located in part of Outlot 2 of Certified Survey Map recorded in Volume 10 of Certified Survey Maps on Page 161 as Document No. 427781 being part of the NE  1⁄4 of the NE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

(Hessler Property)

Parcel 1

The SW  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

Parcel 2

An easement for ingress and egress described as follows:

The West 1 rod of the NE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West. AND commencing at the Southwest corner of the NE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West; thence East 1 rod to the point of beginning; thence North 80 rods to the North line of the forty; thence East 1 rod; thence South 80 rods to the South line of the forty; thence West 1 rod to the point of beginning. Intending to convey a 1 rod permanent easement for ingress and egress adjacent to the existing 1 rod easement in favor of the grantees.

(Hotchkiss Property)

Parcel 1

The SW  1⁄4 of the NW  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT railroad right-of-way.

Parcel 2

The SE  1⁄4 of the NE  1⁄4 lying South of the Fox Valley & Western Ltd. Railroad, in Section 14, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

EXCEPT part of Parcels 1 and 2 located in the SW  1⁄4 of the NW  1⁄4 of Section 13 and in the SE  1⁄4 of the NE  1⁄4 of Section 14, all in Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing at the Northwest Quarter corner of said Section 13; thence South 0° 7’ 30” East along the Westerly line of said NW  1⁄4 a distance of 1,390.03 feet to a point on the Southerly right of way line of the Fox Valley and Western Railroad and also being the point of beginning; thence North 80° 31’ 29” East along the said Southerly line of said railroad, a distance of 419.75 feet to the Northerly line of the SW  1⁄4 of the NW  1⁄4 of Section 13; thence North 89° 32’ 47” East along the said Northerly line a distance of 912.17 feet to the NE corner of the SW  1⁄4 of the NW  1⁄4 of said Section 13; thence South 0° 9’ 36” East along the Easterly line of said SW  1⁄4 of the NW  1⁄4 of Section 13, a distance of 58.23 feet; thence South 80° 31’ 29” West, a distance of 157.19 feet to a point; thence South 86° 17’ 04” West, a distance of 1,609.28 feet to a point; thence South 80° 31’ 29” West, a distance of 890.01 feet to the Westerly line of the SE  1⁄4 of the NE  1⁄4 of Section 14; thence North 0° 25’ 56” West along the Westerly line of the SE  1⁄4 of the NE  1⁄4 of Section 14, a distance of 39.49 feet to the Southerly right of way line of said railroad; thence North 80° 31’ 29” West along the said Southerly right of way line, a distance of 1,330.94 feet to the point of beginning.

(Lee Property)

Part of the NE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing at the Southwest corner of said forty; thence North 210 feet; thence East 210 feet; thence South 210 feet; thence West 210 feet to the point of beginning, EXCEPT the West 1 rod thereof.

(Luv Property)

Part of the SW  1⁄4 of the NE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing 23 rods East of the SW corner of said forty; thence East along the Section line, 73 feet; thence due North 295 feet; thence West parallel with the highway, 73 feet; thence due South 295 feet to the point of beginning, EXCEPT lands deeded for roadway purposes.

(Maldonado Property)

Parcel 1

Part of the SE  1⁄4 of the NE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing at the SW corner of said forty as the point of beginning; thence North 440 feet; thence East 70 feet; thence South 440 feet; thence West 70 feet to the point of beginning.

Parcel 2

Part of the SW  1⁄4 of the NE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing 23 rods East of the SW corner of said forty; thence East 57 rods to the East line of said forty; thence North 28 rods; thence West 57 rods; thence South 28 rods to the point of beginning; EXCEPT commencing 23 rods East of the SW corner of said forty; thence East along the Section line, 73 feet; thence due North 295 feet; thence West parallel with the highway, 73 feet; thence due South 295 feet to the point of beginning; ALSO EXCEPT lands deeded for roadway purposes.

(Matejka-Benedict Property)(Trempealeau County)

Parcel 1

The West 1 rod of the NE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

Parcel 2

The SE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

Parcel 3

The NE  1⁄4 of the NE  1⁄4 of Section 24, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

Parcel 4

Part of the NW  1⁄4 of the SE  1⁄4 and the East  1⁄2 of the SE  1⁄4 of Section 24, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, lying Northeasterly of the Trump Coulee Road, EXCEPT the following described parcel:

Lot 1 of Certified Survey Map recorded in Volume 3 of Certified Survey Maps on Page 259 as Document No. 320920, being a part of the NW  1⁄4 of the SE  1⁄4 and part of the NE  1⁄4 of the SE  1⁄4, all in Section 24, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

Parcel 6

The NW  1⁄4 of the NE  1⁄4 of Section 24, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT the following described parcel:

Commencing at the Northwest corner of said forty; thence South a distance of 1320 feet; thence East 854.0 feet; thence N 32° 39’ West a distance of 1570.0 feet to the point of beginning, ALSO EXCEPTING Lot 1 of Certified Survey Map recorded in Volume 10 of Certified Survey Maps on Page 164 as Document No. 428128.

Parcel 7

The SW  1⁄4 of the NE  1⁄4 of Section 24, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT the following described parcel:

Part of the SE  1⁄4 of the NW  1⁄4 and the SW  1⁄4 of the NE  1⁄4 of Section 24, Township 21 North, Range 7 West, described as follows:

Commencing at the Southeast corner of the SE  1⁄4 of the NW  1⁄4 of said Section 24; thence N 23° 4’ West a distance of 812 feet to the point of beginning; thence N 57° 21’ East a distance of 466.0 feet; thence South 32° 39’ East a distance of 466.0 feet; thence South 57° 21’ West a distance of 466.0 feet; thence N 32° 39’ West a distance of 466.0 feet to the point of beginning.

ALSO EXCEPT

The South  1⁄2 of the SW  1⁄4 of the NE  1⁄4 of Section 24, Township 21 North, Range 7 West, EXCEPTING THEREFROM the following described parcel:

Part of the SE  1⁄4 of the NW  1⁄4 and the SW  1⁄4 of the NE  1⁄4 of Section 24, Township 21 North, Range 7 West, described as follows:

Commencing at the Southeast corner of the SE  1⁄4 of the NW  1⁄4 of said Section 24; thence N 23° 4’ West a distance of 812 feet to the point of beginning; thence N 57° 21’ East a distance of 466.0 feet; thence South 32° 39’ East a distance of 466.0 feet; thence South 57° 21’ West a distance of 466.0 feet; thence North 32° 39’ West a distance of 466.0 feet to the point of beginning.

ALSO EXCEPT

Part of the SW  1⁄4,. of the NE  1⁄4 of Section 24, Township 21 North, Range 7 West, described as follows:

Commencing at the Northwest corner of said forty; thence South a distance of 233 feet; thence East a distance of 854 feet; thence North a distance of 233 feet; thence West 854 feet to the point of beginning.

ALSO EXCEPT Lot 1 of Certified Survey Map recorded in Volume 10 of Certified Survey Maps on Page 164 as Document No. 428128.

Parcel 8

The SE  1⁄4 of the NE  1⁄4 of Section 24, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

(Miller Property)

The NE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT the West 1 rod thereof. ALSO EXCEPT a parcel described as follows:

Part of the NE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing at a point 435 feet West of the Northeast corner of said forty, the point of beginning; thence West 43.8 feet; thence South 500 feet parallel to the East line of said forty; thence East 43.8 feet; thence North 500 feet to the point of beginning, ALSO EXCEPT:

Commencing at the NE corner of said forty, the point of beginning, thence West 435 feet; thence South 500 feet; thence East 435 feet; thence North 500 feet to the point of beginning, ALSO EXCEPT:

Commencing at the Southwest corner of said forty; thence North 210 feet; thence East 210 feet; thence South 210 feet; thence West 210 feet to the point of beginning.

(Quarne Property)

Parcel 1

Lot 2 and Outlot 2 of Certified Survey Map recorded in Volume 11 of Certified Survey Maps on Page 1 as Document No. 433741; located in part of Lot 1 of Certified Survey Map recorded in Volume 10 of Certified Survey Maps on Page 161 as Document No. 427781 and located in part of Outlot 2 of Certified Survey Map recorded in Volume 10 of Certified Survey Maps on Page 161 as Document No. 427781 being part of the NE  1⁄4 of the NE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

Parcel 2

The SE  1⁄4 of the NE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, EXCEPT commencing at the Southwest corner of said forty as the point of beginning; thence North 440 feet along the West line of said forty; thence East 70 feet; thence South 440 feet to the South line of said forty; thence West along the South line of said forty to the point of beginning.

Parcel 3

That part of the SW  1⁄4 of the NE  1⁄4 lying south of the Fox Valley & Western LTD. Railroad, in Section 14, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing at the N  1⁄4 corner of said Section 14; thence South 0° 44’ 19” East along the North-South  1⁄4 line of said Section 14, 1781.56 feet to South Right of Way line of Fox Valley and Western Ltd. Railroad; thence South 0° 44’ 19” East along said North-South  1⁄4 line, 39.46 feet; thence North 80° 31’ 35” East 101.17 feet to the point of beginning; thence North 80° 31’ 35” East, 1227.36 feet to the East line of said forty; thence South 0° 25’ 36” East along said East line, 218.67 feet, thence North 90° 00’ 00” West, 1212.04; thence North 0° 44’ 19” West, 16.65 feet to the point of beginning.

(Stenberg Property)

Parcel 1

Part of the NE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing at a point 435 feet West of the Northeast corner of said forty, the point of beginning; thence West 43.8 feet; thence South 500 feet parallel to the East line of said forty; thence East 43.8 feet; thence North 500 feet to the point of beginning.

Parcel 2

Part of the NE  1⁄4 of the SE  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin, described as follows:

Commencing at the NE corner of said forty, the point of beginning, thence West 435 feet; thence South 500 feet; thence East 435 feet; thence North 500 feet to the point of beginning.

Trempealeau County Tax Parcel Nos.: 206-00603-0000, 206-00604-0000, 206-00605-0000, 206-00606-0000, 206-00607-0000, 206-00608-0000, 206-00609-0000, 206-00610-0000, 206-00611-0000, 206-00612-0000, 206-00613-0000, 206-00614-0000, 206-00615-0000, 206-00616-0000, 206-00617-0000

(Kniseley-Thorson Property)

Lot 1 of Certified Survey Map No. as recorded in Volume 2 of Certified Survey Maps on Page 71 as Document No. 289818; being a part of the West  1⁄2 of the SW  1⁄4 of Section 13, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

Tax Parcel Nos.: 024-00292-0005 and 024-00294-0005

(Byrns Property)

Lot 1 of Certified Survey Map as recorded in Volume 10 of Certified Survey Maps on Page 164 as Document No. 428128; being a part of the NW  1⁄4 of the NE  1⁄4, the SW  1⁄4 of the NE  1⁄4 and the SE  1⁄4 of the NW  1⁄4 of Section 24, Township 21 North, Range 7 West, Town of Preston, Trempealeau County, Wisconsin.

Tax Parcel No.: 024-00625-0015

Jackson County Properties:

(Chalsma Trust Property)

Parcel 1

The SE  1⁄4 of the NE  1⁄4 of Section 30, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin, EXCEPT Certified Survey Map #2762.

Parcel No: 042-0462-0000

Parcel 2

The NE  1⁄4 of the SE  1⁄4 of Section 30, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin, lying North and West of a line commencing at the Northeast corner of said forty; thence Southwesterly to a point about 462 feet (28 rods) South of the Northwest corner of said forty, EXCEPT Certified Survey Map #2762.

Parcel No: 042-0471-0010

Parcel 3

The SW  1⁄4 of the NW  1⁄4 of Section 29, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin, lying North and West of a line running from the Northeast corner of said forty to the Southwest corner thereof.

Parcel No: 042-0449-0005

Parcel 4

The NW  1⁄4 of the NW  1⁄4 of Section 29, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0448-0000

Parcel 5

The W  1⁄2 of the NE  1⁄4 of the NW  1⁄4 of Section 29, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0447-0005

Parcel 6

The SW  1⁄4 of the SW  1⁄4 of Section 20, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0309-0000

Parcel 7

The SE  1⁄4 of the SW  1⁄4 of Section 20, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0310-0000

Parcel 8

The NE  1⁄4 of the SW  1⁄4 of Section 20, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0307-0000

Parcel 9

The NW  1⁄4 of the SW  1⁄4 of Section 20, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0308-0000

Parcel 10

The NE  1⁄4 of the SE  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0295-0000

(Guza Property)

Parcel 1

The SW  1⁄4 of the SE  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0297-0000

Parcel 2

The SE  1⁄4 of the SE  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0298-0000

Parcel 3

The NE  1⁄4 of the NW  1⁄4 of Section 30, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin, lying North and East of the town road.

Parcel No: 042-0463-0010

Parcel 4

The NW  1⁄4 of the NE  1⁄4 of Section 30, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin, lying North and East of the town road.

Parcel No: 042-0460-0000

Parcel 5

The NE  1⁄4 of the NE  1⁄4 of Section 30, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No: 042-0459-0000

(Matejka-Benedict Property)(Jackson County)

Parcel 5

The fractional SW  1⁄4 of the NW  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No. 042-0289-0000

Parcel 9

The SE  1⁄4 of the NW  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin, EXCEPT the East 33 feet of the North 33 feet thereof.

Parcel No. 042-0290-0005

Parcel 10

The NW  1⁄4 of the SW  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No. 042-0292-0000

Parcel 11

The NE  1⁄4 of the SW  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No. 042-0291-0000

Parcel 12

The East 20 acres of the SW  1⁄4 of the SW  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No. 042-0293-0000

Parcel 13

The SE  1⁄4 of the SW  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No. 042-0294-0000

Parcel 14

The NW  1⁄4 of the SE  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Parcel No. 042-0296-0000

(Storlie-Chalsma-Graves Property)

The NW  1⁄4 of the NE  1⁄4 of Section 19, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

AND

An easement for ingress and egress across the West 20 feet of the SW  1⁄4 of the SE  1⁄4 of Section 18, Township 21 North, Range 6 West, as described in Volume 190 of Records, Page 511 as Document No. 195366.

AND

A non-exclusive easement for ingress and egress across the West 20 feet of the SW  1⁄4 of the SE  1⁄4 of Section 18, Township 21 North, Range 6 West, as described Volume 307 of Records, Page 426 as Document No. 256802.

Tax parcel number: 042-0284-0000

(Doster-Pease Property)

A part of the NW  1⁄4 of the SW  1⁄4 in Section 18, Township 21 North, Range 6 West, and a Part of Lot 2 of Certified Survey Map No. 870 recorded in Volume 4 of Surveys, Page 144 as Document No.248355, Town of Springfield, Jackson County, Wisconsin, described as follows:

Commencing at the Northwest corner of said quarter-quarter; thence North 88° 50’ 39” East on the North line thereof 450.11 feet; thence South 00° 07’ 09” West parallel with the West line thereof 534.60 feet to the point of beginning; thence South 89° 52’ 51” East 197.10 feet; thence South 00° 07’ 09” West 118.61 feet; thence North 89° 52’ 51” West 197.10 feet; thence North 00° 07’ 09” East 118.61 feet to the point of beginning.

Tax parcel number: 042-0276-0035

(Husmoen-Edie Property)

Lot 5 of Certified Survey Map No. 1225 as recorded in Volume 5 of Certified Survey Maps on Page 222 as Document No. 266420; being a part of the NW  1⁄4 of the SW  1⁄4 of Section 18, Township 21 North, Range 6 West, Town of Springfield, Jackson County, Wisconsin.

Tax parcel number: 042-0276-0010

Whitehall Property:*

(Clapp Property)

The West  1⁄2 of the NE  1⁄4 and the E  1⁄2 of the NW  1⁄4 of Section 4, Township 21 North, Range 8 West, Town of Arcadia, Trempealeau County, Wisconsin, EXCEPT that part of the NE  1⁄4 of the NW  1⁄4 of Section 4, Township 21 North, Range 8 West which is West of the vacated town road running through said forty and the road bed of said road.

ALSO EXCEPT that part of the Southeast 1/4 of the Northwest 1/4, and part of the Northeast 1/4 of the Northwest 1/4 of Section 4, Township 21 North, Range 8 West, Town of Arcadia, Trempealeau County, Wisconsin, more particularly described as follows: Commencing at the West 1/4 corner of said Section 4; thence S89°19’01“E, 1,332.88 feet to the Southwest corner of the SE 1/4 of the NW 1/4 of said Section 4; thence N01°04’41“E, along the Westerly line of the SE 1/4 of the NW 1/4 of said Section 4, a distance of 419.18 feet, to the Point of Beginning; thence N01°04’41“E, along the Westerly line of the SE 1/4 of the NW 1/4 and the NE 1/4 of the NW 1/4 of said Section 4, a distance of 991.99 feet; thence S89°38’40“E, 100.01 feet, to a point being 100.00 feet from and at right angles to the Westerly line of the NE 1/4 of NW 1/4 of said Section 4; thence S01°04’41“W, along a line being 100.00 feet East of and parallel to the Westerly line of the NE 1/4 of the NW 1/4 and the SE 1/4 of the NW 1/4 of said Section 4, a distance of 1009.19 feet; thence 101.27 feet along the arc of curve concave to the South, with a radius of 1900.00 feet, and a chord that bears N79°52’02“W, 101.26 feet, to the Point of Beginning.

(Gene Ryan Property)

A parcel of land located in part of the Southeast  1⁄4 of the Southwest  1⁄4 of Section 28, and part of the Northeast  1⁄4 of the Northwest  1⁄4 and part of the Southeast  1⁄4 of the Northwest  1⁄4 and part of the Southwest  1⁄4 of the Northwest  1⁄4 and all of the Northeast  1⁄4 of the Southwest  1⁄4 and all of the Northwest  1⁄4 of the Southwest  1⁄4 and all of the Southwest  1⁄4 of the Southwest  1⁄4 and all of the Southeast  1⁄4 of the Southwest  1⁄4 of Section 33, all in Township 22 North, Range 8 West, Lincoln Township, Trempealeau County, Wisconsin, more particularly described as follows:

Commencing at the Southwest corner of Section 33;

Thence N00°24’37“W along the Westerly line of the SW  1⁄4 of Section 33, to the West  1⁄4 corner of Section 33 a distance of 2,609.81 feet;

Thence N00°26’46“E along the Westerly line of the SW  1⁄4 of the NW  1⁄4 of Section 33, a distance of 1,316.56 feet;

Thence N89°25’47“E along the Northerly line of the SW  1⁄4 of the NW  1⁄4 of Section 33 a distance of 1,332.21 feet;

Thence N00°16’29“E along the Westerly line of the NE  1⁄4 of the NW  1⁄4 of Section 33 to a point on the Northerly line of Section 33, a distance of 1,316.84 feet;

Thence N00°20’50“E along the Westerly line of the SE  1⁄4 of the SW  1⁄4 of Section 28, a distance of 1,325.48 feet;

Thence N89°32’58“E along the Northerly line of the SE  1⁄4 of the SW  1⁄4 of Section 28, a distance of 1,322.86 feet;

Thence S00°06’52“W along the Easterly line of the SE  1⁄4 of the SW  1⁄4 of Section 28, a distance of 889.08 feet;

Thence S89°33’05“W, a distance of 1,126.45 feet;

Thence S00°20’50“W, a distance of 439.05 feet;

Thence S00°16’29“W, a distance of 1,613.80 feet;

Thence S89°25’47“W, a distance of 248.79 feet;

Thence S26°21’54“W, a distance of 170.74 feet;

Thence S17°32’05“E, a distance of 404.92 feet;

Thence S00°16’27“W along the Westerly line of the SE  1⁄4 of the NW  1⁄4 of Section 33, a distance of 477.23 feet;

Thence N89°26’40“E along the Northerly line of the NE  1⁄4 of the SW  1⁄4 of Section 33, a distance of 1,336.14 feet;

Thence S00°06’13“W along the Easterly line of the SW  1⁄4 of Section 33 to the South  1⁄4 corner of Section 33, a distance of 2,618.08 feet;

Thence S89°37’11“W along the Southerly line of the SW  1⁄4 of Section 33 to the Southwest corner of Section 33, a distance of 2,648.81 feet.

(Haas Property)

Part of the Southwest  1⁄4 of the Southeast  1⁄4, and all of the Southeast  1⁄4 of the Southeast  1⁄4 of Section 33, Town 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, more particularly described as follows:

Commencing at the South  1⁄4 corner of said Section 33 also being the Point of Beginning;

Thence N00°06’12“E 1,309.04 feet, to the Northwest corner of the SW  1⁄4 of the SE  1⁄4 of Section 33;

Thence N89°31’55“E along the Northerly line of the SW  1⁄4 of the SE  1⁄4 of Section 33, 643.14 feet;

Thence S26°31’30“W 75.88 feet;

Thence S04°58’48“W 106.00 feet;

Thence S34°33’54“E 328.03 feet;

Thence S84°36’18“E 229.95 feet;

Thence N53°45’59“E 379.12 feet, to the Easterly line of the SW  1⁄4 of the SE  1⁄4 of Section 33;

Thence N00°07’06“E 246.69 feet, to the Northeast corner of the SW  1⁄4 of the SE  1⁄4 of Section 33;

Thence N89°31’55“E 1,321.42 feet, to the Northeast corner of the SE  1⁄4 of the SE  1⁄4 of Section 33;

Thence S00°08’02“W 1,313.09 feet, to the Southeast corner of Section 33;

Thence S89°37’11“W 2,642.11 feet, to the South  1⁄4 corner of Section 33, also the Point of Beginning.

(Waldera Property)

A parcel of land being all of the Northwest 1/4 of the Northwest 1/4 in Section 33; all of the Northeast 1/4 of the Northeast 1/4 and all of the Northwest 1/4 of the Northeast 1/4, all in Section 32; part of the Southwest 1/4 of the Southeast 1/4 and part of the Southeast 1/4 of the Southeast 1/4, all in Section 29; part of the Southwest 1/4 of the Southwest 1/4 in Section 28; All in Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, more particularly described as follows:

Commencing at the North 1/4 corner of Section 32, T22N, R8W, also being the point of beginning;

Thence N00°11’18“W along the westerly line of the SW 1/4 of the SE 1/4 of said Section 29, a distance of 618.43 feet;

Thence S85°07’45“E 2,387.82 feet;

Thence S49°11’46“E 478.97 feet;

Thence S85°59’08“E to a point on the southerly line of the SW 1/4 of the SW 1/4 of said Section 28, a distance of 848.70 feet;

Thence N00°20’48“E 343.00 feet;

Thence N18°04’39“E 814.00 feet;

Thence N08°01’ l 7“E to a point on the northerly line of the SW 1/4 of the SW l /4 of said Section 28, a distance of 213.75 feet;

Thence N89°32’58“E to the northeast corner of the SW 1/4 of the SW 1/4 of said Section 28, a distance of 75.21 feet;

Thence S00°20’50“W to the southeast corner of the SW 1/4 the SW 1/4 of said Section 28, a distance of 1,325.48 feet;

Thence S00°16’29“W to the southeast corner of the NW 1/4 of the NW 1/4 of said Section 33, a distance of 1,316.84 feet;

Thence S89°25’47“W to the southwest corner of the NW 1/4 of the NW 1/4 of said Section 33, a distance of 1,332.21 feet;

Thence S89°25’21 “W to the southwest corner of the NW 1/4 of the NE 1/4 of said Section 32, a distance of 2,612.69 feet;

Thence N00°34’09“E 1,309.62 feet, to the point of beginning.

and

A right of way 2 rods wide situated in the NE 1/4 of the NW 1/4 of Section 32, Township 22 North, Range 8 West, described as follows: Commencing at the Southeast corner of the NE 1/4 of the NW 1/4; thence North 2 rods; thence due West to public highway a distance of about 15 rods; thence South along public highway for enough to make the strip 2 rods wide; thence East to the point of beginning, so long as same shall be used as a right of way in going to and from the NW 1/4 of the NE 1/4 of Section 32, Township 22 North, Range 8 West as granted in Right-of-Way Conveyance recorded September 9, 1994 in Volume 402 of Records, Page 278 as Document #289168.

and

A parcel of land being part of the Southwest 1/4 of the Northeast 1/4, the Southeast 1/4 of the Northeast 1/4, the Northeast 1/4 of the Southeast 1/4, the Southeast 1/4 of the Northwest 1/4 and the Northwest 1/4 of the Southeast 1/4, Section 30, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin. Being further described as follows: beginning at the East 1/4 corner of said Section 30; thence S.00°18’24“E. Along the East line of said Northeast 1/4 of the Southeast 1/4, 1322.37 feet; thence N.89°53’37“W. Along the South line of said Northeast 1/4 of the Southeast 1/4, 836.66 feet to the Northeasterly most corner of a Trempealeau County certified survey map, recorded in Volume 3 of certified survey, page 255, as document number 320824; thence N.87°50’14“W. Along the North line thereof, 497.48 feet; thence S.36°59’49“E along the westerly line thereof, 22.44 feet to a point on the South line of said Northwest 1/4 of the Southeast 1/4; thence N.89°53’37“W. Along the south line thereof, 13.88 feet; thence N.00°12’34“W. 665.42 feet; thence N.89°42’45“W. 1300.08 feet to the North-South 1/4 line of said Section 30; thence N.00°06’48“W. Along said line, 669.51 feet to the center of said Section 30; thence N.89°31’47“W. Along the South line of said Southeast 1/4 of the Northwest 1/4, 1319.00 feet to the Southwest corner thereof; thence N.00°0l’06“W. Along the West line thereof, 818.73 feet to the Southerly right of way line of the Fox Valley and Western Limited Rail Road; thence S.82°58’48“E. Along said line, 809.06 feet; thence continuing along said line and along the arc of a 11509.16 foot radius curve, concave Northerly, whose chord bears S.87°11’54” E. 1693.16 feet; thence N.88°35’00“E. Along said south line, 1454.87 feet to the East line of said Southeast 1/4 of the Northeast 1/4; thence N.00°07’40“W. Along said line, 100.03 feet to the Northerly right of way line of the Fox Valley and Western Limited Railroad; thence S.88°35’00“W. Along said line, 1457.12 feet; thence continuing along said line and along the arc of a 11409.16 foot radius curve, concave Northerly, whose chord bears N.87°11’54“W. 1678.45 feet; thence N.82°58’48’W. Along said South line, 821.40 feet to said West line of the Southeast 1/4 of the Northwest 1/4; thence N.00°01’06“W. Along said line, 401.33 feet to the Northwest corner of said Southeast 1/4 of the Northwest 1/4; thence S.89°37’40“E. Along the North line thereof, 1316.79 feet to the Northeast corner thereof; thence S.89°37’38“E. Along the North line of said Southwest 1/4 of the North East 1/4 and of the Southeast 1/4 of the Northeast 1/4, 2630.62 feet to the North East corner of said Southeast 1/4 of the Northeast 1/4; thence S.00°07’40“E. Along the East line thereof, 1327.58 feet to the point of beginning. Including all lands lying between the meander line and the thread of the unnamed creek and including those portions of said lands inundated by water, including but not limited to the Trempealeau River; except Railroad right of way.

(Giemza Property)

A parcel of land being the Northeast 1/4 of the Southwest 1/4, the Northwest 1/4 of the Southwest 1/4 and the Southwest 1/4 of the Southwest 1/4, Section 30, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County Wisconsin. Being further described as follows: commencing at the South 1/4 corner of said Section 30; thence N 00°06’48” W along the East line of the Southwest 1/4 of said Section 30, 1339.12 feet to the Southeast corner of said Northeast 1/4 of the Southwest l/4 and the point of beginning; thence continuing N 00°06’48” W along said East line, 1339.12 feet to the Northeast corner of said Northeast 1/4 of the Southwest 1/4; thence N 89°31’47” W along the North line thereof, 2641.37 feet to the Northwest corner of said Northwest 1/4 of the Southwest 1/4; thence S 00°09’53” E along the West line thereof,

2637.09 feet to the Southwest corner of said Southwest 1/4 of the Southwest 1/4; thence S 88°38’09” E along the South line thereof 1317.87 feet to the Southeast corner of said Southwest 1/4 of the Southwest 1/4; thence N 00°03’37” W along the East line thereof 1328.78 feet to the Southwest corner of said Northeast 1/4 of the Southwest 1/4; thence S89°04’58” E along the South line thereof 1320.37 feet to the point of beginning.

EXCEPT the South 100 feet of the West 100 feet of the SW 1/4 of the SW 1/4, Section 30, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin.

(Ehrat Property)

The SW 1/4 of Section 4, Township 21 North, Range 8 West, Town of Arcadia, Trempealeau County, Wisconsin.

ALSO described on ALTA/ACSM Land Title Survey CAD Name SEH131 l dated 10/11/2013 as: A parcel of land being the SW 1/4 of Section 4, Township 21 North, Range 8 West, Town of Arcadia, Trempealeau County, Wisconsin, being further described as follows: Beginning at the Northwest corner of said SW 1/4; thence South 89°19’01” East along the North line thereof, 2665.75 feet to the Northeast corner of said SW 1/4; thence South 00°54’00” West along the East line thereof 2621.48 feet to the Southeast corner of said SW 1/4; thence North 89°02’09” West along the South line thereof, 2665.54 feet to the Southwest corner of said SW 1/4; thence North 00°53’44” East along the West line thereof, 2608.40 feet to the point of beginning.

(Gunderson Property)

Part of the SE  1⁄4 of the SW  1⁄4 of Section 29, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, described as follows:

Commencing at the South  1⁄4 corner of Section 29, Township 22 North, Range 8 West; thence North 00°11’18” West along the Easterly line of the SE  1⁄4 of the SW  1⁄4 of said Section 29, a distance of 431.14 feet to the point of beginning; thence South 89°48’43” West 120.00 feet; thence North 00°11’18” West 892.94 feet to the Northerly line of the SE  1⁄4 of the SW  1⁄4 of said Section 29; thence North 89°12’05” East 120.01 feet to the Northeast corner of the SE  1⁄4 of the SW  1⁄4 of said Section 29; thence South 00°11’18” East along the Easterly line of the SE  1⁄4 of the SW  1⁄4 of said Section 29, a distance of 894.22 feet to the point of beginning.

And

Part of the NW  1⁄4 of the SW  1⁄4 and the NE  1⁄4 of the SW  1⁄4 of Section 29, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, described as follows:

Commencing at the West  1⁄4 corner of said Section 29, thence South 00°18’24” East along the West line of said NW  1⁄4 of the SW  1⁄4, 1332.37 feet to the Southwest corner of said NW  1⁄4 of the SW  1⁄4; thence North 89°12’05” East along the South line thereof, 765.00 feet to a point being South 89°12’05” West 30 feet, more or less, from the thread of an unnamed creek and the beginning of a meander line; thence North 10°39’38” West along said line 200.50 feet; thence North 45°06’21” East along said line 730.83 feet; thence North 40°02’03” West along said line 187.98 feet; thence North 34°47’12” West along said line 207.88 feet to a point being South 89°40’52” West 70 feet, more or less, from the thread of an unnamed creek and the end of the meander line; thence North 89°40’52” East 1485.70 feet; thence South 45°15’12” East 35.31 feet; thence South 00°11’17” East 986.46 feet to the South line of said NE  1⁄4 of the SW  1⁄4; thence

North 89°12’05” East along the South line thereof, 120.00 feet to the Southeast corner of said NE  1⁄4 of the SW  1⁄4; thence North 00°11’17” West along the East line thereof, 1325.35 feet to the Northeast corner of said NE  1⁄4 of the SW  1⁄4; thence South 89°08’14” West along the North line of said NW  1⁄4 of the SW  1⁄4 and the NE  1⁄4 of the SW  1⁄4, 2643.06 feet to the point of beginning. Including all lands lying between the meander line and the thread of the unnamed creek.

(Bob Gunderson Property)

Parcel 1:

Part of the NW  1⁄4 of the NE  1⁄4 of Section 29 Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, described more fully as follows:

Commencing at the Northwest corner of said NW  1⁄4 of the NE  1⁄4 of Section 29 Township 22 North, Range 8 West; thence South along the West line thereof 787.7 feet to a point on the centerline of the Town Road (Old S.T.H. 121), the point of beginning of this description; thence South 89°46’ East, 242.0 feet along said centerline to a point; thence South 193.0 feet to a steel fence post; thence West 242.0 feet to a steel post; thence North 194.0 feet to the point of beginning.

Parcel 2:

The West 242 feet of the NW  1⁄4 of the NE  1⁄4 of Section 29, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, which lies South of the centerline of Hughes-Filla Township Road, formerly known as Old S.T.H. 121, EXCEPT a part described as follows:

Commencing at the Northwest corner of said fort; thence South along the West line thereof 787.7 feet to a point on the centerline of the Town Road (Old S.T.H. 121), the point of beginning of this description; thence South 89°46’ East, 242.0 feet along said centerline to a point; thence South 193.0 feet to a steel fence post; thence West 242.0 feet to a steel post; thence North 194.0 feet to the point of beginning.

Parcel Nos. 020-00533-0000 and 020-00532-0010

(Dascher Property)

A part of the NW  1⁄4 of the SE  1⁄4 of Section 30, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, more particularly described as follows:

Commencing at the South  1⁄4 corner of said Section 30; thence North 00°06’48” West 1,339.12 feet to the Southwest corner of the said NW  1⁄4 of the SE  1⁄4 marked with a 1 inch iron pipe also being the point of the beginning; thence North 00°06’48” West along the West line of said NW  1⁄4 of the SE 1/4 , a distance of 669.56 feet to a  3⁄4 rebar; thence South 89°42’45” East 1,300.08 feet to a  3⁄4 inch rebar; thence South 00°12’34” East 665.42 feet to a  3⁄4 inch rebar on the South line of the said NW  1⁄4 of the SE 1/4 ; thence North 89°53’43” West 1,301.17 feet to the point of the beginning.

(Gabriel Property)

The E  1⁄2 of the NE  1⁄4 of Section 4, Township 21 North, Range 8 West, Town of Arcadia, Trempealeau County, Wisconsin

ALSO

The W  1⁄2 of the NW  1⁄4 of Section 3, Township 21 North, Range 8 West, Town of Preston, Trempealeau County, Wisconsin

(Clatt Property)

Part of the NE  1⁄4 of the SW  1⁄4, all of the SE  1⁄4 of the NW  1⁄4, all of the NW  1⁄4 of the SW  1⁄4 and all of the SW  1⁄4 of the SW  1⁄4, all in Section 34, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, more particularly described as follows:

Commencing at the Southwest corner of said Section 34, being the point of the beginning; thence North 00°08’02” East, along the Westerly line of the SW  1⁄4 of said Section 34, a distance of 2,626.18 feet to the West  1⁄4 corner of said Section 34; thence North 89°41’37” East, along the Northerly line of the NW  1⁄4 of the SW  1⁄4 of said Section 34, a distance of 1,316.72 feet, to the Northeast corner of the NW  1⁄4 of the SW  1⁄4 of said Section 34; thence North 00°17’00” East, along the Westerly line of the SE  1⁄4 of the NW  1⁄4 of said Section 34, a distance of 1,321.22 feet, to the Northwest corner of the SE  1⁄4 of the NW  1⁄4 of said Section 34; thence North 89°33’24” East, along the Northerly line of the SE  1⁄4 of the NW  1⁄4 of said Section 34, a distance of 1,314.81 feet, to the Northeast corner of the SE  1⁄4 of the NW  1⁄4 of said Section 34; thence South 00°11’57” West, along the Easterly line of the SE  1⁄4 of the NW  1⁄4 and along part of the Easterly line of the NE  1⁄4 of the SW 1/4 , all in said Section 34, a distance of 1,992.34 feet; thence North 63°42’06” West, a distance of 992.42 feet; thence South 33°55’47” West, a distance of 466.98 feet; thence South 27°51’33” East, 792.89 feet to a point on the Southerly line of the NE  1⁄4 of the SW  1⁄4 of said Section 34; thence South 89°40’44” West, along the Southerly line of the NE  1⁄4 of the SW  1⁄4 of said Section 34, a distance of 538.36 feet, to the Southeast corner of the NW  1⁄4 of the SW  1⁄4 of said Section 34; thence South 00°10’00” West, along the Easterly line of the SW  1⁄4 of the SW  1⁄4 in said Section 34, a distance of 1,312.75 feet, to the Southeast corner of the SW  1⁄4 of the SW  1⁄4 of said Section 34; thence South 89°39’50” West, along the Southerly line of the SW  1⁄4 of the SW  1⁄4 of said Section 34, to the Southwest corner of said Section 34, a distance of 1,315.23 feet, also being the point of the beginning.

Tax Parcel Identification Nos.:

004-00002-0000                                              (Clapp Property)

004-00003-0000

004-00005-0000

004-00009-0000

291-00789-0000                                             (Part of Ryan & Waldera Property)

291-00790-0000

291-00791-0000

291-00792-0000

291-00793-0000

291-00794-0000

291-00795-0000

291-00796-0000                                              (Haas Property)

291-00797-0000

291-00787-0000                                              (Part of Waldera & Gunderson Property)

291-00788-0000

291-00786-0000

291-00785-0000

241-00683-0000                                              (Part of Waldera, Giemza, Gunderson & Dascher Property)

241-00681-0000

020-00582-0000

241-00682-0000

020-00564-0000

020-00562-0000

241-00680-0000

004-00011-0000                                              (Ehrat Property)

004-00010-0000

004-00013-0000

004-00012-0000

004-00001-0000                                              (Gabriel Property)

004-00004-0000

024-01082-0000

024-01083-0000

020-00662-0005                                              (Clatt Property)

020-00661-0000

020-00663-0000

020-00664-0000

PDQ Property*

(Pape Property)

Parcel 1:

Lot 1 of Certified Survey Map as recorded in Volume 6 of Certified Survey Maps on Page 182 as Document No. 366600; being a part of the SE  1⁄4 of the SE  1⁄4 of Section 19, Township 22 North, Range 8 West and being a part of the NE  1⁄4 of the NE  1⁄4 of Section 30, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin.

Parcel 1A:

An easement for ingress and egress between the town road and lands in Certified Survey Map as recorded in Volume 6 of Certified Survey Maps on Page 182 as Document No. 366600 granted in Easement of Access dated April 22, 2005 and recorded April 26, 2005 in Volume 705 of Records, Page 699 as Document No. 367360 (said easement being described as the South 45.66 feet of Lot 1, of Volume 1 of Certified Survey Maps, Page 243, Document No. 270912, being a part of the SE  1⁄4 of SE  1⁄4 of Section 19-22-8 West, and part of the NE  1⁄4 of the NE  1⁄4 of Section 30-22-8 West, all in Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin).

Parcel 2:

A parcel of land located in part of the SE  1⁄4 of the SE  1⁄4 of Section 19, Township 22 North, Range 8 West, and part of the NE  1⁄4 of the NE  1⁄4 of Section 30, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, described as follows:

Beginning at the NW corner of land described in Volume 6 Certified Survey Maps, Page 182 as Document No. 366600; thence S 00° 23’ 30” West 88.23 feet; thence S 50° 07’ 40” East 554.82 feet; thence North 31° 23’ 56” East 210.39 feet to the NE corner of lands described in Volume 6 Certified Survey Maps, Page 182 as Document No. 366600; thence Southeasterly in a straight line to the NW corner of lands described in Volume 1 Certified Survey Maps, Page 242 as Document No. 270911; thence Southeasterly in a straight line to the SE corner of lands described in Volume 1 Certified Survey Maps, Page 242 as Document No. 270911; thence South following the East boundary line of the NE  1⁄4 of the NE  1⁄4 of Section 30, Township 22 North, Range 8 West, to the centerline of the Trempealeau River; thence following the centerline of the Trempealeau River in a Southwesterly direction until the center of the Trempealeau River intersects a line running North and South 3 chains East of the West boundary line of the NE  1⁄4 of the NE  1⁄4 of Section 30, Township 22 North, Range 8 West; thence North in a straight line to a point on the centerline of Jennifer Lane Township Road which is 3 chains East of the West boundary line of the SE  1⁄4 of the SE  1⁄4 of Section 19, Township 22 North, Range 8 West; thence following the centerline of Jennifer Lane Township Road Easterly to the point of beginning.

Tax Parcel Nos: 020-00557-0010 and 020-00557-0011

(Schorbahn Property)

Parcel 1:

The NW 1/4 of the NE 1/4 of Section 29, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, EXCEPTING therefrom the following:

Part of the NW 1/4 of the NE 1/4 of Section 29, Township 22 North, Range 8 West, described as follows: Commencing at the NW corner of said forty; thence South along tile West line thereof 787.7 feet to a point on the centerline of Town Road (Old S.T.H. 121), the point of beginning of this description; thence South 89° 46’ East 242.0 feet along said centerline to a point; thence South 193.0 feet to a steel fence post; thence West 242.0 feet to a steel post; thence North 194.0 feet to the point of beginning.

ALSO EXCEPTING a parcel of land in the NW 1/4 of the NE 1/4 of Section 29, Township 22 North, Range 8 West, described as follows: All lands lying North and West of the centerline of Hughes-Filla Township Road, formerly known as (Old S.T.H. 121), which runs through the above described forty.

ALSO EXCEPTING a parcel of land in the NW 1/4 of the NE 1/4 of Section 29, Township 22 North, Range 8 West, described as follows: The West 242 feet of said forty, which lies South of the centerline of Hughes-Filla Township Road, formerly known as (Old S.T.H. 121).

Parcel 2:

A parcel of land in the NW 1/4 of the NE 1/4 of Section 29, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, described as follows:

Commencing at the North 1/4 corner of said Section 29; thence South along the West line of said forty a distance of 792.0 feet; thence North 83° 44’ East along the center of the Town Road a distance of 529.0 feet to the point of beginning; thence North 79° 25’ East a distance of 222.7 feet; thence South 2° 25’ West a distance of 117.5 feet; thence South 73° 33’ West a distance of 200.5 feet; thence North 9° 14’ West a distance of 135.0 feet to the point of beginning.

Tax Parcel Nos.: 020-00532-0000 and 020-00534-0000

(Wozney Property)

That part of the NE 1/4 of the NW 1/4 and part of the SE 1/4 of the NW 1/4 all in Section 32, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, described as follows:

Commencing at the North 1/4 corner of said Section 32; thence South 89° 15’ 57’’ West along the North line of the NW 1/4, 1318.765 feet to the NW corner of the NE 1/4 of the NW 1/4; thence South 00° 38’ 14” West along the West line of said forty, a distance of 349.03 feet to the centerline of Poker Coulee Road and the point of beginning of the land to be described; thence South 53° 01’ 53” East along said centerline, 331.33 feet; thence South 41° 49’ 18” East, continuing along said centerline, 1125.17 feet; thence South 34° 45’ 24” West 1489.60 feet to the South line of the SE 1/4 of the NW 1/4 of said Section 32; thence 89° 34’ 32” West along the South line of said forty, a distance of 190.96 feet to the SW corner thereof; thence North 00° 38’ 14” East along the West line of the East 1/2 of the NW 1/4, 2263.14 feet to the point of beginning.

AND

A part of the SE 1/4 of the NW 1/4 and part of the SW 1/4 of the NE 1/4 all in Section 32, Township 22 North, Range 8 West, Town of Lincoln, Trempealeau County, Wisconsin, described as follows:

Commencing at the North 1/4 corner of said Section 32; thence South 89° 15’ 57’’ West along the North line of the NW 1/4, 1318.765 feet to the NW corner of the NE 1/4 of the NW 1/4; thence South 00° 38’ 14” West along the West line of said forty, a distance of 349.03 feet to the centerline of Poker Coulee Road; thence South 53° 01’ 53” East along said centerline, 331.33 feet; thence South 41° 49’ 18” East, continuing along said centerline, 1125.17 feet to most Easterly corner of the property described in Volume 522, Page 244 of said Trempealeau County records, and the point of beginning; thence South 34° 45’ 24” West along the Easterly line of said property described in said Volume 522, Page 244, a distance of 1489.60 feet to the South line of the SE 1/4 of the NW 1/4; thence North 89° 34’ 32” East along said South line, and the South line of the SW 1/4 of the NE 1/4, 1869.31 feet to the centerline of Poker Coulee Road, and the Westerly line of the property described in said Volume 522, Page 241; the next courses are along said Westerly line and the center line of Poker Coulee Road; thence North 30° 31’ 28’” West, 104.61 feet; thence North 36° 48’ 36” West, 299.63 feet; thence North 41° 49’ 18” West, 1180.82 feet to the point of beginning.

Tax Parcel Nos.: 020-00617-0000; 020-00621-0010; 020-00621-0000; and 020-00615-0000

Operating Property*

(Handy Property)

Parcel 2 of a Certified Survey Map recorded in Vol. 8 CSM on Page 16 as Doc. No. 405431 located in the Northwest Quarter of Northwest Quarter (NW  1⁄4 of NW  1⁄4) and Northeast Quarter of Northwest Quarter (NE  1⁄4 of NW  1⁄4), Section Sixteen (16), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin.

Tax Parcel No: 006-00354-2000

*	Kurt W. Rutlin a/k/a Kurt Rutlin and Jill M. Rutlin (together, the “Grantor”) under that certain Warranty Deed dated April 13, 2015 and recorded in the County of Monroe Register’s Office on April 14, 2015 as Document Number 648418, reserve all such right, title and interest in and to all Frac Sand and 100 Mesh Sand on, in or under the Property. By separate agreement Grantor has granted Mortgagor the exclusive option to purchase all Frac Sand and 100 Mesh Sand on, in, under or derived from the Property pursuant to the terms and conditions set forth in said separate agreement.

**	All References herein to “Frac Sand” shall mean any sand that is employed as a fracturing proppant for completing oil and gas wells that meets the quality standards prescribed by the Internal Organization for Standardization and the American Petroleum Institute. All references herein to “100 Mesh Sand” shall mean any 100 mesh sand employed as a fracturing proppant for completing oil and gas wells that meets the quality standards prescribed by the International Organization for Standardization and the American Petroleum Institute.

(Rutlin Property – Tranche I)

A parcel of land being the Northeast Quarter of the Southwest Quarter (NE 1/4 of SW 1/4), Section Nine (9), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin, described as follows: Beginning at the Northeast corner of said NE 1/4 of SW 1/4, said point also being the center of said Section 9; thence S00°04’36”E along the East line thereof, 1321.55 feet to the Southeast corner of said NE 1/4 of SW 1/4; thence N87°30’32”W along the South line thereof, 1322.22 feet to the Southwest corner of said NE 1/4 of SW1/4; thence N00°04’17”W along the West line thereof, 1323.10 feet to the Northwest corner of said NE1/4 of SW1/4; thence S87°26’ 30”E along the North line thereof, 1322.17 feet to the point of the beginning.

AND

A parcel of land being Lot 1 of Monroe County Certified Survey Map recorded in Volume 13 of Certified Survey Maps, Page 158, as Document Number 490005 and Lot 1 of Monroe County Certified Survey Map recorded in Volume 8 of Certified Survey Maps, Page 16, as Document Number 405431, and Located in the Northeast Quarter of the Northwest Quarter (NE1/4 of NW

1/4) and the Northwest Quarter of the Northwest Quarter (NW 1/4 of NW1/4), Section Sixteen (16), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin. Being further described as follows: Beginning at the North 1/4 corner of said Section 16, said point also being the Northeast corner of Lot 1 of said Certified Survey Map, Document Number 490005; thence S00°17’14”E, along the East line thereof and along the East line of said Lot 1 of Certified Survey Map, Document Number 405431, 897.67 feet to the Southeasterly most corner of said Lot 1 of Certified Survey Map, Document No. 405431; thence N87°36’43”W along the South line thereof, 2050.00 feet to an existing  3⁄4 inch round iron bar; thence S00°17’14”E 428.16 feet to an existing  3⁄4 inch round iron bar and the Southeast corner of said Lot 1 of Certified Survey Map, Document Number 405431; thence N87°36’43”W along the South line thereof, 596.89 feet to the Southwest corner of said Lot 1 of Certified Survey Map, Document Number 405431; thence N00°09’29”W along the West line thereof and along the West line of said Lot 1 of Certified Survey Map, Document Number 490005, 1327.81 feet to the Northwest corner of said Lot 1 of Certified Survey Map, Document Number 490005; thence S87°32’05”E along the North line thereof, 1321.80 feet to and existing 1  3⁄4 inch round iron bar; thence S87°35’49”E along the North line thereof, 1322.19 feet to the point of the beginning.

Together with a perpetual easement for ingress and egress over the North sixty-six (66) feet of the following described parcels: the SE 1/4 of the SW 1/4 and the East 425.78 feet of the SW 1/4 of the SW 1/4, all in Section 9, Township 18 North, Range 1 East, Town of Byron, Monroe County, Wisconsin. Said easement shall be limited to use of the existing, unimproved field road on the above-described property.

Tax Parcel Nos: 006-00353-0000; 006-00354-0000; and 006-00180-0000

*	Other than the conveyance of 1.7 million tons of Frac Sand and 300,000 tons of 100 Mesh Sand described above, Kurt Rutlin a/k/a Kurt W. Rutlin and Jill M. Rutlin (together, the “Grantor”) under that certain Warranty Deed dated October 29, 2014 and recorded in the County of Monroe Register’s Office on October 30, 2014 as Document Number 645357, reserve all such right, title and interest in and to all remaining Frac Sand and 100 Mesh Sand on, in or under the Property. By separate agreement Grantor has granted Mortgagor the exclusive option to purchase all Frac Sand and 100 Mesh Sand on, in, under or derived from the Property pursuant to the terms and conditions set forth in said separate agreement.

**	All References herein to “Frac Sand” shall mean any sand that is employed as a fracturing proppant for completing oil and gas wells that meets the quality standards prescribed by the Internal Organization for Standardization and the American Petroleum Institute. All references herein to “100 Mesh Sand” shall mean any 100 mesh sand employed as a fracturing proppant for completing oil and gas wells that meets the quality standards prescribed by the International Organization for Standardization and the American Petroleum Institute.

(Rutlin Property – Tranche II)

PARCEL 1:

A parcel of land being the Southeast Quarter of the Southwest Quarter (SE 1/4 of SW 1/4) and a part of the Southwest Quarter of the Southwest Quarter (SW 1/4 of SW 114), Section Nine (9), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin, described as follows: Beginning at the South 1/4 corner of said Section 9; thence N87°35’49“W along the South line of said SE 1/4 of SW 1/4, 1322.19 feet to the SW corner thereof and an existing 1 1/4 inch round iron bar; thence N87°32’05“W along the South line of said SW 1/4 of

SW 1/4, 426.62 feet; thence N00°0210411W 1323.59 feet to the North line of said SW 1/4 of SW 1/4; thence S87°30’32“E along the North line thereof and along the North line of said SE 1/4 of SW 1/4, 1748.00 feet to an existing 3/4 inch round iron bar and the NE corner of said SE 1/4 of SW 1/4; thence S00°04’28“E along the East line thereof, 1321.40 feet to the point of beginning.

PARCEL 2:

A parcel of land being part of the Southwest Quarter of the Northwest Quarter (SW 1/4 of NW 1/4), Section Sixteen (16), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin, described as follow: Commencing at an existing 1 1/4 inch round iron bar marking the center of Section 16; thence N87°40’54“W along the South line of the NW 1/4 of said Section 16, 1324.87 feet to the SE corner of said SW 1/4 of NW 1/4 and the point of beginning; thence continuing N87°40’54“W along the South line thereof, 1324.87 feet to the SW corner of said SW 1/4 of NW 1/4; thence N00°09’29“W along the West line thereof, 1328.98 feet to the NW corner of said SW 1/4 of NW 1/4; thence S87°36’43“E along the North line thereof and along the South line of Monroe County Certified Survey Map recorded in Vol. 8 CSM, page 16, as Document No. 405431, 745.83 feet; thence S00°13’39“E 754.50 feet; thence S87°36’43“E 442.04 feet; thence N00°24“34“W 688.54 feet; thence S87°36“43“E 137.65 feet to the East line of said SW 1/4 of NW 1/4 thence S00°13’39“E along said East line, 1261.37 feet to the point of beginning.

Tax Parcel Nos: 006-00183-0000; 006-00357-0000; 006-00359-0000; and 006-00358-0001

*	Other than the conveyance of 1.7 million tons of Frac Sand and 300,000 tons of 100 Mesh Sand described above, Kurt Rutlin a/k/a Kurt W. Rutlin and Jill M. Rutlin (together, the “Grantor”) under that certain Warranty Deed dated December 15, 2015 and recorded in the County of Monroe Register’s Office on December 16, 2015 as Document Number 653826, reserve all such right, title and interest in and to all remaining Frac Sand and 100 Mesh Sand on, in or under the Property. By separate agreement Grantor has granted Mortgagor the exclusive option to purchase all Frac Sand and 100 Mesh Sand on, in, under or derived from the Property pursuant to the terms and conditions set forth in said separate agreement.

**	All References herein to “Frac Sand” shall mean any sand that is employed as a fracturing proppant for completing oil and gas wells that meets the quality standards prescribed by the Internal Organization for Standardization and the American Petroleum Institute. All references herein to “100 Mesh Sand” shall mean any 100 mesh sand employed as a fracturing proppant for completing oil and gas wells that meets the quality standards prescribed by the International Organization for Standardization and the American Petroleum Institute.

(Rutlin Property – Tranche III)

The Southeast Quarter of the Northwest Quarter (SE1/4 of NW1/4), EXCEPT those lands described in Vol. 231 of Deeds, on page 415, as Document No. 300532;

The Northeast Quarter of Southwest Quarter (NE1/4 of SW1/4), EXCEPTING the following described parcel: Commencing at the Northeast corner of said NE 1/4 of the SW 1/4, thence South 342 feet; thence West 720 feet; thence North 342 feet; thence East 720 feet to the point of beginning;

All that part of the Northwest Quarter of the Southwest Quarter (NW1/4 of SW1/4) which lies Northeast of the railroad;

All in Section Sixteen (16), Township Eighteen (18) North, Range One (1) East, Town of Byron, Monroe County, Wisconsin.

All that part of the Southeast Quarter of the Southwest Quarter (SE1/4) of SW1/4) of Section Sixteen (16), Township Eighteen (18) North, Range One (1) East, Village of Wyeville, Monroe County, Wisconsin, lying North and East of the Dredge Ditch, commonly known as the East Fork of the Lemonweir River, which runs through this forty.

Tax Parcel Nos: 006-00360-0000; 006-00362-0000; 006-00362-2000; 006-00365-0000; and 192-00081-0000

*	Other than the conveyance of 1.7 million tons of Frac Sand and 300,000 tons of 100 Mesh Sand described above, Kurt Rutlin a/k/a Kurt W. Rutlin and Jill M. Rutlin (together, the “Grantor”) under that certain Warranty Deed dated December 20, 2016 and recorded in the County of Monroe Register’s Office on December 20, 2016 as Document Number 662191, reserve all such right, title and interest in and to all remaining Frac Sand and 100 Mesh Sand on, in or under the Property. By separate agreement Grantor has granted Mortgagor the exclusive option to purchase all Frac Sand and 100 Mesh Sand on, in, under or derived from the Property pursuant to the terms and conditions set forth in said separate agreement.

**	All References herein to “Frac Sand” shall mean any sand that is employed as a fracturing proppant for completing oil and gas wells that meets the quality standards prescribed by the Internal Organization for Standardization and the American Petroleum Institute. All references herein to “100 Mesh Sand” shall mean any 100 mesh sand employed as a fracturing proppant for completing oil and gas wells that meets the quality standards prescribed by the International Organization for Standardization and the American Petroleum Institute.

Permian Sand Property*

FIELD NOTE DESCRIPTION OF THE SURVEY OF A 1226.37-ACRE TRACT OF LAND OUT OF SECTIONS 20 AND 19, BLOCK “C”, G&MMB&A SURVEY AND SECTION 10, BLOCK “B2”, PUBLIC SCHOOL LAND SURVEY, ALL IN WINKLER COUNTY, TEXAS, SAID 1226.37-ACRE TRACT DESCRIBED MORE FULLY BY METES AND BOUNDS AS FOLLOWS:

BEGINNING AT A 1/2” REINF BAR SET FOR THE NORTHWEST CORNER OF THIS TRACT, SAME BEING THE NORTHWEST CORNER OF SAID SECTION 20, THE SOUTHWEST CORNER OF SECTION 28 BLOCK “A57”, PUBLIC SCHOOL LAND SURVEY, THE SOUTHEAST CORNER OF SECTION 29, BLOCK “A57” AND THE NORTHEAST CORNER OF SECTION 1, BLOCK “B2”, PUBLIC SCHOOL LAND SURVEY, ALL IN WINKLER COUNTY, TEXAS;

THENCE NORTH 73°39’24” EAST 5080.00 FEET ALONG THE NORTH LINE OF SAID SECTION 20 TO A 1/2” REINF BAR FOUND FOR THE NORTHEAST CORNER OF THIS TRACT, SAME BEING THE NORTHWEST CORNER OF UNION OIL COMPANY OF CALIFORNIA’S TRACT, (REFERENCE VOLUME 464, PAGE 69, DEED RECORDS, WINKLER COUNTY, TEXAS);

THENCE SOUTH 16°20’36” EAST, AT 5279.20 FEET PASS A 1/2” REINF BAR FOUND PASSING INTO SECTION 19, IN ALL A TOTAL DISTANCE OF 9797.50 FEET ALONG THE WEST LINE OF UNION OIL COMPANY OF CALIFORNIA’S TRACT TO A 1/2” REINF BAR FOUND FOR THE MOST EASTERLY SOUTHEAST CORNER OF THIS TRACT IN THE NORTH RIGHT OF WAY LINE OF STATE HIGHWAY 115;

THENCE SOUTH 28°30’40” WEST 863.14 FEET ALONG THE NORTH RIGHT OF WAY LINE OF STATE HIGHWAY 115 TO A 1/2” REINF BAR SET FOR THE MOST SOUTHERLY SOUTHEAST CORNER OF THIS TRACT IN THE SOUTH LINE OF SAID SECTION 19, SAME BEING THE NORTH LINE OF SAID SECTION 10;

THENCE NORTH 73°36’25” EAST 70.59 FEET ALONG THE SOUTH LINE OF SAID SECTION 19, SAME BEING THE NORTH LINE OF SAID SECTION 10 TO A 1/2” REINF BAR SET FOR A CORNER OF THIS TRACT;

THENCE SOUTH 28°30’40” WEST 1257.70 FEET ALONG THE NORTH RIGHT OF WAY LINE OF STATE HIGHWAY 115 TO A 1/2” REINF BAR SET FOR THE MOST SOUTHERLY SOUTHEAST CORNER OF THIS TRACT IN THE NORTH RIGHT OF WAY LINE OF STATE HIGHWAY 874;

THENCE NORTH 61°29’20” WEST 316.97 FEET ALONG THE NORTH RIGHT OF WAY LINE OF STATE HIGHWAY 874 TO A 1/2” REINF BAR SET FOR A CORNER OF THIS TRACT AT THE “PC” OF A CURVE LEFT IN THE NORTH RIGHT OF WAY LINE OF STATE HIGHWAY 874;

THENCE 1660.08 FEET ALONG THE NORTH RIGHT OF WAY LINE OF STATE HIGHWAY 874 AND ALONG SAID CURVE TO THE LEFT (CURVE DATA AS FOLLOWS: RADIUS=2767.19’; DELTA=34°22’22”; TANGENT=855.87’) TO A 1/2” REINF BAR SET FOR A CORNER OF THIS TRACT;

THENCE SOUTH 73°36’25” WEST 1972.22 FEET ALONG THE NORTH RIGHT OF WAY LINE OF STATE HIGHWAY 874 TO A 1/2” REINF BAR SET FOR THE SOUTHWEST CORNER OF THIS TRACT IN THE WEST LINE OF SAID SECTION 19;

THENCE NORTH 16°20’35” WEST, AT 5059.07 FEET PASS A 1/2” REINF BAR SET AT THE NORTHWEST CORNER OF SAID SECTION 19, SAME BEING THE SOUTHWEST CORNER OF SAID SECTION 20, SAME BEING THE SOUTHEAST CORNER OF SAID SECTION 1 AND THE NORTHEAST CORNER OF SECTION 2, BLOCK “B2”, PUBLIC SCHOOL LAND SURVEY, IN ALL A TOTAL DISTANCE OF 10338.26 FEET TO THE PLACE OF BEGINNING.

Leased Property:

1. Facility Development and Operating Agreement dated April 15, 2010 by and between D & I Silica, LLC and The New York Susquehanna and Western Railway Corporation, as modified by that certain First Modification of Facility Development and Operating Agreement dated January 15, 2012, and as modified by that certain Second Modification of Facility Development and Operating Agreement dated January 23, 2013 (the “Binghamton Lease”), pursuant to which D & I Silica, LLC leases a certain terminal area located at The New York Susquehanna and Western Railway Corporation’s facilities in Binghamton, New York (the “Binghamton Facility”).

2. Land/Track Lease- Sidetrack Agreement (Non-Hazardous) dated September 19,2011 by and between D & I Silica, LLC and the Columbus & Ohio River Road Company (the “Dennison Lease”), pursuant to which D & I Silica, LLC leases certain land and tracks located at Railroad Milepost 90, Survey Station 2412+59, Village of Dennison, Ohio (the “Dennison Facility”).

3. Land/Track Lease- Sidetrack (Non-Hazardous) dated January 5, 2011 by and between D & I Silica, LLC and BPRR (the “Driftwood Lease”), pursuant to which D & I Silica, LLC leases certain land and tracks located at Driftwood Yard, Lauren Subdivision Milepost 109.5, Valuation Map V -24.0/1, Driftwood Borough, Pennsylvania (the “Driftwood Facility”).

4. Land/Track Lease - Sidetrack (Non-Hazardous) dated December 11, 2009 by and between D & I Silica, LLC and BPRR and as modified by that Amendment Agreement dated January 22, 2010 (the “Kittaning Lease”), pursuant to which D & I Silica, LLC leases certain land and tracks located at Kittaning Yard, Shawmut Subdivision Milepost 73.5, Valuation Map V-1/37 112, East Franklin Township, Pennsylvania (the “Kittaning Facility”).

5. Exclusive Lease for Use of Track and Property dated November 7, 2011 by and between L.W.R., Inc., Ohi-Rail Corp. and D & I Silica, LLC (the “Minerva Lease”), pursuant to which D & I Silica, LLC leases certain land and tracks located at Minerva Yard, City of Minerva, Township of Brown, Ohio (the “Minerva Facility”).

6. Terminalling Agreement dated June 17, 2011 by and between D & I Silica, LLC and Southwest Pennsylvania Railroad Company (the “Smithfield Lease”), pursuant to which D & I Silica, LLC leases certain land and tracks located at Smithfield Yard between Railroad Mile Post 79.53 and Milepost 80.73, Smithfield, Pennsylvania (the “Smithfield Facility”).

7. Industry Track Agreement dated September I, 2011 between D & I Silica, LLC and Wisconsin Central Ltd. (the “Marshfield Lease”), pursuant to which D & I Silica, LLC leases certain land located at Tracks S737 and S738 near Milepost 280.54 of Superior Subdivision, City of Marshfield, Wisconsin (the “Marshfield Facility”).

8. Letter Agreement dated May 19, 2011, between D & I Silica, LLC and Automated products Inc. (aka BKL) concerning the lease and/or purchase of a 5.22 acre parcel in Marpark Subdivision, Marshfield, WI (the “Marshfield Leased Facility”).

9. Lease Agreement, dated February 5, 2013, by and between D & I Silica, LLC and Norfolk Southern (“Norfolk Mingo Lease”), pursuant to which D & I Silica, LLC leases certain land located in Mingo Junction, Ohio (the “Mingo Facility”).

10. The Joint Venture Agreement dated August 25, 2008 by and between Industrial Waste Group, LLC and D & I Silica, LLC, as modified by that certain letter dated December 29, 2010 (the “Joint Venture Agreement”), which relates to the property in Wellsboro, Pennsylvania (the “Wellsboro Facility”). The Joint Venture Agreement is the subject of the IWG Arbitration.

11. Transload Lease Agreement dated August 30, 2010 between D & I Silica, LLC and Moen Ave LLC, as amended by (i) that undated Proposed Side Track Supplemental Agreement and (ii) Addendum to Transload Lease Agreement dated March 16, 2012 (the “Blackstone Lease”).

12. Lease dated October 15, 2013, between the Southpointe Town Center, L.P. and D & I Silica, LLC, which relates to the property located on Parcel 6 Southpointe II, 1800 Main Street, Suite 221 Canonsburg, Pennsylvania, 15317.

13. Industrial Park Lease, dated February 7, 2014, between the City of Big Spring and D & I Silica, LLC, which relates to the approximately 5 acres of land located on Big Spring Airport & Industrial Park.

14. Supplemental License Agreement, dated March 1, 2014, between Transport Handling Specialists, Inc. and D & I Silica, LLC, which relates to land located on Big Spring Airport & Industrial Park.

15. Ground Lease, dated as of September 23, 2015, by and between CIG Odessa LLC, a Texas limited liability company and D & I Silica, LLC., pursuant to which D & I Silica, LLC. leases certain land located in Ector County, Texas.

16. Ground Lease and Services Agreement, dated as of January 16, 2015, by and between ARB Niobrara Connector, LLC, a Delaware limited liability company, and D & I Silica, LLC., pursuant to which D & I Silica, LLC. leases approximately 33.514 acres of land located in Weld County, Colorado, as amended by that certain First Amendment to Ground Lease and Services Agreement dated as of April 12, 2016.

17. Lease Agreement, dated as of December 28, 2016, by and between JPM Investments, Inc., a Texas corporation, and Hi-Crush LMS LLC, pursuant to which Hi-Crush LMS LLC leases the premises located at 1509 South County Road 1309, Midland, Texas.

Schedule 4.7

Fore representations made as of the Restatement Date:

Litigation

None.

Schedule 4.10

Fore representations made as of the Restatement Date:

Environmental Condition

None.

Schedule 4.11

Fore representations made as of the Restatement Date:

Subsidiaries

D & I Silica, LLC., a Pennsylvania limited liability company

Hi-Crush Augusta Acquisition Co. LLC, a Delaware limited liability company

Hi-Crush Augusta LLC, a Delaware limited liability company

Hi-Crush Blair LLC, a Delaware limited liability company

Hi-Crush Canada Inc., a Delaware corporation

Hi-Crush Canada Distribution Corp., a company incorporated under the Business Corporations Act of the Province of British Columbia

Hi-Crush Chambers LLC, a Delaware limited liability company

Hi-Crush Finance Corp., a Delaware corporation

Hi-Crush Investments Inc., a Delaware corporation

Hi-Crush LMS LLC, a Delaware limited liability company

Hi-Crush Operating LLC, a Delaware limited liability company

Hi-Crush Permian Sand LLC, a Delaware limited liability company

Hi-Crush PODS LLC, a Delaware limited liability company

Hi-Crush Railroad LLC, a Delaware limited liability company

Hi-Crush Whitehall LLC, a Delaware limited liability company

Hi-Crush Wyeville LLC, a Delaware limited liability company

PDQ Properties LLC, a Wisconsin limited liability company

Schedule 6.1

Fore representations made as of the Restatement Date:

Existing Permitted Debt

Any obligations under that certain Purchase and Sale Agreement dated January 13, 2011, among Wildcat Companies LLC, Monroe County Land Holdings, LLC, Steven L. Stamm, Wildcat Bluff Cranberry Company, LLC, Hi-Crush Wyeville LLC, Hi-Crush Tomah LLC, and Hi-Crush Buffalo County LLC.

Schedule 6.2

Fore representations made as of the Restatement Date:

Existing Permitted Liens

All liens, rights of way, covenants, restrictions, reservations, exceptions, encroachments and obligations under that certain Amended and Restated Royalty Agreement dated as of July 1, 2015, between Everett E. Chambers, as trustee of the Everett E. Chambers Revocable Trust, and Joanne B. Chambers, as trustee of the Joanne B. Chambers Revocable Trust, and Hi-Crush Operating LLC.

Repurchase rights under that certain Purchase and Sale Agreement dated January 10, 2011, among Everett E. Chambers and Joanne B. Chambers, as sellers, and Hi-Crush Chambers LLC, as buyer.

Certain reserved rights under that certain Purchase and Sale Agreement dated January 13, 2011, among Wildcat Companies LLC, Monroe County Land Holdings, LLC, Steven L. Stamm, Wildcat Bluff Cranberry Company, LLC, Hi-Crush Wyeville LLC, Hi-Crush Tomah LLC, and Hi-Crush Buffalo County LLC.

Repurchase rights under that certain Purchase and Sale Agreement dated April 3, 2012, by and between Thomas A. Bethke, Celia J. Bethke, Michael T. Bethke, Bradley A. Bethke and Christine R. Brown, the sellers, and Hi-Crush Augusta LLC, the purchaser.

Repurchase rights, leaseback rights and rental house purchase rights under that certain Purchase and Sale Agreement dated April 4, 2012, by and between Dale and Geraldine Erdman, the sellers, and Hi-Crush Augusta LLC, the purchaser.

Repurchase rights under that certain Purchase and Sale Agreement dated May 24, 2012, by and between John Whaley, the seller, and Hi-Crush Augusta LLC, the purchaser.

Repurchase rights under that certain Vacant Land Offer to Purchase dated September 6, 2012, by and between Mary and Steve Kotschi, the sellers, and Hi-Crush Augusta LLC, the purchaser.

Repurchase rights and leaseback rights under that certain Purchase and Sale Agreement dated May 24, 2012, by and between Paul Whaley, the seller, and Hi-Crush Augusta LLC, the purchaser.

Repurchase rights and leaseback rights under that certain Purchase and Sale Agreement dated May 24, 2012, by and between John and Theresa Pettis, the seller, and Hi-Crush Augusta LLC, the purchaser.

Repurchase rights under that certain Equity Purchase Agreement dated December 11, 2014, by and among MABE Enterprises, LLC, a Wisconsin limited liability company, Gregory L. Benedict, Travis D. Matejka and Ricky D. Benedict, the sellers, and Hi-Crush Blair LLC, the purchaser.

Repurchase rights under that certain Purchase and Sale Agreement dated September 18, 2014, by and between Edward J. and Shirley J. Guza, the sellers, and Hi-Crush Blair LLC, the purchaser.

Repurchase rights under that certain Purchase and Sale Agreement dated September 18, 2014, by and between The Robert E. and Gretchen W. Chalsma Trust, the seller, and Hi-Crush Blair LLC, the purchaser.

Repurchase rights under that certain Purchase and Sale Agreement dated September 18, 2014, by and between Susan E. Storlie and Sarah Chalsma Graves, the sellers, and Hi-Crush Blair LLC, the purchaser.

Repurchase rights under that certain Purchase and Sale Agreement dated March 19, 2015, by and between David Quarne and Katherine Quarne, husband and wife, and Quarne Family LLC, a Wisconsin limited liability company (collectively, the “Seller”), and Hi-Crush Blair LLC, the purchaser.

Repurchase rights under that certain Purchase and Sale Agreement dated September 17, 2014, by and between Patricia Jo Hotchkiss, the seller, and Hi-Crush Blair LLC, the purchaser.

Repurchase rights under that certain Purchase and Sale Agreement dated September 18, 2014, by and between Richard and Shirley Miller, the sellers, and Hi-Crush Blair LLC, the purchaser.

Repurchase rights under that certain WB-11 Residential Offer to Purchase dated October 30, 2014, by and between Larry and Harriet and Rodd Hessler, the sellers, and Hi-Crush Blair LLC, the purchaser.

(1) Repurchase rights and leaseback rights under that certain Purchase and Sale Agreement, dated October 31, 2013, between Thomas Waldera, William Waldera, Derek Waldera, Philip Waldera, and Waldera Farms, the seller, and Hi-Crush Whitehall LLC, the purchaser, and (2) Lease Rights under that certain Lease Agreement, dated October 31, 2013, between Hi-Crush Whitehall LLC, as landlord, and Waldera LLC, as tenant.

Repurchase rights under that certain Purchase and Sale Agreement dated August 23, 2012, by and between Raymond and Karen Clapp and Hi-Crush Whitehall LLC.

Repurchase rights under that certain Purchase and Sale Agreement dated December 18, 2014, by and between David and Marie Clatt and Hi-Crush Whitehall LLC.

Repurchase rights under that certain WB-13 Vacant Land Offer to Purchase, dated May 7, 2014, by and among Timothy and Thomas Dascher and Hi-Crush Whitehall LLC.

Repurchase rights under that certain WB-12 Farm Offer to Purchase, dated April 24, 2014, by and among Gabe Gabriel and Hi-Crush Whitehall LLC.

Repurchase rights under that certain Post Closing Agreement dated September 30, 2013, by and between Albert D. Giemza and Hi-Crush Whitehall LLC.

Repurchase rights under that certain Purchase and Sale Agreement dated September 24, 2013, by and between Gary and Bonnie Gunderson and Hi-Crush Whitehall LLC.

Repurchase rights under that certain Purchase and Sale Agreement dated March 28, 2013, by and between Eric and Audrey Haas and Hi-Crush Whitehall LLC.

Repurchase rights under that certain Purchase and Sale Agreement dated March 28, 2013, by and between Gene Ryan and Hi-Crush Whitehall LLC.

Repurchase rights under that certain WB-12 FARM OFFER TO PURCHASE, dated September 26, 2013, by and among Jonathon and Rachel Ehrat and Hi-Crush Whitehall LLC.

Repurchase rights under that certain Purchase and Sale Agreement dated October 31, 2013, by and between Thomas Walder, William Waldera, Derek Waldera, Philip Waldera and Waldera Farms and Hi-Crush Whitehall LLC.

Schedule 6.3

Fore representations made as of the Restatement Date:

Existing Permitted Investments

Investment in joint venture, Proppants Express Investments, LLC, a Delaware limited liability company, in an amount up to $17,400,000 in exchange for Equity Interests.

Schedule 6.10

Fore representations made as of the Restatement Date:

Affiliate Transactions

Rights and obligations under that certain Underwriting Agreement, dated August 15, 2012, by and among the Borrower, Hi-Crush Proppants LLC, Hi-Crush GP LLC and the underwriters party thereto.

Rights and obligations under that certain Assignment Agreement dated August 17, 2012 by and among Hi-Crush Operating LLC, Hi-Crush Tomah LLC and Wisconsin Power and Light Company.

Rights and obligations under that certain Assignment Agreement dated August 10, 2012 by and among Hi-Crush Operating LLC, Hi-Crush Tomah LLC and Union Pacific Railroad Company.

Services provided by Hi-Crush Services LLC to Hi-Crush GP LLC and Hi-Crush Partners LP and its Subsidiaries and the reimbursement thereof pursuant to that certain Second Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners LP dated as of January 31, 2013.

Rights and obligations under that certain Omnibus Agreement dated as of August 20, 2012 among the Borrower, Hi-Crush Proppants LLC and Hi-Crush GP LLC, as amended by that certain First Amendment to Omnibus Agreement dated as of January 31, 2013 among the Borrower, Hi-Crush Proppants LLC and Hi-Crush GP LLC.

Rights and obligations under that certain Registration Rights Agreement dated as of August 20, 2012 between the Borrower and Hi-Crush Proppants LLC, as amended by that certain First Amendment to Registration Rights Agreement dated as of January 31, 2013 between the Borrower and Hi-Crush Proppants LLC.

Rights and obligations under that certain Management Services Agreement dated as of August 16, 2012 among Hi-Crush Partners LP, Hi-Crush GP LLC, and Hi-Crush Services LLC.

Rights and obligations under that certain Maintenance and Capital Spare Parts Agreement dated as of August 16, 2012 among the Borrower, Hi-Crush Proppants LLC, and Hi-Crush GP LLC.

Rights and obligations under that certain Contribution Agreement dated as of January 31, 2013 among the Borrower, Hi-Crush Proppants LLC and Hi-Crush Augusta LLC.

Rights and obligations under that certain Underwriting Agreement, dated November 13, 2013, by and among the Borrower, Hi-Crush Proppants LLC, Hi-Crush GP LLC and the underwriters party thereto.

Rights and obligations under that certain Contribution Agreement dated as of April 8, 2014 among the Borrower, Hi-Crush Proppants LLC and Hi-Crush Augusta Acquisition Co. LLC.

Rights and obligations under that certain Contribution Agreement dated as of August 9, 2016 among the Borrower and Hi-Crush Proppants LLC in respect of Equity Interests of Hi-Crush Blair LLC.

Rights and obligations under that certain Lockup and Registration Rights Agreement dated as of March 3, 2017 by and among the Borrower and each of the unitholders of the Borrower party thereto.

Rights and obligations under that certain Contribution Agreement dated as of February 23, 2017 among the Borrower, Hi-Crush Proppants LLC and Hi-Crush Augusta Acquisition Co. LLC.